Exhibit 99.10

2024 BRITISH COLUMBIA
FINANCIAL AND ECONOMIC REVIEW

84TH EDITION
APRIL 2023 – MARCH 2024

BRITISH COLUMBIA

StrongerBC
for everyone

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2024

British Columbia

Financial and Economic

Review

84th Edition

(August 2024)

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2024 Financial and Economic Review – August 2024

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Part 1 — Economic Review		1
2023 Overview		3
British Columbia Economy		4
External Trade and Commodity Prices		5
Population		8
Labour Market		8
Consumer Spending, Inflation and Wages		9
Housing		10
Tourism		12
Global Economy		12
United States		13
Canada		14
Asia		15
Europe		15
Financial Markets		15

Charts
1.1	Provincial Economic Growth	3
1.2	British Columbia Real GDP Growth by Industry	4
1.3	Composition of British Columbia GDP by Industry	5
1.4	International Export Shares by Market	6
1.5	Lumber and Natural Gas Prices	7
1.6	Housing Starts	11
1.7	Home Sales and Price	11
1.8	Visitor Entries to British Columbia	12
1.9	Global Economic Growth	13
1.10	Canadian Dollar	16

Map
1.1	Net Interprovincial and International Migration in B.C., 2023	8

Tables
1.1	British Columbia Population and Labour Market Statistics	9
1.2	British Columbia Price and Earnings Indicators	10

Topic Box
Historical Data Volatility		17

Part 2 — Financial Review	19
2023/24 Overview	20
Revenue	22
Expense	33
Provincial Capital Spending	37
Provincial Debt	48
Pension Plans	52
Contractual Rights	53
Contractual Obligations	54
2023/24 Public Accounts Audit Qualification	55

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Charts
2.1	2023/24 Deficit - Major Changes from Budget 2023	21
2.2	Revenue Changes from Budget 2023	22
2.3	Expense Changes from Budget 2023	33
2.4	Total Capital Spending by Sector	37
2.5	Capital Spending Changes from Budget 2023	39
2.6	Financing Taxpayer-Supported Capital Spending	42
2.7	Total Provincial Debt by Sector	49
2.8	Change in Ending Debt Level from Budget 2023	49
2.9	Reconciliation of Surplus/Deficit to Change in Debt	50

Tables
2.1	2023/24 Fiscal Summary	20
2.2.1	Personal Income Tax Revenue Changes from Budget 2023	22
2.2.2	Corporate Income Tax Revenue Changes from Budget 2023	23
2.2.3	Consumption Tax Revenue Changes from Budget 2023	23
2.2.4	Property Tax Revenue Changes from Budget 2023	24
2.2.5	Other Tax Revenue Changes from Budget 2023	24
2.2.6	Energy and Mineral Revenue Changes from Budget 2023	25
2.2.7	Forest Revenue Changes from Budget 2023	26
2.2.8	Other Revenue Changes from Budget 2023	27
2.2.9	Federal Government Transfer Changes from Budget 2023	27
2.3	Revenue by Source	30
2.4	Expense by Ministry, Program and Agency	31
2.5	2023/24 Operating Results by Quarter	32
2.6	Capital Spending	38
2.7	Capital Expenditure Projects Greater Than $50 Million	43
2.8	Provincial Debt Summary	48
2.9	Key Debt Indicators	51
2.10	Interprovincial Comparison of Credit Ratings, July 2024	52
2.11	Pension Plan Balances	53
2.12	Taxpayer-Supported Contractual Obligations	55

Part 3 — Supplementary Information	57
General Description of the Province	59
Constitutional Framework	60
Provincial Government	61
Annual Financial Cycle	63
Government’s Financial Statements	65

Charts
3.1	Financial Planning and Reporting Cycle Overview	64

Tables
3.1	Provincial Taxes (as of July 2024)	67
3.2	Interprovincial Comparisons of Tax Rates - 2024	73

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Appendix 1 - Economic Review Supplementary Tables		75

Tables
A1.1A	Aggregate and Labour Market Indicators	76
A1.1B	Prices, Earnings and Financial Indicators	78
A1.1C	Other Indicators	80
A1.1D	Commodity Production Indicators	82
A1.2	British Columbia Real GDP at Market Prices, Expenditure Based	84
A1.3	British Columbia GDP at Basic Prices, by Industry	86
A1.4	British Columbia GDP, Income Based	88
A1.5	Employment by Industry in British Columbia	90
A1.6	Capital Investment by Industry	91
A1.7	British Columbia International Goods Exports by Major Market and Selected Commodities, 2023	92
A1.8	British Columbia International Goods Exports by Market Area	93
A1.9	Historical Commodity Prices (in US Dollars)	94
A1.10	British Columbia Forest Sector Economic Activity Indicators	95
A1.11	Historical Value of Mineral, Petroleum and Natural Gas Shipments	96
A1.12	Petroleum and Natural Gas Activity Indicators	97
A1.13	Supply and Consumption of Electrical Energy in British Columbia	98
A1.14	Components of British Columbia Population Change	99

Appendix 2 - Financial Review Supplementary Tables		101

Tables
A2.1	Operating Statement - 2012/13 to 2023/24	103
A2.2	Statement of Financial Position - 2012/13 to 2023/24	104
A2.3	Changes in Financial Position - 2012/13 to 2023/24	105
A2.4	Revenue by Source - 2012/13 to 2023/24	106
A2.5	Revenue by Source Supplementary Information - 2012/13 to 2023/24	107
A2.6	Expense by Function - 2012/13 to 2023/24	108
A2.7	Expense by Function Supplementary Information - 2012/13 to 2023/24	109
A2.8	Full-Time Equivalents (FTEs) - 2012/13 to 2023/24	110
A2.9	Capital Spending - 2012/13 to 2023/24	111
A2.10	Provincial Debt - 2012/13 to 2023/24	112
A2.11	Provincial Debt Supplementary Information - 2012/13 to 2023/24	113
A2.12	Key Provincial Debt Indicators - 2012/13 to 2023/24	114
A2.13	Historical Operating Statement Surplus (Deficit)	115
A2.14	Historical Provincial Debt Summary	116

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Part 1

Economic Review1

1 Reflects information available as of June 27, 2024.

2024 Financial and Economic Review – August 2024

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Part 1 – Economic Review

2023 Overview

Following two years of strong growth, economic activity in British Columbia, like other provinces, expanded at a slower pace in 2023. Last year the B.C. economy faced the continued impact of high interest rates and inflationary pressures, slowing domestic and global demand, as well as climate-related disruptions.

Statistics Canada published 2023 real dollar GDP by industry at basic prices in the preliminary release of its Provincial Economic Accounts in May 2024. The following analysis refers to these real GDP figures, as opposed to the commonly reported income and expenditure market prices data released late in the year.2

In 2023, B.C.’s real GDP growth of 1.6 per cent ranked second highest among provinces (tied with Saskatchewan and Ontario) and outperformed the national average. B.C.’s economy expanded at a slower pace last year than the 3.9 per cent gain in 2022, which was supported by the pandemic recovery.

Chart 1.1 Provincial Economic Growth

Sources: Statistics Canada (Tables 36-10-0402-01 and 36-10-0434-03 – May 2024 Preliminary Industry Accounts)

In 2023, B.C. employment increased by 1.6 per cent, supported by high immigration, while wages and salaries rose by 7.1 per cent. Home construction reached a record high in 2023 despite high interest rates and construction costs and labour shortages. At the same time, home sales fell by 9.2 per cent and the average home sale price decreased by 2.6 per cent as markets adjusted to high mortgage rates.

[2]	Provincial and national real GDP by industry estimates are based on Statistics Canada’s preliminary industry accounts, released in May 2024. Further information on British Columbia’s economic performance is expected to be available in November 2024, when Statistics Canada releases revised GDP by industry data for 2023 and previous years, together with the full income and expenditure accounts for 2023.

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Part 1 – Economic Review

Consumer spending on goods edged down 0.1 per cent in 2023, while supplementary data showed that consumer spending on services continued to recover. Price pressures in B.C. moderated across a broad range of goods and services but remained elevated in 2023. Overall, B.C.’s inflation rate averaged 3.9 per cent last year, down from 6.9 per cent in 2022. Meanwhile, weaker demand and lower commodity prices led to a 13.5 per cent decline in B.C.’s goods exports relative to 2022.

British Columbia Economy

B.C.’s real GDP grew by 1.6 per cent in 2023, driven by B.C.’s service-producing industries while activity in goods-producing industries decreased compared to the previous year.

Service-producing industries grew by 2.4 per cent in 2023, supported by strong population growth. The service sector experienced broad-based annual gains, led by real estate, rental and leasing (+2.8 per cent) and professional, scientific and technical services (+4.7 per cent). The transportation and warehousing (+5.7 per cent), public administration (+4.8 per cent), and health care and social assistance (+3.6 per cent) sectors also contributed to overall growth, while the largest decline occurred in wholesale and retail trade (-1.5 per cent). Service-producing industries that were heavily affected by COVID-19 related disruptions continued to recover in 2023, with all major sectors surpassing pre-pandemic levels except for accommodation and food services, and transportation and warehousing.

B.C.’s goods-producing industries decreased by 0.8 per cent in 2023, following two years of solid growth. In 2023, activity declined in B.C.’s manufacturing (-4.6 per cent); utilities (-9.2 per cent); and agriculture, forestry, fishing and hunting (-6.5 per cent) sectors. Meanwhile, mining, quarrying and oil and gas extraction (+4.7 per cent) and construction (+1.8 per cent) activities contributed to annual economic growth.

Chart 1.2 British Columbia Real GDP Growth by Industry

Source: Statistics Canada (Table 36-10-0402-01 – May 2024 Preliminary Industry Accounts)

Note: Other includes industries such as transportation and warehousing, educational services, and professional, scientific and technical services

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In 2023, service-producing industries accounted for 76.2 per cent of B.C.’s economy and goods-producing industries represented 23.8 per cent. The real estate and rental and leasing sector formed the largest share of the service-producing industries, followed by wholesale and retail trade. The construction industry continued to make up the largest share of the goods-producing industries, followed by the manufacturing sector.

Chart 1.3 Composition of British Columbia GDP by Industry

Source: Statistics Canada (Table 36-10-0400-01 – May 2024 Preliminary Industry Accounts)

(numbers may not add to 100 per cent due to rounding)

External Trade and Commodity Prices

Exports by destination:

Lower prices for key commodities in 2023 contributed to a decline in B.C. merchandise exports. In addition, exports leaving B.C. ports were affected by a labour relations dispute in July 2023. B.C. merchandise exports to the U.S. and China (B.C.’s two largest international trading partners) declined in 2023, while exports to Japan and the European Union saw moderate increases. Overall, B.C. goods exports declined by 13.5 per cent last year compared to 2022.

B.C.’s merchandise exports to the U.S. fell by 18.3 per cent in 2023 compared to 2022, following two years of strong growth. The annual decline largely reflected a 32.4 per cent decrease in energy products (primarily natural gas) as well as a 32.0 per cent decrease in wood products (primarily softwood lumber). Meanwhile, exports of machinery and equipment to the U.S. increased for a third consecutive year, up 15.2 per cent in 2023 compared to 2022.

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Part 1 – Economic Review

B.C.’s goods exports to China decreased by 6.5 per cent in 2023, largely due to declines in exports of energy products (-14.0 per cent) and pulp and paper products (-11.3 per cent). Meanwhile, B.C.’s goods exports to Japan increased by 3.5 per cent in 2023, following two years of double-digit growth. In 2023, gains in goods exports to Japan were concentrated in energy products (+31.4 per cent), while exports of wood products declined by 30.8 per cent.

Appendix Tables A1.7 and A1.8 provide further detail on exports by major market and commodity groups.

In 2023, the share of B.C.’s international merchandise exports destined to the U.S. averaged 54.3 per cent, down from 57.5 per cent in 2022. Exports to China accounted for 14.1 per cent in 2023, up from 13.1 per cent in 2022, while exports to Japan represented 11.1 per cent, up from 9.3 per cent in 2022.

Chart 1.4 International Export Shares by Market

Source: BC Stats – accessed June 2024

Note: Other Asia includes Hong Kong, Taiwan, South Korea and India

(numbers may not add to 100 per cent due to rounding)

Exports by commodity and prices:

In 2023, the decline in B.C. merchandise exports largely reflected an 18.9 per cent decrease in exports of energy products (primarily natural gas and coal) as well as a 31.1 per cent decrease in wood products exports (primarily softwood lumber). Meanwhile, exports of machinery and equipment increased by 9.5 per cent in 2023 compared to 2022.

Energy prices eased in 2023 from the elevated levels seen in 2022 following Russia’s invasion of Ukraine. In addition, tight monetary policy and global recession concerns weighed on oil prices in 2023. The West Texas Intermediate (WTI) price averaged $77.6 US/barrel in 2023, down 18.1 per cent from 2022. Meanwhile, the plant inlet price of natural gas averaged $1.77 C/GJ in 2023, down 56.9 per cent from 2022, reflecting higher supply, slowing global economic activity and weaker demand due to mild winter weather in North America. Similarly, the annual average price for metallurgical coal fell by 19.9 per cent in 2023 compared to 2022.

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High interest rates also weighed on U.S. construction activity, reducing demand for B.C. lumber in 2023. The price of Western spruce-pine-fir (SPF) 2x4 averaged $398 US/000 board feet in 2023, which was 51.1 per cent below the elevated levels observed in 2022.

The effects of slower global economic activity on industrial metal and mineral prices were mixed. In 2023, molybdenum, gold, and silver experienced strong price growth compared to the previous year. Meanwhile, prices for copper and zinc were lower compared to 2022 and the price for lead was relatively unchanged.

Chart 1.5 Lumber and Natural Gas Prices

Sources: Ministry of Forests; Ministry of Energy, Mines and Low Carbon Innovation.

Exports of services:

Supplementary tourism data for 2023 suggested that B.C.’s nominal international exports of services continued to recover from a sharp decline in 2020. At the national level, Canadian exports of services experienced strong growth in 2023.

Manufacturing shipments:

Like merchandise exports, B.C.’s manufacturing sector was affected by lower commodity prices and the port labour relations dispute, with disruptions to the supply of raw materials as well as transportation. Overall in 2023, the nominal value of B.C.’s manufacturing shipments fell by 5.4 per cent compared to 2022, largely due to a sharp decline in shipments of wood products (-26.8 per cent), which outweighed relatively broad-based gains across other industries.

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Part 1 – Economic Review

Population

B.C. saw strong population growth in 2023 due to a record level of international migration. B.C.’s population on July 1, 2023 was 5.519 million people, an increase of 3.0 per cent from the same date in 2022 and the fastest growth rate since 1994. In 2023, net international migration rose by 190,242 persons, reflecting higher immigration targets for permanent residents introduced by the federal government and an expansion of federal immigration programs for temporary residents. Meanwhile, net interprovincial migration to B.C. declined (-8,624 persons) for the first time since 2012, largely due to out-migration to Alberta. Overall, B.C. welcomed a total of 181,618 net migrants in 2023, surpassing 2022’s previous record-setting year. At the same time, B.C. saw a small natural decline (total births minus deaths) in 2023, which subtracted from the province’s population count for a third consecutive year.

Map 1.1 Net Interprovincial and International Migration in B.C., 2023

Source: BC Stats

Labour Market

B.C.’s labour market experienced moderate gains in 2023, following two years of strong job growth. Employment grew by 43,900 jobs (+1.6 per cent) in 2023, with most of the expansion observed in the second half of the year. The composition of jobs improved, with 49,500 net new full-time jobs offsetting a decline of 5,600 part-time jobs. The annual increase in net new-full time jobs showed continued employment growth among women, who accounted for 56.6 per cent of those jobs. The number of jobs created was balanced between the public sector (+26,100 jobs) and self-employment (+24,000 jobs) while private sector employment declined (-6,300 jobs).

Employment gains in 2023 were mainly driven by growth in the services-producing sector (+53,200 jobs), led by educational services (+16,600 jobs); finance, insurance, real estate, rental and leasing (+11,600 jobs) and accommodation and food services (+9,200 jobs). Meanwhile, employment in the goods sector was lower than the previous year (-9,200 jobs), largely reflecting a decline in manufacturing (-12,300 jobs).

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Despite continued employment growth overall, the recovery from the pandemic has been uneven across industries. December 2023 data showed that employment remained below pre-pandemic (February 2020) levels in business, building, and other support services (-34,100 jobs); construction (-32,200 jobs); accommodation and food services (-19,500 jobs); and agriculture (-1,100 jobs).

B.C.’s labour force expanded by 2.2 per cent in 2023, up from 1.0 per cent growth in 2022. Labour force expansion was driven by more landed immigrants looking for jobs last year (+2.5 per cent), which exceeded growth among those born in Canada (+0.5 per cent). B.C.’s labour force participation rate edged up to 65.2 per cent in 2023 from 65.1 per cent in 2022. While the labour force participation rate for the prime-age group has surpassed its pre-pandemic five-year average, the labour force participation rate among the 55+ years age group has declined. An aging workforce poses challenges for labour markets in B.C. and across the country.

B.C.’s unemployment rate has risen from the historical lows observed in 2022, with labour force expansion outpacing job gains in 2023. B.C.’s unemployment rate averaged 5.2 per cent in 2023, up from 4.6 per cent in 2022. Meanwhile, job vacancies in the province have been easing. The province’s job vacancy rate reached 4.4 per cent in December 2023, down from its peak of 7.2 per cent in December 2021.

Appendix Table A1.5 provides more details on employment by sector and subsectors.

Table 1.1 British Columbia Population and Labour Market Statistics

	Units	2019	2020	2021	2022	2023
Population (as of July 1)	(thousands)	5,111	5,176	5,227	5,356	5,519
	(% change)	1.8	1.3	1.0	2.5	3.0
Net Migration
International	(persons)	70,859	(3,155)	73,863	142,231	190,242
Interprovincial	(persons)	14,265	19,310	31,047	6,515	(8,624)
Labour Force	(thousands)	2,813	2,761	2,852	2,881	2,944
	(% change)	2.9	(1.9)	3.3	1.0	2.2
Employment	(thousands)	2,678	2,509	2,664	2,748	2,792
	(% change)	2.7	(6.3)	6.2	3.2	1.6
Unemployment Rate	(%)	4.8	9.1	6.6	4.6	5.2

Sources: Statistics Canada (Tables 17-10-0005-01, 17-10-0040-01, 17-10-0020-01, 14-10-0023-01 - accessed June 2024)

Consumer Spending, Inflation and Wages

Consumer spending on goods edged down 0.1 per cent in 2023, following 3.1 per cent growth in 2022. Further, Statistics Canada reported that the port labour relations dispute in B.C. impacted retailers through the summer of 2023. The pull back in nominal retail trade coupled with elevated inflation indicates that the volume of retail trade also declined last year as higher interest rates reduced consumer’s purchasing power. In 2023, lower retail sales were concentrated in four of nine subsectors including gasoline stations (-9.2 per cent); building material and garden equipment and supplies dealers (-14.5 per cent); sporting goods, hobby, book and music retailers (-10.9 per cent) and furniture, home furnishing, electronics and appliances stores (-5.4 per cent). Meanwhile, annual sales growth was led by health and personal care stores (+11.4 per cent), clothing and accessories stores (+10.4 per cent), and general merchandise retailers (+5.7 per cent).

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Part 1 – Economic Review

While retail trade data offers detailed information on consumer spending on goods, there is a lack of timely comprehensive data for consumer spending on services at the provincial level. National data shows that household spending on services grew by 2.7 per cent on a real basis and by 6.9 per cent on a nominal basis in 2023. In B.C., nominal sales at food services and drinking places, a component of the service sector, continued to improve in 2023, up 10.4 per cent compared to 2022, partly reflecting higher prices.

In 2023, price pressures in B.C. moderated among a broad number of goods and services but remained elevated. B.C.’s Consumer Price Index (CPI) inflation rate averaged 3.9 per cent in 2023, down from 6.9 per cent in 2022, partly due to lower gasoline prices. Annual price growth was led by shelter (+5.7 per cent) and food (+7.1 per cent). Higher shelter prices reflected faster growth for mortgage costs as financing was initiated or renewed at higher borrowing rates, while strong immigration and rising homeownership costs for potential homebuyers added upward pressure on rental demand. At the same time, grocery price growth (+7.5 per cent) eased somewhat compared to 2022 but remained elevated and prices for food purchased from restaurants rose at the fastest pace since 1991.

Wages in B.C. continued to rise in 2023 as employers faced labour shortages despite some improvement in job vacancies across most sectors compared to the previous year. Employee compensation (aggregate wages, salaries, and employers’ social contributions) increased by 7.2 per cent in 2023 following 9.7 per cent growth in 2022, reflecting gains in both jobs and wages. The average weekly wage rate increased by 6.2 per cent in 2023 compared to 2022, rising faster than the consumer price index for B.C.

Table 1.2 British Columbia Price and Earnings Indicators

	Units	2019	2020	2021	2022	2023
Consumer Price Index	(2002=100)	131.4	132.4	136.1	145.5	151.2
	(% change)	2.3	0.8	2.8	6.9	3.9
Average Weekly Wage Rate	($)	1,021	1,094	1,137	1,191	1,265
	(% change)	2.0	7.1	3.9	4.8	6.2
Compensation of Employees [1,2]	($ millions)	152,568	152,704	172,036	188,707	202,207
	(% change)	5.6	0.1	12.7	9.7	7.2
Primary Household Income [1]	($ millions)	218,490	218,224	240,702	262,498	n/a
	(% change)	7.0	(0.1)	10.3	9.1	n/a
Net Operating Surplus (Corporations) [1]	($ millions)	29,607	36,139	48,809	53,368	n/a
	(% change)	(13.3)	22.1	35.1	9.3	n/a

[1]	As of November 2023 Provincial Economic Accounts
[2]	Component of income-based GDP, including wages, salaries and employers’ social contributions earned in B.C. by residents and non-residents of the province. 2023 value for compensation of employees is from Statistics Canada Table 36-10-0205-01. Sources: Statistics Canada (Tables 18-10-0005-01, 14-10-0064-01, 36-10-0221-01, 36-10-0205-01, 36-10-0224-01 - accessed June 2024)

Sources: Statistics Canada (Tables 18-10-0005-01, 14-10-0064-01, 36-10-0221-01, 36-10-0205-01, 36-10-0224-01 – accessed June 2024)

Housing

B.C. home construction activity strengthened in 2023. Housing starts totaled 50,490 units in 2023, the province’s highest annual pace on record and up 8.1 per cent compared to 2022. Among segments, multi-family housing starts rose by 18.2 per cent and single-family housing starts declined by 29.7 per cent. All major Census Metropolitan Areas (CMA) in B.C. saw growth in homes under construction in 2023. However, home completions were mixed, with large annual gains reported in Victoria and Abbotsford while declines occurred in the Vancouver and Kelowna CMAs compared to 2022.

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Meanwhile, the value of B.C. residential building permits (a leading indicator of potential new housing activity) decreased by 11.1 per cent compared to 2022, following strong growth in the previous two years.

Chart 1.6 Housing Starts

    Sources: Canada Mortgage and Housing Corporation; Haver Analytics

High interest rates continued to weigh on home sales activity last year, which saw MLS home sales in B.C. fall to the lowest level in a decade. In 2023, MLS home sales declined by 9.2 per cent compared to 2022 while the MLS average home sale price was 2.6 per cent lower than 2022. Sales activity decreased in nearly every region in 2023, including large markets such as Greater Vancouver (-10.0 per cent), Okanagan Mainline (-16.0 per cent), Fraser Valley (-4.1 per cent) and Victoria (-8.7 per cent). In 2023, weaker home sales contributed to declines in MLS composite benchmark house prices (which incorporate benchmark attributes by dwelling type) across regional markets including the Fraser Valley (-9.8 per cent), Vancouver Island (-6.2 per cent), Victoria (-6.3 per cent), Okanagan Valley (-4.4 per cent) and Greater Vancouver (-2.7 per cent).

Chart 1.7 Home Sales and Price

     Sources: Canadian Real Estate Association; Haver Analytics

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Part 1 – Economic Review

Tourism

B.C.’s tourism sector continued to expand in 2023. The number of international non-resident travellers visiting B.C. gradually increased throughout the year. Overall, the number of international travellers rose by 50.4 per cent compared to 2022. In 2023, the number of U.S. travellers increased by 48.3 per cent and the number of non-U.S. travellers increased by 58.6 per cent compared to the previous year. The ongoing recovery in visitor numbers has brought the level of international travellers entering B.C. closer to pre-pandemic levels.

Chart 1.8 Visitor Entries to British Columbia

Sources: Statistics Canada; Haver Analytics

Global Economy

The global economy eased in 2023, partly due to the cooling effects of high interest rates on demand. The International Monetary Fund estimates that global real GDP advanced by 3.2 per cent in 2023, down from 3.5 per cent growth in the previous year. By the second half of 2023, the rate of inflation had decreased significantly in many countries due to rising interest rates, falling energy prices, and improved supply chains compared to 2022. This deceleration led several central banks, including the Bank of Canada, the Federal Reserve, and the European Central Bank, to pause interest rate increases.

In 2023, the U.S. economy strengthened despite weaker global demand, driven by robust consumer and government spending. U.S. real GDP grew by 2.5 per cent last year, up from 1.9 per cent growth in 2022. Conversely, Canadian economic growth eased to 1.2 per cent in 2023, down from 3.8 per cent in 2022.

Overseas, China reported economic growth of 5.2 per cent last year, up from 3.0 per cent growth in 2022 but still below the pace of economic output observed prior to the onset of the pandemic. Japan’s economy grew by 1.9 per cent last year, up from 1.0 per cent growth in 2022. Meanwhile, euro zone real GDP growth slowed to 0.6 per cent in 2023 from 3.5 per cent growth in 2022.

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Chart 1.9 Global Economic Growth

Sources: International Monetary Fund (April 2024); Haver Analytics

United States

The U.S. economy steadily expanded throughout 2023. Nearly all major components of real GDP saw gains, supported by higher consumption of services and government spending. Export activity picked up in the second half of 2023 while business investment slowed amid tighter financial conditions. Overall, U.S. real GDP increased by 2.5 per cent in 2023, up from 1.9 per cent growth in 2022.

The U.S. labour market continued to grow in 2023, although at a slower pace than the prior year. U.S. employment was 2.3 per cent higher in 2023 compared to 2022 and the unemployment rate averaged 3.6 per cent, down from 3.7 per cent. Meanwhile, the annual labour force participation rate increased by 0.4 percentage points in 2023, with 62.6 per cent of Americans eligible to work participating in the labour market last year.

High interest rates continued to weigh on U.S. housing market activity in 2023. New housing construction fell for a second consecutive year, down 8.5 per cent compared to 2022, and totalled 1.42 million units for the year. Sales of existing homes fell by 18.7 per cent in 2023 compared to 2022, while sales of new single-family homes rose by 3.9 per cent. Last year the median sales price for existing homes increased by 1.0 per cent and the median sales price for new single-family homes decreased by 1.4 per cent compared to 2022.

The U.S. current account deficit (the combined balances of trade in goods and services income, and net unilateral current transfers) decreased to $US 905.4 billion in 2023 from $US 1,012.1 billion in 2022. As a share of nominal U.S. GDP, the current account deficit averaged -3.3 per cent in 2023.

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Part 1 – Economic Review

Canada

The Canadian economy expanded by 1.2 per cent in 2023, following growth of 3.8 per cent in 2022. The increase in Canadian real GDP was led by gains in exports of goods and services, household consumption (primarily services), and government spending. Gains were partly offset by a decline in inventories, continued weakness in business investment (primarily residential investment), and higher imports of services.

The Canadian labour market continued to grow throughout 2023, supported by strong population growth. Employment rose by 2.4 per cent last year, adding 477,900 jobs compared to 2022. However, employment in accommodation and food services; business, building and other support services; and the agriculture sector had not yet returned to pre-pandemic levels by the end of 2023. Meanwhile, the national unemployment rate averaged 5.4 per cent in 2023, up 0.1 percentage points from the previous year’s record annual low.

High interest rates continued to slow Canadian housing market activity last year. In 2023, Canadian total MLS home sales experienced double-digit declines for a second consecutive year, down by 11.2 per cent compared to 2022. Reduced demand led to a 3.6 per cent decrease in the national average home sale price in 2023, the first annual decline since 2018. Meanwhile, Canadian housing starts fell by 8.2 per cent last year following a 3.4 per cent decline in 2022, reflecting lower single-family and multi-family unit construction. In addition, the value of residential building permits fell by 7.9 per cent compared to 2022, following annual growth of 2.6 per cent in the previous year.

Consumer price inflation in Canada eased in 2023, partly due to lower energy prices, but remained above the Bank of Canada’s target range. On an annual basis, Canadian consumer prices rose by 3.9 per cent in 2023, down from 6.8 per cent growth in 2022. Slower inflation contributed to weaker nominal retail sales growth of 1.9 per cent in 2023 following 8.3 per cent annual sales growth in 2022 amid high inflation. In 2023, sales at motor vehicles and parts dealers (+7.7 per cent), food and beverage stores (+3.7 per cent), and health and personal care retailers (+8.7 per cent) were the primary contributors to annual growth. The largest decline occurred in sales at gas stations (-12.3 per cent), partly reflecting slower price growth compared to 2022.

Canadian nominal goods exports fell last year amid lower global commodity prices. In 2023, nominal goods exports decreased by 2.2 per cent compared to 2022, mainly due to declines in exports of energy products and forestry products and building and packaging materials. In contrast, exports of services experienced strong growth, rising by 13.8 per cent compared to 2022, driven by higher exports of travel services and commercial services.

Canada’s current account deficit increased to $21.0 billion in 2023, up $10.7 billion compared with 2022, largely due to the trade in goods balance shifting from a surplus to a deficit. As a share of nominal Canadian GDP, the current account deficit averaged -0.7 per cent in 2023 compared to an average of -0.4 per cent in 2022.

14 |	2024 Financial and Economic Review – August 2024

Part 1 – Economic Review

Asia

China’s economy experienced mixed results in 2023 reflecting the ongoing downturn in the property sector and muted consumer spending. Efforts by the government to revive the property sector included measures to reduce mortgage rates and increase infrastructure investments. However, housing investment, home sales and prices remained weak last year. In contrast, growth in industrial production, particularly in manufacturing and mining, strengthened in the second half of 2023. Overall, China’s real GDP increased by 5.2 per cent in 2023, following growth of 3.0 per cent in 2022, which was the slowest growth observed in nearly 50 years excluding the pandemic.

In Japan, pandemic-related restrictions were lifted at the beginning of 2023, resulting in a temporary rebound in consumer spending in the first half of the year. While increased demand in the service sector led to higher profits for businesses, Japan experienced negative net exports of goods in 2023 amid weaker foreign demand. Overall, Japan’s real GDP increased by 1.9 per cent in 2023, up from 1.0 per cent growth in the previous year.

Europe

Slowing global demand, energy market volatility and geopolitical tensions weighed on economic momentum in the euro zone last year. In addition, high interest rates reduced private consumption and corporate investment. The partial withdrawal of fiscal support also weighed on economic growth. Overall, the euro zone economy increased by 0.6 per cent in 2023 compared to 2022, down from 3.5 per cent growth in the previous year. In 2023, euro zone economic growth was led by Spain, France and Italy, while Germany, the euro zone’s largest economy, reported a slight contraction.

Financial Markets

The Federal Reserve (the Fed) and the Bank of Canada (BoC) along with other central banks, continued to raise interest rates last year to address persistent elevated global inflation, although at a slower pace than in 2022.

The target range for the U.S. federal funds rate started 2023 at 4.25 to 4.50 per cent, well above the 0.00 to 0.25 per cent range at the beginning of 2022. The Fed introduced a series of 0.25 percentage point (pp) increases in its first three meetings in 2023, to reach a target range of 5.00 to 5.25 per cent in May. After pausing in June, the Fed increased rates by another 0.25 pp in July, bringing the target range up to 5.25 to 5.50 per cent, where it remained for the balance of 2023. At the same time, the Fed continued its commitment to reducing its holdings of Treasury securities, and agency debt and mortgage-backed securities.

In comparison, the Bank of Canada started the year by increasing its target for the overnight interest rate by 0.25 pp to reach 4.50 per cent in January 2023. The BoC held the overnight rate steady at subsequent meetings held in March and April, while emphasizing the importance of assessing the impact of previous interest rate increases on inflation given the lagged effect of monetary policy. Persistent price pressures and robust consumer spending prompted further rate hikes of 0.25 pp in June and July, bringing the overnight rate to 5.00 per cent before pausing for the remainder of 2023 amid diminishing excess demand, a slowdown in economic activity, and some easing of inflationary pressures.

2024 Financial and Economic Review – August 2024	| 15

Part 1 – Economic Review

The Canadian dollar’s exchange rate versus the US dollar was relatively stable in 2023, primarily guided by the interest rate and economic activity differentials between the two countries. This trend marked a shift from the volatility experienced in recent years when investors sought safe haven assets such as the US dollar amid the onset of evolving geopolitical tensions and uncertainty around global inflationary pressures. While the loonie strengthened towards the end of last year, it averaged 74.1 US cents in 2023 overall, down from 76.8 US cents in 2022.

Chart 1.10 Canadian Dollar

   Source: Bank of Canada – accessed April 2024.

16 |	2024 Financial and Economic Review – August 2024

Part 1 – Economic Review

Historical Data Volatility

Individual economic variables have unique characteristics. An important characteristic from a budgeting and planning perspective is the historical data volatility of a variable. Typically, variables that are more volatile over history are more difficult to forecast than variables that are more stable. This topic box summarizes the volatility of historical data from 1981 to 2022. Economic variables were relatively more volatile in 2020 and 2021, reflecting the impact of the COVID-19 pandemic.

One of the most common measurements of data volatility is the standard deviation, which is frequently reported by agencies such as Statistics Canada and the Bank of Canada. Generally, the standard deviation of a variable measures how far the individual data points are from the average (mean) of all the data points in the series on an absolute basis (that is, without regard to whether each data point is above or below the average).

If a variable’s data points are generally close to the average, then the standard deviation will be relatively low (meaning that the variable is relatively stable). An example of a relatively stable variable is presented in Chart 1, which displays the annual growth rate of B.C.’s population.

Chart 1 – An Example of Historical Data Stability

Conversely, if a variable’s data points are generally spread out from the average, then the variable will have a relatively high standard deviation (meaning that the variable is relatively volatile). The annual growth rate of the natural gas price in Chart 2 is an example of a relatively volatile variable.

Chart 2 – An Example of Historical Data Volatility

The standard deviations and averages of selected key economic variables’ growth rates over different time periods are presented in Table 1. For instance, B.C. real GDP growth had a standard deviation of 2.5 percentage points and an average of 2.8 per cent from 2013 to 2022. This means that growth rates between 0.3 and 5.3 per cent are within one standard deviation of the average annual real GDP growth rate of 2.8 per cent over this period.

Standard deviations can vary widely across indicators and time. Variables such as the natural gas price and net operating surplus of corporations were relatively volatile from 2013 to 2022, while variables such as population and the consumer price index were relatively stable (see Chart 3). Meanwhile, some variables like the price of natural gas have become more volatile over time, whereas other variables like population have become more stable (see Table 1).

Chart 3 – Recent Data Volatility

The Ministry of Finance manages the uncertainty associated with data volatility by incorporating prudence in the Province’s budget and fiscal plan.

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Part 1 – Economic Review

Table 1 – Data Volatility

Standard deviations and averages of growth rates of selected B.C. economic variables and prices

	1982-2022		2003-2022		2013-2022
		Standard		Standard		Standard
		Deviation		Deviation		Deviation
All figures are based on the annual per cent	Average[2]	(percentage	Average[2]	(percentage	Average[2]	(percentage
change of calendar year data[1]	(%)	points)	(%)	points)	(%)	points)
Real GDP	2.6	2.5	2.7	2.3	2.8	2.5
Nominal GDP	5.4	3.5	5.3	4.1	6.0	4.6
Nominal consumption	5.5	2.4	4.9	2.7	5.0	3.5
Nominal business investment	5.6	9.2	7.5	7.6	7.3	6.5
Nominal residential home sales	11.8	24.1	9.8	23.4	12.0	27.8
Nominal household income	5.3	2.5	4.9	2.1	5.2	1.3
Nominal compensation of employees	5.0	3.0	4.9	3.3	5.6	3.5
Nominal net operating surplus of corporations	11.3	29.9	8.1	16.8	9.6	15.5
Consumer price index	2.6	2.0	1.9	1.4	2.2	1.9
Exchange rate	-0.1	5.4	1.1	6.5	-2.5	5.4
Copper price	6.4	24.5	12.3	29.0	2.7	21.2
Natural gas price	9.7	40.8	11.5	49.8	24.6	59.0
Pulp price	3.9	21.2	6.2	18.7	5.3	20.7
SPF 2x4 price	5.8	22.5	9.2	25.8	13.7	28.1
Housing starts	3.2	23.1	6.6	22.8	6.3	14.7
Population	1.6	0.7	1.3	0.5	1.6	0.4

1 Calendar and fiscal year data yield similar data volatility results

2 Measured as the mean

Sources: Statistics Canada; Haver Analytics; Ministry of Energy, Mines & Low Carbon Innovation; Ministry of Forests; The Canadian Real Estate Association;

Canada Mortgage and Housing Corporation; Ministry of Finance calculations

18 |	2024 Financial and Economic Review – August 2024

PART 2

FINANCIAL REVIEW

2024 Financial and Economic Review – August 2024

Part 2 – Financial Review

2023/24 Overview

Table 2.1 2023/24 Fiscal Summary

	2023/24			Actual
($ millions)	Budget	Actual	Variance	2022/23 [1]
Revenue	77,690	79,623	1,933	81,790
Expense	(80,206)	(84,060)	(3,854)	(79,344)
Pandemic Recovery Contingencies	(1,000)	(598)	402	(1,490)
Forecast allowance	(700)	-	700	-
Surplus (Deficit)	(4,216)	(5,035)	(819)	956
Capital spending:
Taxpayer-supported capital spending	11,813	8,772	(3,041)	6,755
Self-supported capital spending	4,027	4,584	557	4,165
Total capital spending	15,840	13,356	(2,484)	10,920
Provincial Debt:
Taxpayer-supported debt	75,617	75,402	(215)	59,888
Self-supported debt	31,607	32,060	453	29,492
Total debt (including forecast allowance)	107,924	107,462	(462)	89,380
Key debt affordability metrics:
Taxpayer-supported debt-to-GDP ratio	18.9%	18.5%	-0.4%	15.2%
Taxpayer-supported debt-to-revenue ratio	100.1%	97.9%	-2.2%	74.3%

[1]	Figures have been restated to reflect government accounting policies in effect at March 31, 2024, and the impact of Statistics Canada’s historical data revisions of economic growth.

The provincial government ended the 2023/24 fiscal year with a deficit of $5.0 billion, $819 million higher than Budget 2023. (See Table 2.5 for detailed quarterly changes to the forecast.)

Revenue totalled $79.6 billion in 2023/24, $1.9 billion higher than the Budget 2023 projection. Higher revenues were recorded in taxation, investment earnings, miscellaneous sources and commercial Crown corporations’ net incomes, partly offset by lower natural resources revenues and federal government transfers. (See Revenue section for further details.)

Total government expenses were $3.4 billion higher than Budget 2023 due mainly to fire and emergency management costs, compensation increases under the Shared Recovery Mandate, and funding for various housing and shelter initiatives using statutory spending authorization. (See Expense section for further details.)

Taxpayer-supported capital spending on hospitals, schools, post-secondary institutions, transportation infrastructure, social housing and other projects totalled $8.8 billion, $3 billion less than Budget 2023 due to changes in the timing of projects across the sectors.

Self-supported capital spending of $4.6 billion was $557 million higher than budget mainly in power generation and transmission projects. (See Capital section for further details.)

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Part 2 - Financial Review

Chart 2.1  2023/24 Deficit – Major Changes from Budget 2023

Decline of $819 million

$ millions

Taxpayer-supported debt ended the year at $75.4 billion, which is $215 million lower than forecast in Budget 2023 mainly due to impacts of lower opening balance and lower capital spending. Self-supported debt was $32.1 billion, $453 million higher than budget mainly reflecting higher power generation and transmission projects. (See Provincial Debt section for further details.)

Financial information in this publication, including this chapter and Appendix 2, is sourced from the government’s 2023/24 Public Accounts.

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Part 2 - Financial Review

Revenue

Revenue totalled $79.6 billion in 2023/24, $1.9 billion higher than the Budget 2023 projection and down 2.6 per cent from 2022/23. Compared to budget, higher revenues were recorded in taxation, investment earnings, miscellaneous sources, federal government transfers and commercial Crown corporations’ net incomes, partly offset by lower natural resources revenues.

Changes of the major revenue components from Budget 2023 are outlined as follows.

Chart 2.2  Revenue Changes from Budget 2023

Total revenue increased by $1,933 million

$ millions

Income Tax Revenue

Personal income tax revenue was up $490 million mainly due to the effects of stronger 2022 tax assessments and improved 2023 household income compared to what was reported in 2022/23. In 2022, B.C. household income increased 6.8 per cent while total tax returns increased 3.9 per cent, mainly reflecting strong employment incomes, taxable income, and number of taxfilers offset by declines in capital gains income and relatively flat investment incomes from middle to higher income earning individuals, resulting in a one-time revenue gain of $608 million. This improvement was partially offset by $118 million decrease due to the carry-forward impacts of the lower 2022 tax returns on 2023/24 base revenue compared to budget assumptions.

Table 2.2.1 Personal Income Tax Revenue Changes from Budget 2023

	Revenue				Public	Public
	changes	Indicators		Budget	Accounts	Accounts
	($ millions)	(annual percent change)		2023	2022/23	2023/24
Prior year adjustment - mainly stronger 2022 tax returns compared to what was recorded in 2022/23 Public Accounts	608	Household income	2022	7.1%	7.1%	6.8%
			2023	6.1%	6.1%	6.9%[1]
			2024	4.3%	4.3%	4.4	% [1]

Carry-forward impacts of the lower 2022 tax returns and taxable income compared to budget assumptions	(118)	B.C taxable income	2022	6.2%	2.5%	4.3%
	490		2023	6.0%	5.9%	6.0%
			2024	4.3%	4.3%	4.7%
		[1] Budget 2024 forecast

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Part 2 – Financial Review

Corporate income tax revenue was up $147 million mainly due to higher entitlement of prior year partially offset by lower 2023 instalment payments from the federal government. The prior years’ final settlement payment relating to 2022 tax year resulted in a $1,329 million increase mainly reflecting the change in timing of revenue recognition using the preliminary 2022 tax assessment information at 2022/23 Public Accounts. In 2022, B.C. taxable income increased 3.3 per cent compared to the 9.3 per cent annual increase in the net operating surplus of B.C. corporations. This increase was partly offset by $1,182 million decrease in 2023 instalments, mainly reflecting lower federal government forecast of national corporate taxable income and corporate profits.

Table 2.2.2 Corporate Income Tax Revenue Changes from Budget 2023

	Revenue changes ($millions)	Indicators ($billions)	Budget 2023	Public Accounts 2023/24
Prior years’ settlement payment
2022 tax year	1,329	Payment Share	13.60%	13.74%

Advance instalments (2023/24)	(1,182)	2023 national corporate tax base	547.1	457.3
	147	2022 national corporate tax base	564.6	539.7
		2022 B.C. corporate tax base	76.8	73.8

Other Tax Revenue

Sales tax revenues were $143 million higher than budget due to higher nominal expenditure on consumption of goods mainly durable and semi-durable goods. Higher reassessments and lower refunds also contributed to higher sales tax revenue.

Table 2.2.3 Consumption Tax Revenue Changes from Budget 2023

	Revenue changes ($ millions)	Indicators (annual percent change for the 2023 calendar year)	Budget 2023	Public Accounts [1] 2023/24
		Nominal consumer expenditures
		on goods and services	6.9%	5.3%
		on semi-durable goods	2.3%	5.2%
		on services	10.3%	7.8%
Provincial sales	143	Nominal business investment	1.4%	8.3%

Tobacco	(88)	Consumer price index	3.9%	3.9%
Fuel	(90)	Real GDP	0.4%	1.0%
Carbon	(169)	Nominal GDP	2.8%	3.2%
	(204)	Retail sales	1.8%	-0.1%
		[1] Budget 2024 forecast for most variables, except retail sales and consumer price index which are actuals.

Property transfer tax revenue was $194 million higher than budget due to higher-than-expected number of transactions resulting from an improvement to mortgage rates outlook and net in-migration. Compared to 2022/23, revenue decreased $300 million (-13.1 per cent), as the average tax per residential transaction decreased 11.8 per cent, and the number of residential transactions decreased by 6.4 per cent.

Fuel tax revenue was down $90 million from budget mainly due to lower sales volumes on most fuel types.

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Part 2 – Financial Review

Carbon tax revenue was down $169 million from budget mainly due to higher refunds related to heavy fuel oil as well as lower than assumed natural gas, gasoline and diesel sales volumes. The 2023/24 revenue includes the carbon tax rate increase from $50 to $65 per tonne of carbon dioxide equivalent emissions on April 1, 2023.

Tobacco tax revenue was down $88 million from budget reflecting a decline in consumption volumes.

Property tax revenue was $117 million higher than budget due to higher revenues from residential, business property taxes and BC Assessment Authority property levies. The speculation and vacancy tax revenue at $87 million in 2023/24 was $3 million lower than the budget estimate, based on declarations by property owners for 2023 as well as reassessments relating to prior tax years.

Table 2.2.4 Property Tax Revenue Changes from Budget 2023

Revenue changes ($ millions)
Residential tax	62
Non-residential tax	38
Speculation and vacancy tax	(3)
Other	20
Total changes	117

Insurance premium tax revenue was $73 million higher than budget mainly due to higher activity and higher premiums charged by industry reflecting increased assessments of risks including climate change and inflationary increases, and increased prior year taxable premiums, partially offset by impacts of ICBC rebates.

Employer health tax revenue was $155 million higher than budget mainly due to increases in employer payrolls, reflecting improved compensation of employee growth as well as increased reassessments relating to prior tax years.

Table 2.2.5 Other Tax Revenue Changes from Budget 2023

	Revenue changes ($millions)	Indicators (annual percent change for the 2023 calendar year)	Budget 2023	2023/24 Public Accounts [1]
Employer health	155	Compensation of employees	6.3%	6.7%
Insurance premium	73
	228
		[1] Budget 2024 forecast

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Part 2 – Financial Review

Natural Resources Revenue

Natural gas royalties were $1,193 million lower than budget due to lower prices for natural gas and natural gas byproducts, partly offset by a corresponding decreased in utilization of credits under the royalty programs. In 2023/24 natural gas prices averaged $1.30 ($Cdn/gigajoule, plant inlet), a 57.2 per cent decrease from budget assumption. Byproducts include pentane, butane and condensate whose prices are more closely aligned to oil rather than natural gas. The Ministry of Indigenous Relations and Reconciliation recovered $106 million of natural gas royalties revenue in support of revenue sharing and other agreements with First Nations.

Table 2.2.6 Energy and Mineral Revenue Changes from Budget 2023

	Revenue changes ($ millions)	Indicators	Budget 2023	Actual 2023/24
Natural gas royalties	(1,193)	Natural gas price ($Cdn/GJ, plant inlet)	$3.04	$1.30
		Natural gas production (annual change)	8.9%	7.7%
		Pentane price ($C/bbl)	$93.71	$91.96
		Condensates price ($C/bbl)	$86.95	$86.47
Petroleum royalties	(9)	Oil price ($US/bbl)	$80.79	$78.01
Coal, metals and other minerals	(90)	Metallurgical coal price ($US/tonne)	$252	$282
		Copper price ($US/lb)	$3.56	$3.79
Electricity sales under the Columbia River Treaty	(74)	Electricity price ($US/Mwh)	$107.84	$86.15
Bonus bids and Crown land drilling licences and leases	(69)
Fees and levies collected by the BC Energy Regulator	18
	(1,417)

Coal, metals and other minerals revenue was $90 million lower than budget mainly due to lower coal and copper production volumes, reflecting intermittent plant and project challenges as well as higher mining and capital costs, partly offset by increased commodity prices reflecting improved global demand and global supply shortage for high-quality coal raw material. Metallurgical coal prices averaged $282 (US/ tonne) in 2023/24, up 11.9 per cent from the budget assumption. Copper prices were $3.79 (US/lb) in 2023/24, up 6.5 per cent from the budget assumption. The Ministry of Indigenous Relations and Reconciliation recovered $152 million of coal, metals and other minerals revenue in support of revenue sharing and other agreements with First Nations.

Revenue from bonus bids and rents on drilling licences and leases was $69 million lower than budget due to lower bonus bid revenue ($61 million), reflecting the impact of updated accounting standards, and lower fee and rental revenue ($8 million). Effective 2023/24 bonus bid revenue is recognized in full at the time an authorization for the sale of a Crown land tenure is awarded. Previously bonus bid revenue recognition reflected a ten-year deferral of cash receipts from the sale of Crown land tenures.

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Part 2 – Financial Review

Revenue from other energy sources was $65 million lower than budget mainly due to the effects of lower Mid-Columbia (Mid-C) electricity and petroleum prices, partly offset by higher fees and levies collected by BC Energy Regulator. In 2023/24, petroleum prices averaged $78.01 ($US per barrel), down 3.4 per cent from budget ($80.79) and Mid-C electricity prices averaged $86.15 ($US per mega-watt hour), down 20.1 per cent from the budget assumption ($107.84). Average Mid-C electricity prices reflect mitigated market concerns regarding natural gas production and hydro generation constraints, as well as peak capacity shortages. The Ministry of Indigenous Relations and Reconciliation recovered $67 million of Columbia River Treaty electricity sales revenue in support of revenue sharing and other agreements with First Nations.

Forests revenue was $189 million lower than budget mainly due to lower than expected stumpage and logging tax revenues, reflecting lower Crown harvest volumes as well as decreased average stumpage rate and lumber prices. Logging tax revenue was $88 million lower than budget. The total Crown harvest volumes for 2023/24 were 32.1 million cubic metres, 15.5 per cent lower than budget. The reduction in harvest reflects the impact of logging deferrals in old growth forests and reduced fibre supply due in part to pest epidemics and wildfires. Lumber prices for spruce, pine and fir (SPF) 2x4 averaged $398 ($US/1000 bf) in 2023, slightly lower than the budget assumption ($400). The Ministry of Indigenous Relations and Reconciliation recovered $170 million of stumpage revenue in support of an interim enhancement to the Forest Consultation and Revenue Sharing Agreements with First Nations.

Table 2.2.7 Forest Revenue Changes from Budget 2023

	Revenue changes ($ millions)	Indicators	Budget 2023	Actual 2023/24
Stumpage from timber tenures	(70)	SPF 2x4
		($US/1000 bf, calendar year)	$400	$398
BC Timber Sales	(73)	Total stumpage rate ($/m3 )	$18.07	$17.88
Logging Tax	(88)	Harvest volumes (million m3)	38.0	32.1
Recoveries relating to revenue sharing payments to First Nations	27
Other receipts	15
	(189)

Other natural resource revenues, comprised of revenue from water rentals and hunting and fishing licenses, were $15 million lower than budget mainly due to lower water rentals revenue.

Other Taxpayer-Supported Sources

Revenue from fees, investment earnings and other miscellaneous sources totalled $12 billion, up $1.5 billion from budget.

Fee revenue totalled $5.3 billion, up $85 million from budget mainly due to higher revenues reported by post-secondary institutions, health authorities and other fees partly offset by lower revenues from K-12 school districts and recoveries related to nominal rent tenures.

Revenue from investment earnings was $1.7 billion, up $369 million from budget due to higher overall investment returns reflecting higher interest rates, partly offset by lower recoveries through the fiscal agency loan program. Lower vote recovery funding was equally offset by lower expenses.

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Part 2 – Financial Review

Table 2.2.8 Other Revenue Changes from Budget 2023

	Revenue changes ($ millions)
Fees	85	Higher revenues from post-secondary institutions, health authorities and other fees partly offset by lower revenues from K-12 school districts and recoveries related to nominal rent tenures.
Miscellaneous sources	999	Higher revenues in taxpayer-supported SUCH sector agencies, higher PharmaCare and other vote recoveries
Investment earnings	369	Higher overall investment returns partly offset by lower recoveries through the fiscal agency loan program
	1,453

Miscellaneous revenue totalled $5 billion, up $999 million from budget mainly due to higher revenues from SUCH1 sector agencies and higher vote recoveries related to the Pharma Care and other health spending programs. The higher vote recovery funding had an equal and offsetting expense increase.

Federal Government Transfers

Contributions from the federal government totalled $13.7 billion, $141 million above budget.

Canada Health Transfer and Canada Social Transfer entitlements were up $420 million mainly due to one-time funding of $273 million to strengthen public health care, higher than assumed B.C. share of the national population (13.76 per cent compared to 13.62 per cent forecast at budget) and reimbursement of Canada Health Act deductions.

Table 2.2.9 Federal Government Transfer Changes from Budget 2023

	Revenue changes ($ millions)
B.C. health and social transfers revenue	147	Higher than assumed B.C. share of the national population and reimbursement of Canada Health Act deductions

One-time B.C. health funding	273	One-time additional health transfer to strengthen public health care

Disaster Financial Assistance Arrangements	(748)	Mainly timing changes in recovery projects from past Disaster Financial Assistance Arrangements (DFAA) events now reprofiled to future years

Vote recoveries	364	Mainly higher labour market & skills training, transportation, child care, home care and mental health funding partly offset by lower local government transfers

SUCH sector	38	Higher transfers to taxpayer-supported SUCH sector agencies (mainly post-secondary institutions)

Crown corporations and agencies	14	Higher transfers to taxpayer supported Crown entities mainly BC Housing

Other receipts	53	Mainly higher receipts from B.C.’s share of federal cannabis excise tax entitlement
	141

1 SUCH: School districts, universities, colleges and institutes, and health organizations.

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Part 2 – Financial Review

Other federal government contributions were down $279 million from budget. The decrease mainly reflects an $748 million decrease in transfers under the Disaster Financial Assistance Arrangements (DFAA), partly offset by higher vote recoveries. The decrease in revenue reflects timing changes in recovery projects from past DFAA events now reprofiled to future years. Ministries received $364 million higher vote recovery mainly due to increased funding in support of labour market and skills training, transportation, child care, home care and mental health programs, partly offset by lower local government transfers. The higher revenues reported as vote recoveries have an equal and offsetting expense increase. Other ministry receipts were $53 million higher than budget mainly due to B.C.’s share of federal cannabis excise tax reflecting increased varieties of cannabis products, consumption and number of licensed cannabis retailers. SUCH sector entities (mainly post-secondary institutions) received $38 million higher contributions. Taxpayer-supported Crown corporations received $14 million higher contributions, mainly by BC Housing.

Commercial Crown Corporations

The net income of commercial Crown corporations (government business enterprises) was $4.5 billion in 2023/24, $1.0 billion higher than Budget 2023, and $1.1 billion higher than 2022/23. The variance from budget in overall earnings is mainly due to an improvement in operating results of ICBC.

British Columbia Hydro and Power Authority

BC Hydro’s net income was $323 million, $389 million lower than the forecast in Budget 2023 primarily due to the B.C. Electricity Affordability Credits issued to customers. Many variances, including those related to revenues, cost of energy, amortization, finance charges and others are deferred to regulatory accounts, as approved by the British Columbia Utilities Commission, and do not impact net income.

British Columbia Liquor Distribution Branch

BC Liquor Distribution Branch’s net income of $1.1 billion was $2 million lower than the forecast in Budget 2023 and $51 million lower than 2022/23 due to lower sales volumes over the year.

British Columbia Lottery Corporation

BC Lottery Corporation’s net income of $1.4 billion2 was $155 million lower than the prior year and $27 million lower than Budget 2023. The decrease in net income was primarily due to lower revenues attributed to reduced discretionary spending by patrons.

[2]	Net of payments to the federal government and payments to the BC First Nations Gaming Revenue Sharing Limited Partnership in accordance with section 14.3 of the Gaming Control Act (B.C.).

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Part 2 – Financial Review

Insurance Corporation of British Columbia

The Insurance Corporation of British Columbia’s reported net income was $1.4 billion, compared to $nil net income projected in Budget 2023, and $1.3 billion higher than the previous year. The improvement was mainly due to unanticipated higher investment earnings and lower claims activity compared to plan, and net of the rebate payments to customers.

More information about commercial Crown corporations’ financial results and performance measures is provided in each corporation’s Annual Service Plan Report available at its respective website.

2024 Financial and Economic Review – August 2024	| 29

Part 2 – Financial Review

Table 2.3 Revenue by Source
($ millions)	Budget 2023	Actual 2023/24	Actual 2022/23
Taxation
Personal income	15,953	16,443	17,268
Corporate income	5,938	6,085	9,156
Employer health	2,731	2,886	2,720
Sales [1]	10,187	10,330	9,818
Fuel	1,072	982	1,021
Carbon	2,811	2,642	2,161
Tobacco	565	477	531
Property	3,488	3,605	3,253
Property transfer	1,799	1,993	2,293
Insurance premium	780	853	804
	45,324	46,296	49,025
Natural resources
Natural gas royalties	2,016	823	2,255
Forests	846	657	1,887
Other natural resources [2]	1,902	1,663	1,975
	4,764	3,143	6,117
Other revenue
Post-secondary education fees	2,770	2,840	2,651
Other fees and licences [3]	2,412	2,427	2,285
Investment earnings	1,349	1,718	1,314
Miscellaneous [4]	3,989	4,988	4,445
	10,520	11,973	10,695
Contributions from the federal government
Health and social transfers	8,970	9,390	8,606
Other federal contributions [5]	4,623	4,344	3,921
	13,593	13,734	12,527
Commercial Crown corporation net income
BC Hydro	712	323	360
Liquor Distribution Branch	1,150	1,148	1,199
BC Lottery Corporation [6]	1,456	1,429	1,584
ICBC [7]	-	1,399	131
Other [8]	171	178	152
	3,489	4,477	3,426
Total revenue	77,690	79,623	81,790

[1]	Includes provincial sales tax and HST/PST housing transition tax related to prior years.
[2]	Columbia River Treaty, Crown land tenures, other energy and minerals, water rental and other resources.
[3]	Healthcare-related, motor vehicle, and other fees.
[4]	Includes reimbursements for health care and other services provided to external agencies, and other recoveries.
[5]	Includes contributions for health, education, community development, housing and social service programs, and transportation projects.
[6]	Net of payments to the federal government and payments to the BC First Nations Gaming Revenue Sharing Limited Partnership in accordance with section 14.3 of the Gaming Control Act (B.C.)

[7]	Does not include non-controlling interest.

[8]	Includes Columbia Power Corporation, BC Railway Company, Columbia Basin power projects, and post-secondary institutions’ self-supported subsidiaries.

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Table 2.4 Expense by Ministry, Program and Agency

($ millions)	Budget 2023 [1]	Contin- gencies allocation	Pandemic & Recovery Contingencies	Statutory author- ization [2]	Total author- izations	Actual 2023/24	Actual 2022/23 [1]
Office of the Premier	16	-	-	-	16	16	14
Agriculture and Food	112	102	-	46	260	259	292
Attorney General	773	90	-	207	1,070	1,069	809
Children and Family Development	1,912	240	-	-	2,152	2,152	1,742
Citizens’ Services	683	51	-	-	734	733	768
Education and Child Care	8,874	298	-	1	9,173	9,172	8,233
Emergency Management and Climate Readiness	101	91	-	401	593	593	821
Energy, Mines and Low Carbon Innovation	129	221	-	5	355	350	399
Environment and Climate Change Strategy	255	518	-	12	785	785	578
Finance	1,578	69	-	1,504	3,151	3,151	4,059
Forests	846	80	-	891	1,817	1,750	1,075
Health	28,674	1,249	581	-	30,504	30,504	26,385
Housing	897	18	-	-	915	915	901
Indigenous Relations and Reconciliation	188	185	-	-	373	372	770
Jobs, Economic Development and Innovation	113	97	-	-	210	209	225
Labour	21	25	-	-	46	46	34
Mental Health and Addictions	27	62	-	-	89	88	198
Municipal Affairs	269	42	-	-	311	310	1,923
Post-Secondary Education and Future Skills	2,770	552	-	-	3,322	3,322	2,692
Public Safety and Solicitor General	1,028	62	-	-	1,090	1,089	1,124
Social Development and Poverty Reduction	4,745	-	-	-	4,745	4,745	4,684
Tourism, Arts, Culture and Sport	182	54	17	-	253	252	427
Transportation and Infrastructure	1,021	53	-	-	1,074	1,074	2,044
Water, Land and Resource Stewardship	203	235	-	-	438	438	583
Total ministries and Office of the Premier	55,417	4,394	598	3,067	63,476	63,394	60,780
Management of public funds and debt	1,309	-	-	280	1,589	1,588	1,314
Contingencies Vote [3]	5,500	(4,397)	(598)	-	505	11	1
Funding for capital expenditures	4,540	-	-	-	4,540	3,551	2,248
Refundable tax credit transfers	3,159	-	-	-	3,159	2,885	3,920
Legislative Assembly and other appropriations	214	3	-	-	217	215	181
Total appropriations	70,139	-	-	3,347	73,486	71,644	68,444
Elimination of transactions between appropriations [4]	(32)	-	-	(7)	(39)	(32)	(24)
Prior year liability adjustments	-	-	-	-	-	(75)	(98)
Consolidated revenue fund expense	70,107	-	-	3,340	73,447	71,537	68,322
Expenses recovered from external entities	4,909	-	-	-	4,909	5,819	4,919
Funding provided to service delivery agencies	(41,212)	-	-	-	(41,212)	(44,172)	(38,236)
Total direct program spending	33,804	-	-	3,340	37,144	33,184	35,005
Service delivery agency expense
School districts	8,356	-	-	-	8,356	8,659	7,933
Universities	6,369	-	-	-	6,369	6,630	6,053
Colleges and institutes	1,574	-	-	-	1,574	1,792	1,591
Health authorities and hospital societies	22,645	-	-	-	22,645	26,272	22,814
Other service delivery agencies	8,458	-	-	-	8,458	8,121	7,438
Total service delivery agency expense	47,402	-	-	-	47,402	51,474	45,829
Total expense	81,206	-	-	3,340	84,546	84,658	80,834

[1]	Figures have been restated to reflect government’s organization and accounting policies in effect at March 31, 2024.

[2]	Statutory authorizations are appropriations permitted by an Act other than a Supply Act.

[3]	Budget 2023 includes the following spending allocations: $1.0 billion for Pandemic Recovery and $4.5 billion for General Programs and CleanBC.

[4]	Reflects payments made under an agreement where an expense from a voted appropriation is recorded as revenue by a special account (Housing Endowment Fund and British Columbia Training and Education Savings Program).

2024 Financial and Economic Review – August 2024	| 31

Part 2 – Financial Review

Table 2.5 2023/24 Operating Results by Quarter

	($ millions)
2023/24 deficit at Budget 2023 (February 28, 2023)	(4,216)				(4,216)
2023/24 deficit at the First Quarterly Report (September 27, 2023)		(6,674)
2023/24 deficit at the Second Quarterly Report (November 28, 2023)			(5,557)
2023/24 deficit at the Third Quarterly Report (February 22, 2024)				(5,914)

	Q1	Q2	Q3	Q4	Total
	Update	Update	Update	Update	Changes
Revenue[1] changes:
Personal income tax – changes based on 2022 tax assessment and improvement in household income	(522)	551	460	1	490
Corporate income tax – changes in prior-year settlement payment and in instalments, reflecting final 2022 tax assessment and revised outlook of 2023 & 2024 national corporate taxable income	99	579	(531)	-	147
Provincial sales tax – higher 2022/23 carry forward and year-to-date sales activity	175	-	-	(32)	143
Property transfer tax – due to higher than expected sales results	151	-	-	43	194
Carbon tax – lower sales volume in most fuel types reflecting prior year and year-to-date results	(111)	(50)	-	(8)	(169)
Tobacco tax – reflecting lower prior year and year-to-date sales results	(45)	-	(10)	(33)	(88)
Other taxation sources – mainly reflecting the impacts of the 2022/23 year-end and year-to-date results	122	(12)	39	106	255
Natural gas royalties – changes in prices, volumes and utilization of royalty infrastructure programs/credits, lower natural gas liquids royalties	(1,179)	61	(214)	139	(1,193)
Mining – lower production and changes in coal and copper prices	(174)	(35)	87	32	(90)
Electricity sales under the Columbia River Treaty – mainly changes in Mid-C electricity prices	(44)	(12)	5	(23)	(74)
Forests – mainly changes in stumpage rates and lower harvest volumes	40	(94)	(101)	(34)	(189)
Other natural resources – mainly changes in water rental revenues, lower petroleum royalties and lower bonus bids tenure revenue due to change in accounting treatment	(23)	(1)	(65)	14	(75)
Fees, licences, investment earnings and miscellaneous revenue:
Post-secondary institutions	36	157	(3)	136	326
Other sources – higher revenue from remaining sources, health authorities and vote recoveries related to Pharma Care, partly offset by lower interest recoveries	111	(100)	130	986	1,127
Canada health and social transfers – mainly higher B.C. share of national population and one-time funding for strengthen public health care	282	134	-	4	420
Other federal government transfers – mainly changes in claims under the Disaster Financial Assistance Arrangements and higher recoveries relating to ministry program funding	(383)	260	142	(298)	(279)
Commercial Crown corporation net income - mainly changes at ICBC and BC Hydro	3	(3)	(282)	1,270	988
Total revenue changes	(1,462)	1,435	(343)	2,303	1,933

Less: expense[1] increases (decreases):
Consolidated Revenue Fund changes:
Unused Contingencies spending allocation	-	-	-	(494)	(494)
Ministry and Legislative Assembly savings	-	-	-	(85)	(85)
Statutory spending:
Fire management costs	762	20	99	10	891
Emergency Program Act	-	-	404	(3)	401
Housing Priority Initiatives Special Account	104	-	14	708	826
Shared Recovery Mandate - for labour negotiations	-	-	-	688	688
Other statutory spending	17	16	82	146	261
Refundable tax credits – mainly reflects 2022 tax assessment information	(81)	(44)	(93)	(56)	(274)
Other expense changes – mainly higher interest costs	91	98	88	(72)	205
Spending recovered from external parties	(73)	130	332	521	910
Changes in spending profile of service delivery agencies:
School districts	177	-	124	2	303
Universities	165	93	10	(7)	261
Colleges and institutes	152	30	(7)	43	218
Health authorities and hospital societies	1,170	1,450	260	747	3,627
Other service delivery agencies[2]	455	(28)	(300)	(464)	(337)
(Increase) decrease in transfers to service delivery agencies - accounting elimination	(1,943)	(1,447)	(299)	(260)	(3,949)
Total expense changes	996	318	714	1,424	3,452
Subtotal	(2,458)	1,117	(1,057)	879	(1,519)
Forecast allowance - decrease (increase)	-	-	700	-	700
Total changes	(2,458)	1,117	(357)	879	(819)
2023/24 deficit at the First Quarterly Report	(6,674)
2023/24 deficit at the Second Quarterly Report		(5,557)
2023/24 deficit at the Third Quarterly Report			(5,914)
2023/24 deficit at the Public Accounts				(5,035)	(5,035)

1 Detailed descriptions of changes are provided in the revenue and expense sections of this report.

2 Includes BC Transportation Financing Authority, BC Transit, BC Housing Management Commission, Community Living BC, and other entities.

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Part 2 – Financial Review

Expense

In 2023/24, government expenses totalled $84.6 billion, $3.4 billion higher than Budget 2023 and $3.8 billion (4.6 per cent) higher than the previous year.

Chart 2.3 Expense Changes from Budget 2023

Total expense increased by $3.4 billion

*Net agency spending reflects changes to spending of SUCH sector and other agencies, net of changes to government funding. For details, see table 2.5

Consolidated Revenue Fund Spending

Statutory spending by the government during the year totalled $3.3 billion in the following areas:

•	$891 million in wildfire costs over the voted appropriation, for a total spending of nearly $1.1 billion (Ministry of Forests);

•	$826 million to fund various housing and shelter related initiatives, under the Housing Priority Initiatives Special Account (Ministry of Finance);

•	$688 million for signed agreements under the Shared Recovery Mandate, in addition to $1.8 billion funded through the Contingencies Vote (Ministry of Finance);

•	$401 million for prior year wildfires and floods, including the 2021 November Rainstorm, under the Emergency Program Act (Ministry of Emergency Management and Climate Readiness);

•	$280 million for increased debt servicing costs;

•	$207 million related to litigation involving the Province, under the Crown Proceedings Act (Ministry of the Attorney General); and

•	$55 million in other areas.

Other CRF spending was $654 million lower than Budget 2023 mainly due to an unused portion of the Contingencies Vote ($494 million), ministry and other savings ($85 million), and other expense changes ($75 million), mainly prior period adjustments.

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Part 2 – Financial Review

Contingencies

Government used the Contingencies Vote as a prudent budgeting tool to fund priority initiatives and manage budget pressures. Budget 2023 included a Contingencies Vote of $5.5 billion with $4.5 billion for General Programs and CleanBC, and $1.0 billion allocated for pandemic measures.

The $4.4 billion contingencies in the General Programs and CleanBC sub-votes was spent on a number of priority initiatives and pressures, including:

•	$1.8 billion for signed agreements under the Shared Recovery Mandate (Ministry of Finance);

•	$514 million mainly to support various CleanBC initiatives and Neucel Pulp Mill Site Stabilization (Ministry of Environment and Climate Change Strategy);

•	$304 million to increase access to healthcare and clinical services as part of the homelessness and encampment response (Ministry of Health);

•	$231 million to establish the Conservation and Stewardship Alliance, and to fund various land and natural resource management initiatives including Blueberry River Restoration Society and BC Salmon Restoration and Innovation Fund (Ministry of Water, Land and Resource Stewardship);

•	$221 million mainly to support various CleanBC initiatives, BC Hydro air conditioner program, and partially fund the B.C. Electricity Affordability Credit provided to customers not served by BC Hydro (Ministry of Energy, Mines and Low Carbon Innovation);

•	$184 million for various treaty and non-treaty agreements with First Nations (Ministry of Indigenous Relations and Reconciliation);

•	$151 million for increased enrolment in K-12 schools and to fund various initiatives including the Student and Family Affordability Fund and Classroom Enhancement Fund (Ministry of Education and Child Care);

•	$123 million to fund additional pressures with Children in Care services and Children and Youth with Support Needs (Ministry of Children and Family Development);

•	$101 million to fund various initiatives to help agricultural producers adapt to climate change and to provide relief to businesses affected by wildfire, drought, and floods. (Ministry of Agriculture and Food);

•	$95 million to fund various economic development initiatives including the

•	BC Manufacturing Jobs Fund and additional funding for the Rural Economic Diversification and Infrastructure Program (Ministry of Jobs, Economic Development and Innovation);

•	$91 million to fund disaster management priorities (Ministry of Emergency Management and Climate Readiness);

•	$73 million to fund digital storage of evidence, additional resources to support court operations and various priorities including Anti-Racism initiatives, repeat offending program implementation, and sheriffs recruitment and retention (Ministry of the Attorney General);

•	$70 million to fund reforestation and ongoing softwood lumber litigation costs (Ministry of Forests);

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Part 2 – Financial Review

•	$61 million to fund various mental health and addictions initiatives including treatment and recovery programs and community based supports (Ministry of Mental Health and Addictions);

•	$60 million to fund various public safety costs related to policing, corrections and road safety (Ministry of Public Safety and Solicitor General);

•	$53 million to fund various cultural and sport investments including funding for amateur sport, major sporting events, and consultation for the South Asian Canadian Museum (Ministry of Tourism, Arts, Culture and Sport); and

•	$250 million to fund various operating pressures and initiatives in other areas such as Old Growth supports, Investing in Canada Infrastructure Program, Future Ready Action Plan and enhancements to the BC Repayment Assistance Program.

•	The $598 million contingencies for pandemic measures was spent on the following:

•	$581 million to fund vaccination programs and personal protective equipment for health-care workers (Ministry of Health) and

•	$17 million to support the tourism industry (Ministry of Tourism, Arts, Culture and Sport). Spending Recovered from External Parties

Spending Recovered from External Parties

Spending recovered from external parties relates to program spending funded or co-funded by parties outside of government. Cost-recovered spending was $910 million higher than Budget 2023 due to:

•	$535 million higher recoverable health care costs mainly due to PharmaCare costs and Regional Services;

•	$353 million higher recoveries from the federal government in health care, child care, labour market development, workforce development and skills training, transportation and other program areas;

•	$162 million higher recoveries from natural resource revenue for non-treaty related revenue sharing and economic benefits agreements; offset by

•	$104 million lower recoveries in interest payments from commercial Crown corporations through the fiscal agency loan program and sinking fund investment returns; and

•	$36 million lower recoveries in other program areas.

The recovered spending changes are offset by an equal net increase in revenue and as a result have no net impact on government’s financial results.

Operating Transfers to Service Delivery Agencies

Operating transfers paid to service delivery agencies may change during the fiscal year as ministries make budget allocations, Contingencies Vote access is approved, and funding is provided under statutory authority provisions. In 2023/24, operating grants to agencies increased by $3.9 billion, compared to Budget 2023, primarily due to higher grants to health authorities ($3.2 billion) to support pandemic related services and wage mandate increases, and the education sector mainly to fund wage mandate increases ($868 million). This was offset by lower grants to various other service delivery agencies ($113 million).

Operating transfers provided to service delivery agencies are eliminated on consolidation, for accounting purposes. These funding increases are related to spending changes noted below.

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Part 2 – Financial Review

Service Delivery Agency Spending

Service delivery agency spending was $4.1 billion higher than Budget 2023, made up of the following:

•	School districts’ spending was $303 million higher than Budget 2023 due to salary increases under the Shared Recovery Mandate and inflationary pressures on operating costs.

•	Post-secondary institutions spending was $479 million higher than Budget 2023 mainly due to salary increases under the Shared Recovery Mandate and inflationary pressures on operating costs.

•	Health authority and hospital society spending was $3.6 billion higher than

•	Budget 2023 due to increased costs to address health system priorities including salaries and operating costs associated with growing demand for healthcare services and the Shared Recovery Mandate.

•	Spending in other service delivery agencies was $337 million lower than Budget 2023 reflecting lower spending by the BC Transportation Financing Authority ($221 million), BC Housing Management Commission ($193 million) and various other agencies ($84 million) offset by higher spending by Community Living BC to increase its supports and services ($161 million).

Higher service delivery agency spending is funded primarily by increased operating transfers provided by government as noted above.

A detailed review of the above changes by quarter is available in Table 2.5. Further information on 2023/24 spending by function is provided in Appendix Table A2.6.

36 |	2024 Financial and Economic Review – August 2024

Part 2 – Financial Review

Provincial Capital Spending

In 2023/24, capital spending totaled $13.4 billion, which was comprised of $8.8 billion for taxpayer-supported infrastructure and $4.6 billion for the self-supported infrastructure of commercial Crown corporations and agencies.

Direct spending on health and education facilities, social housing, and government capital projects (i.e. government ministry infrastructure, including IT systems and correctional institutions) represented 47 per cent of total capital spending in 2023/24.

Spending on highways and public transportation reflects government’s transportation and transit investments, comprising approximately 18 per cent of total capital spending in 2023/24. While this spending is predominantly taxpayer financed, a portion is funded from the federal government and other external sources.

Spending on power generation and transmission projects is the largest single category of capital spending and is entirely self-supported. The spending primarily reflects BC Hydro’s refurbishment and expansion of its generating and transmission assets.

Chart 2.4 Total Capital Spending by Sector

Taxpayer-Supported Capital Spending

In 2023/24, government spending on taxpayer-supported infrastructure was $3.0 billion lower than forecast in Budget 2023.

Education facilities spending, which includes both the K-12 and post-secondary sector, was $634 million lower than budget, primarily due to timing changes for site acquisitions and projects under construction in the K-12 sector; and timing changes to Post-Secondary capital investment for ongoing research projects under the B.C. Knowledge Development Fund and the maintenance of existing buildings and assets.

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Part 2 – Financial Review

Health facilities spending was $245 million lower than budget, primarily due to timing of expenditures associated with major projects under construction, including the Royal Columbian Hospital Redevelopment, Burnaby Hospital Redevelopment – Phase 1, and the Cariboo Memorial Hospital Redevelopment.

Highways and public transit spending was $1.8 billion lower than budget, primarily due to timing changes for the construction of the Broadway Subway and Pattullo Bridge Replacement projects, updated estimated construction schedule of the Surrey Langley SkyTrain after procurement, and changes in timing of various ongoing highway and side-road upgrade projects.

Social Housing, Ministry and Other spending was $404 million lower than budget, primarily due to timing changes for the development of housing projects, construction of the Royal BC Museum Collections and Research Building, and upgrades and maintenance of core government assets.

The above scheduling and cash flow changes do not represent a reduction in capital spending; rather the spending has been shifted to future years within the provincial capital plan.

Table 2.6 Capital Spending

($ millions)	Budget 2023	Actual 2023/24	Actual 2022/23
Taxpayer-supported
Education facilities	2,735	2,101	2,005
Health facilities	3,243	2,998	1,915
Highways and public transit	4,179	2,421	1,924
Social Housing	808	587	357
Government direct (ministries)	701	537	470
Other	147	128	85
Total taxpayer-supported	11,813	8,772	6,756
Self-supported commercial
Power generation and transmission	3,824	4,271	3,929
Other	203	313	236
Total self-supported	4,027	4,584	4,165
Total capital spending	15,840	13,356	10,921

Self-Supported Capital Spending

Self-supported commercial Crown corporation and agency spending on capital projects in 2023/24 was $557 million higher than Budget 2023 primarily due to changes in the timing of BC Hydro capital expenditures.

Further details on capital spending are provided in Appendix Table A2.9.

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Part 2 – Financial Review

Chart 2.5 Capital Spending Changes from Budget 2023

Total spending lower by $2.5 billion

Major Captial Projects

Significant capital projects (those with multi-year budgets totalling $50 million or more) are shown in Table 2.7. Investments in these larger projects will provide long-term social and economic benefits for the province.

As projects are completed, or new ones receive approval, the projects are removed from or added to the $50 million table.

Since the 2023 Fiscal and Economic Review, the following projects were removed:

•	British Columbia Institute of Technology – Health Sciences Centre for Advanced Simulation;

•	Capilano University – New Squamish Campus purchase;

•	Vancouver General Hospital – Operating Room Renewal - Phase 1;

•	Highway 1 Illecillewaet Four-Laning and Brake Check improvements;

•	13583 81st Avenue (Affordable Rental Housing);

•	BC Hydro – UBC load increase stage 2 project;

•	BC Hydro – Mount Lehman substation upgrade project;

•	BC Hydro – Bridge River 2 upgrade units 7 and 8 project; and

•	BC Hydro – Peace Region Electricity Supply (PRES) project.

The following projects were added to the $50 million table since the 2023 Fiscal and Economic Review:

•	Cameron Elementary School ($68 million);

•	Carson Elementary School ($61 million);

•	Cedar Hill Middle School ($54 million);

•	Fleetwood Park Secondary School ($79 million);

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•	Guildford Park Secondary School ($65 million);

•	Henry Hudson Elementary School ($60 million);

•	John Diefenbaker Elementary School ($53 million);

•	La Vallée (Pemberton) Elementary School ($66 million);

•	Mission Secondary School ($176 million);

•	Montgomery Middle School ($87 million);

•	New East Side Elementary School ($59 million);

•	North East Latimer Elementary School ($52 million);

•	Olympic Village Elementary School ($151 million);

•	Pitt Meadows Secondary School ($144 million);

•	Prince Rupert Middle School ($127 million);

•	Tamanawis Secondary School ($57 million);

•	Camosun College - Student Housing ($155 million);

•	Capilano University – New Squamish Campus purchase ($63 million);

•	Capilano University – Student Housing Squamish ($55 million);

•	Okanagan College – Centre for Food Wine and Tourism ($56 million);

•	Simon Fraser University – Digital Research Infrastructure Refresh – CEDAR ($82 million);

•	Simon Fraser University – Student Housing Phase 3 ($188 million);

•	The University of British Columbia – Brock Commons Phase 2 - Student Housing ($165 million);

•	The University of British Columbia – The Gateway Building ($195 million);

•	The University of British Columbia – Recreation Centre North ($68 million);

•	The University of British Columbia – x̌ əl sic snpax̌nwixʷtn - UBCO ($119 million);

•	The University of British Columbia – Sauder School of Business Power House Expansion ($147 million);

•	The University of British Columbia – Student Housing - Lower Mall Precinct ($560 million);

•	The University of British Columbia – UBCO Downtown Kelowna Project ($54 million);

•	Vancouver Community College – Centre for Clean Energy and Automotive Innovation ($315 million);

•	Abbotsford Long-Term Care ($211 million);

•	Burnaby Hospital Redevelopment Phase 2 and BC Cancer Centre ($1.731 billion);

•	Campbell River Long-Term Care ($134 million);

•	Chilliwack Long-Term Care ($274 million);

•	Cottonwoods Long-Term Care Replacement ($187 million);

•	Delta Long-Term Care ($180 million);

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•	Dr. F.W. Green Memorial Home ($156 million);

•	Immunization BC Digital Platform ($75 million);

•	Kamloops Cancer Centre ($359 million);

•	Nanaimo Long-Term Care ($286 million);

•	Nanaimo Cancer Centre ($289 million);

•	Richmond Long-Term Care ($178 million);

•	Squamish (Hilltop) Long-Term Care ($286 million);

•	St. Paul’s Hospital Clinical Support and Research Centre ($638 million);

•	Surrey Memorial Hospital - Hemodialysis Renal Centre ($85 million);

•	Surrey Memorial Hospital – Interventional Cardiology and Interventional Radiology ($97 million);

•	University Hospital of Northern BC Redevelopment Phase 1 – Site Preparation ($103 million);

•	University Hospital of Northern BC Redevelopment Phase 2 – Acute Care Tower ($1.579 billion);

•	Belleville Terminal Replacement ($304 million);

•	Blackwater North Fraser Slide ($203 million);

•	Cottonwood Hill at Highway 97 Slide ($335 million);

•	Highway 1 Bus on Shoulder McKenzie to Colwood Interchange ($95 million);

•	Highway 1 Corridor – Falls Creek ($143 million);

•	Highway 1 Corridor – Nicomen Bridge ($144 million);

•	Highway 1 Fraser Valley Corridor Improvements 264th St. to Mount Lehman Rd. ($2.340 billion);

•	Highway 1 Fraser Valley Corridor Improvements Mount Lehman Rd. to Highway 11 ($2.651 billion);

•	Highway 1 Goldstream Safety Improvements ($162 million);

•	Highway 1 Jumping Creek to MacDonald ($245 million);

•	Highway 1 Selkirk ($129 million);

•	Highway 95 Bridge Replacement ($90 million);

•	300 Angela Park housing project ($204 million);

•	1451 Bertram Street housing project ($120 million);

•	1410 E King Edward Ave housing project ($79 million);

•	2080-2098 W 7th Ave housing project ($108 million);

•	926 & 930 Pandora Ave housing project ($140 million);

•	Connect the Basin - high speed internet infrastructure for the Columbia Basin region ($76 million);

•	BC Hydro – Bridge River 1 - penstock concrete foundation refurbishment project ($72 million);

2024 Financial and Economic Review – August 2024	| 41

Part 2 – Financial Review

•	BC Hydro – Bridge River 1 replace units 1-4 generators/governors project ($313 million);

•	BC Hydro – Burrard switchyard - control building upgrade project ($57 million);

•	BC Hydro – John Hart dam seismic upgrade project ($913 million);

•	BC Hydro – Minette - transmission load interconnection project ($72 million);

•	BC Hydro – Ruskin - left abutment slope sinkhole remediation project ($71 million);

•	BC Hydro – Prince George to Terrace capacitors project ($582 million); and

•	Insurance Corporation of BC – Head Office Relocation ($164 million).

Financing Capital Spending

Provincial capital infrastructure spending is financed through a combination of sources:

•	borrowing (debt financing);

•	operating cash flows (i.e. cash derived from the operating surplus and management of operating accounts);

•	partnerships with the private sector (public-private partnerships or P3s); and

•	cost-sharing with partners.

Chart 2.6 shows that 77 per cent of 2023/24 taxpayer-supported capital spending was financed from direct net borrowing, 13 per cent from operating cash flows, six per cent from other contributions and four per cent from federal contributions.

Self-supported commercial Crown and agency capital spending of $4.6 billion was financed 56 per cent from direct net borrowing ($2.6 billion), and 44 per cent from operating cash flows ($2.0 billion).

Chart 2.6 Financing Taxpayer-Supported Capital Spending

Total taxpayer-supported capital spending: $8.772 billion

42 |	2024 Financial and Economic Review – August 2024

Part 2 – Financial Review

Table 2.7 Capital Expenditure Projects Greater Than $50 million 1

		Project	Estimated	Anticipated	Project Financing
	Year of	Cost to	Cost to	Total	Internal/	P3	Federal	Other
($ millions)	Completion	Mar 31, 2024	Complete	Cost	Borrowing	Liability	Gov’t	Contrib’ns
Schools
Centennial Secondary [2]	2017	59	2	61	61	-	-	-
Grandview Heights Secondary [2]	2021	79	4	83	63	-	-	20
New Westminster Secondary [2]	2021	95	12	107	107	-	-	-
Handsworth Secondary [2]	2022	67	2	69	69	-	-	-
Pexsisen Elementary and Centre Mountain Lellum Middle [2]	2022	89	-	89	89	-	-	-
Quesnel Junior School [2]	2022	47	5	52	52	-	-	-
Stitó:s Lá:lém totí:lt Elementary Middle School [2]	2022	52	2	54	49	-	-	5
Coast Salish Elementary [2,3]	2023	26	17	43	38	-	-	5
Burnaby North Secondary [2]	2024	99	9	108	99	-	-	9
Eric Hamber Secondary	2024	85	21	106	94	-	-	12
Victoria High School [2]	2024	96	4	100	97	-	-	3
Cedar Hill Middle	2025	7	47	54	50	-	-	4
Cowichan Secondary	2025	66	20	86	84	-	-	2
Henry Hudson Elementary	2025	19	41	60	49	-	-	11
North East Latimer Elementary	2025	3	49	52	52	-	-	-
Burke Mountain Secondary	2026	19	141	160	135	-	-	25
Carson Elementary	2026	1	60	61	61	-	-	-
New East Side Elementary	2026	-	59	59	59	-	-	-
New Cloverley Elementary	2026	2	62	64	61	-	-	3
Sníne Elementary (formerly Pineview Valley Elementary)	2026	3	62	65	65	-	-	-
George Pringle Secondary (formerly Westside Secondary)	2027	9	115	124	121	-	-	3
La Vallée (Pemberton) Elementary	2027	1	65	66	66	-	-	-
Prince Rupert Middle	2027	2	125	127	127	-	-	-
Cameron Elementary	2028	-	68	68	68	-	-	-
Fleetwood Park Secondary	2028	-	79	79	79	-	-	-
Guildford Park Secondary	2028	-	65	65	60	-	-	5
John Diefenbaker Elementary	2028	-	53	53	53	-	-	-
Mission Secondary	2028	-	176	176	175	-	-	1
Montgomery Middle	2028	-	87	87	87	-	-	-
Pitt Meadows Secondary	2028	-	144	144	144	-	-	-
Tamanawis Secondary	2028	-	57	57	52	-	-	5
Olympic Village Elementary	2029	-	151	151	151	-	-	-
Seismic mitigation program [4]	2030	1,642	384	2,026	2,026	-	-	-
Total schools		2,568	2,188	4,756	4,643	-	-	113

Post-secondary institutions
Simon Fraser University – Student Housing [2]	2023	114	2	116	73	-	-	43
University of Victoria – Student Housing [2]	2023	242	-	242	128	-	-	114
Okanagan College – Student Housing	2024	49	26	75	74	-	-	1
The University of British Columbia – Brock Commons Phase 2- Student Housing	2024	153	12	165	2	-	-	163
The University of British Columbia – Recreation Centre North	2024	43	25	68	-	-	-	68
British Columbia Institute of Technology – Student Housing	2025	79	63	142	129	-	-	13
Capilano University – Student Housing	2025	15	43	58	41	-	-	17
North Island College – Student Housing	2025	16	62	78	76	-	-	2
Royal Roads University – West Shore Learning Centre	2025	56	50	106	80	-	-	26
Simon Fraser University – Digital Research Infrastructure Refresh - CEDAR	2025	-	82	82	25	-	41	16

Post-secondary institutions projects are continued on the next page

2024 Financial and Economic Review – August 2024	| 43

Part 2 – Financial Review

Table 2.7 Capital Expenditure Projects Greater Than $50 million 1

		Project	Estimated	Anticipated	Project Financing
	Year of	Cost to	Cost to	Total	Internal/	P3	Federal	Other
($ millions)	Completion	Mar 31, 2024	Complete	Cost	Borrowing	Liability	Gov’t	Contrib’ns
Post-secondary institutions projects continued
The University of British Columbia– School of Biomedical Engineering	2025	82	57	139	25	-	-	114
The University of British Columbia– The Gateway Building	2025	104	91	195	-	-	-	195
University of the Fraser Valley – Student Housing	2025	9	96	105	88	-	-	17
Capilano University– Squamish Student Housing	2026	-	55	55	48	-	-	7
Okanagan College– Centre for Food, Wine and Tourism	2026	-	56	56	52	-	-	4
The University of British Columbia– x̌əl sic snpax̌nwixʷtn - UBCO	2026	21	98	119	-	-	-	119
University of Victoria– Engineering and Computer Science Building Expansion	2026	14	136	150	97	-	-	53
British Columbia Institute of Technology– Trades and Technology Complex	2027	5	213	218	186	-	-	32
Camosun College - Student Housing	2027	-	155	155	152	-	-	3
Douglas College – Academic and Student Housing	2027	14	318	332	232	-	-	100
Simon Fraser University – Student Housing Phase 3	2027	-	188	188	132	-	-	56
The University of British Columbia– Sauder School of Business Power House Expansion	2027	3	144	147	-	-	-	147
The University of British Columbia– UBCO Downtown Kelowna Project	2027	22	32	54	-	-	-	54
Vancouver Community College– Centre for Clean Energy & Automotive Innovation	2027	-	315	315	295	-	-	20
Vancouver Island University – Student Housing and Dining	2027	2	105	107	106	-	-	1
The University of British Columbia– Student Housing - Lower Mall Precinct	2029	-	560	560	300	-	-	260
Total post-secondary institutions		1,043	2,984	4,027	2,341	-	41	1,645

Health facilities
Royal Columbian Hospital Redevelopment – Phase 1 [2]	2020	247	4	251	242	-	-	9
Red Fish Healing Centre for Mental Health and Addiction - θəqiʔ ɫəwʔənəq leləm [2]	2021	129	2	131	131	-	-	-
Peace Arch Hospital Renewal [2]	2022	87	-	87	8	-	-	79
Penticton Regional Hospital Patient Care Tower [2]
– Direct procurement	2022	65	11	76	18	-	-	58
– P3 contract	2019	232	-	232	-	139	-	93
Dogwood Lodge Long-term Care Home Replacement [2]	2023	63	2	65	-	-	-	65
Lions Gate Hospital – New Acute Care Facility	2024	249	77	326	160	-	-	166
Stuart Lake Hospital Replacement	2024	125	33	158	140	-	-	18
Clinical and Systems Transformation	2025	803	-	803	702	-	-	101
iHealth Project – Vancouver Island Health Authority	2025	149	6	155	55	-	-	100
Nanaimo Regional General Hospital – ICU/HAU Redevelopment	2025	38	22	60	22	-	-	38
Surrey Memorial Hospital - Hemodialysis Renal Centre	2025	-	85	85	84	-	-	1
Surrey Memorial Hospital - Interventional Cardiology and Interventional Radiology	2025	-	97	97	97	-	-	-
Mills Memorial Hospital Replacement	2026	553	80	633	513	-	-	120
Royal Columbian Hospital Redevelopment Phases 2 & 3	2026	702	542	1,244	1,182	-	-	62
University Hospital of Northern BC Redevelopment Phase 1 - Site Preparation	2026	2	101	103	62	-	-	41

Health projects are continued on the next page

44 |	2024 Financial and Economic Review – August 2024

Part 2 – Financial Review

Table 2.7 Capital Expenditure Projects Greater Than $50 million 1

		Project	Estimated	Anticipated	Project Financing
	Year of	Cost to	Cost to	Total	Internal/	P3	Federal	Other
($ millions)	Completion	Mar 31, 2024	Complete	Cost	Borrowing	Liability	Gov’t	Contrib’ns
Health projects continued
Abbotsford Long-Term Care	2027	22	189	211	157	-	-	54
Campbell River Long-Term Care	2027	-	134	134	80	-	-	54
Cowichan District Hospital Replacement	2027	327	1,119	1,446	1,148	-	-	298
Dawson Creek and District Hospital Replacement	2027	103	487	590	413	-	-	177
Delta Long-Term Care	2027	1	179	180	162	-	-	18
Immunization BC Digital Platform	2027	53	22	75	75	-	-	-
Nanaimo Long-Term Care	2027	-	286	286	172	-	-	114
New St. Paul’s Hospital	2027	1,047	1,133	2,180	1,327	-	-	853
Richmond Long-Term Care	2027	-	178	178	178	-	-	-
Royal Inland Hospital Phil and Jennie Gaglardi Tower
– Direct procurement	2027	106	63	169	79	-	-	90
– P3 contract	2022	288	-	288	-	164	-	124
Western Communities Long-Term Care	2027	1	223	224	157	-	-	67
Burnaby Hospital Redevelopment – Phase 1	2028	196	521	717	667	-	-	50
Centre for Children and Youth Living with Health Complexity	2028	5	305	310	224	-	-	86
Kamloops Cancer Centre	2028	-	359	359	314	-	-	45
Nanaimo Cancer Centre	2028	-	289	289	277	-	-	12
St. Vincent’s Heather Long-Term Care	2028	4	203	207	207	-	-	-
Cariboo Memorial Hospital Redevelopment	2029	70	297	367	257	-	-	110
Chilliwack Long-Term Care	2029	-	274	274	246	-	-	28
Cottonwoods Long-Term Care Replacement	2029	-	187	187	112	-	-	75
Dr. F.W. Green Memorial Home	2029	-	156	156	94	-	-	62
New Surrey Hospital and BC Cancer Centre	2029	392	2,489	2,881	2,816	-	-	65
St. Paul’s Hospital Clinical Support and Research Centre	2029	7	631	638	332	-	-	306
Vancouver General Hospital – Operating Rooms Renewal – Phase 2	2029	30	302	332	312	-	-	20
Burnaby Hospital Redevelopment – Phase 2 and BC Cancer Centre	2030	3	1,728	1,731	1,703	-	-	28
Squamish (Hilltop) Long-Term Care	2030	-	286	286	286	-	-	-
University Hospital of Northern BC Redevelopment Phase 2 - Acute Care Tower	2031	-	1,579	1,579	1,246	-	-	333
Richmond Hospital Redevelopment	2033	20	1,939	1,959	1,889	-	-	70
Total health facilities		6,119	16,620	22,739	18,346	303	-	4,090

Transportation
Highway 91 Alex Fraser Bridge Capacity
Improvements [2]	2019	70	-	70	37	-	33	-
Highway 99 10-Mile Slide [2]	2021	83	5	88	88	-	-	-
Highway 4 Kennedy Hill Safety Improvements [2]	2022	54	-	54	40	14	-
Highway 14 Corridor improvements [2]	2023	75	2	77	48	-	29	-
Highway 91 to Highway 17 and Deltaport Way Corridor improvements [2]	2023	243	17	260	87	-	82	91
West Fraser Road Realignment [2]	2023	73	21	94	82	-	12	-
Highway 1 Corridor – Falls Creek	2024	61	82	143	82	-	61	-
Highway 1 Kicking Horse Canyon Phase 4 [2]	2024	581	20	601	386	-	215	-
Highway 1 Quartz Creek Bridge Replacement	2024	84	35	119	69	-	50	-
Highway 5 Corridor	2024	218	132	350	141	-	209	-

Transportation projects are continued on the next page

2024 Financial and Economic Review – August 2024	| 45

Part 2 – Financial Review

Table 2.7 Capital Expenditure Projects Greater Than $50 million 1

		Project	Estimated	Anticipated	Project Financing
	Year of	Cost to	Cost to	Total	Internal/	P3	Federal	Other
($ millions)	Completion	Mar 31, 2024	Complete	Cost	Borrowing	Liability	Gov’t	Contrib’ns
Transportation projects continued
BC Transit Victoria HandyDART Facility	2025	42	42	84	41	-	21	22
Highway 1 Chase Four-Laning [5]	2025	117	79	196	184	-	12	-
Highway 1 Corridor – Nicomen Bridge	2025	36	108	144	109	-	35	-
Highway 1 Salmon Arm West [6]	2025	92	48	140	109	-	31	-
Highway 7 Widening – 266th St. to 287th St.	2025	51	79	130	101	-	29	-
Highway 17 Keating Cross Overpass	2025	29	48	77	58	-	17	2
Highway 99 / Steveston Interchange, Transit & Cycling Improvements	2025	57	80	137	137	-	-	-
Pattullo Bridge Replacement	2025	895	482	1,377	1,377	-	-	-
Blackwater North Fraser Slide	2026	4	199	203	200	-	3	-
Cottonwood Hill at Highway 97 Slide	2026	6	329	335	330	-	5	-
Highway 1 216th St. to 264th St. widening	2026	60	285	345	249	-	96	-
Highway 1 Ford Road to Tappen Valley Road Four-Laning	2026	69	174	243	161	-	82	-
Highway 1 Selkirk	2026	6	123	129	97	-	32	-
Highway 95 Bridge Replacement	2026	3	87	90	61	-	29	-
Kootenay Lake ferry service upgrade	2026	63	54	117	100	-	17	-
Belleville Terminal Redevelopment	2027	8	296	304	262	-	42	-
Broadway Subway [7]	2027	1,491	1,336	2,827	1,830	-	897	100
Highway 1 Bus on Shoulder McKenzie to Colwood Interchange	2027	2	93	95	68	-	27	-
Highway 1 Goldstream Safety Improvements	2027	16	146	162	162	-	-
Highway 1 Jumping Creek to MacDonald	2027	14	231	245	199	-	46	-
Highway 1 R.W. Bruhn Bridge	2027	42	213	255	164	-	91	-
Highway 1 Fraser Valley Corridor Improvements 264th St. to Mount Lehman Road	2028	82	2,258	2,340	2,340	-	-	-
Surrey Langley SkyTrain Project	2029	249	5,747	5,996	4,462	-	1,306	228
Fraser River Tunnel Project [8]	2030	88	4,060	4,148	4,148	-	-	-
Highway 1 Fraser Valley Corridor Improvements Mount Lehman Road to Highway 11	2031	28	2,623	2,651	2,651	-	-	-
Total transportation		5,092	19,534	24,626	20,660	-	3,523	443

Housing
Stanley New Fountain [2]	2023	77	1	78	9	-	-	69
Crosstown	2024	59	13	72	61	-	-	11
58 W Hastings	2024	63	95	158	67	-	19	72
1015 Hastings St. Development	2025	38	113	151	110	-	22	19
128 to 134 East Cordova St.	2025	10	156	166	36	-	27	103
320 Hastings St. E. Redevelopment	2025	-	86	86	49	-	5	32
Clark & 1st Ave	2026	8	101	109	75	-	-	34
1410 E King Edward Ave	2026	3	76	79	73	-	-	6
2086-2098 W 7th Ave	2026	2	106	108	92	-	-	16
300 Angela Drive	2026	-	204	204	164	-	37	3
1451 Bertram St.	2028	-	120	120	120	-	-	-
926 & 930 Pandora Ave	2029	1	139	140	130	-	-	10
Total housing		261	1,210	1,471	986	-	110	375

Other taxpayer-supported
Connect the Basin	2027	-	76	76	43	-	29	4
Nanaimo Correctional Centre Replacement	2024	170	11	181	181	-	-	-
Royal BC Museum – Collections and Research Building	2025	74	196	270	270	-	-	-
Total other taxpayer-supported	244	283	527	494	-	29	4
Total taxpayer-supported		15,327	42,819	58,146	47,470	303	3,703	6,670

46 |	2024 Financial and Economic Review – August 2024

Part 2 – Financial Review

Table 2.7 Capital Expenditure Projects Greater Than $50 million 1

		Project	Estimated	Anticipated	Project Financing
	Year of	Cost to	Cost to	Total	Internal/	P3	Federal	Other
($ millions)	Completion	Mar 31, 2024	Complete	Cost	Borrowing	Liability	Gov’t	Contrib’ns
Power generation and transmission
BC Hydro
– LNG Canada load interconnection project [2]	2021	82	-	82	58	-	-	24
– Mica replace units 1 - 4 generator transformers project [2]	2022	77	12	89	89	-	-	-
– 5L063 Telkwa relocation project [2]	2023	51	2	53	53	-	-	-
– Street light replacement program [2]	2023	59	4	63	63	-	-	-
– Various Sites - NERC Critical Infrastructure Protection implementation project for cyber assets [2]	2023	52	4	56	56	-	-	-
– Lake Buntzen 1 Coquitlam Tunnel Gates Refurbishment project [2]	2023	61	6	67	67	-	-	-
– Wahleach refurbish generator project [2]	2023	55	6	61	61	-	-	-
– Capilano substation upgrade project	2024	69	18	87	87	-	-	-
– G.M. Shrum G1 to 10 control system upgrade	2024	70	5	75	75	-	-	-
– Mica modernize controls project	2024	52	4	56	56	-	-	-
– Vancouver Island radio system project	2024	48	5	53	53	-	-	-
– Bridge River 1 - penstock concrete foundation refurbishment project	2025	39	33	72	72	-	-	-
– Natal - 60-138 kV switchyard upgrade project	2025	53	48	101	101	-	-	-
– Ruskin - left abutment slope sinkhole remediation project	2025	22	49	71	71	-	-	-
– Site C project [9]	2025	13,223	2,777	16,000	16,000	-	-	-
– Mainwaring station upgrade project	2026	33	121	154	154	-	-	-
– Sperling substation metalclad switchgear replacement project	2026	48	28	76	76	-	-	-
– Minette - transmission load interconnection project	2027	2	70	72	52	-	-	20
– Treaty Creek Terminal - Transmission Load Interconnection (KSM) project	2027	43	125	168	81	-	-	87
– Burrard switchyard - control building upgrade project	2028	4	53	57	57	-	-	-
– Kootenay Canal modernize controls project	2028	8	53	61	61	-	-	-
– Peace to Kelly Lake stations sustainment project	2028	61	283	344	344	-	-	-
– Prince George to Terrace capacitors project	2028	31	551	582	481	-	97	4
– John Hart dam seismic upgrade project	2029	200	713	913	913	-	-	-
– Bridge River 1 replace units 1-4 generators / governors project	2030	16	297	313	313	-	-	-
Total power generation and transmission		14,459	5,267	19,726	19,494	-	97	135
Other self-supported
ICBC Head Office Relocation	2028	-	164	164	164	-	-	-
Total self-supported		14,459	5,431	19,890	19,658	-	97	135
Total $50 million projects		29,786	48,250	78,036	67,128	303	3,800	6,805

[1]	Only projects that receive provincial funding and have been approved by Treasury Board and/or Crown corporation boards are included in this table. Ministry service plans may highlight projects that still require final approval. Capital costs reflect current government accounting policy.

[2]	Assets have been put into service and only trailing costs remain.

[3]	The anticipated total cost was previously reported as $52 million and has been reduced to $43 million to reflect current estimates.

[4]	The Seismic Mitigation Program consists of all spending to date on Phase 2 of the program and may include spending on projects greater than $50 million included in the table above.

[5]	Project is delivered in two segments, the Chase Creek Road to Chase West reached substantial completion in 2023 and the Chase West to Chase Creek Bridge is expected to complete in 2025.

[6]	Project is delivered in two segments, the Salmon Arm West 1st Ave to 10th Ave reached substantial completion in 2023 and the Salmon Arm West 10th Ave to 10th St. is expected to complete in 2025.

[7]	The Broadway Subway Project forecast and value of costs incurred to date include the City of Vancouver in-kind contribution of land rights, in keeping with the approved project budget. Under current government accounting, purchased intangible assets are given accounting recognition, and contributed intangible assets, such as land use rights or licenses are not.

[8]	The Fraser River Tunnel is forecasted to open to the public in 2030 with the removal of the existing tunnel to follow.

[9]	The approved project cost estimate is $16 billion, with an approved project in-service date of 2025 (first and last generating unit in-service in December 2024 and 2025, respectively). The anticipated project cost and cost to date include capital costs, charges subject to regulatory deferral and certain operating expenditures.

2024 Financial and Economic Review – August 2024	| 47

Part 2 – Financial Review

Provincial Debt

Total provincial debt was lower by $462 million at year-end compared to the Budget 2023 forecast (see Chart 2.8). Total debt ended the fiscal year at $107.5 billion, an increase of $18.1 billion over the year, amounting to 26.3 per cent of B.C.’s nominal GDP. About 30 per cent of the total debt is self-supported through the activities of commercial Crown corporations.

The taxpayer-supported debt-to-GDP ratio, a measure often used by investors and credit rating agencies to analyze a government’s ability to manage its debt load, stood at 18.5 per cent. This is higher by 3.3 percentage points from 2022/23 and is 0.4 percentage points lower than forecast in Budget 2023. The debt-to-revenue ratio was 97.9 per cent, 2.2 percentage points lower than the Budget 2023 forecast and an increase of 23.6 percentage points from 2022/23.

Table 2.8 Provincial Debt Summary 1

		Opening	Updated
	Budget	Balance	Budget	Actual	Actual
($ millions)	2023	Adjustment [2]	2023	2023/24	2022/23
Taxpayer-supported debt
Provincial government
Operating	2,440	-	2,440	8,729	-
Capital [3]	44,089	(3,370)	40,719	40,582	36,538
Total provincial government	46,529	(3,370)	43,159	49,311	36,538
Taxpayer-supported entities BC Transportation Financing Authority	23,171	(559)	22,612	21,286	18,946
Health Authorities and Hospital Societies	2,381	(36)	2,345	2,387	1,983
Post Secondary institutions	952	36	988	897	910
Social Housing [4]	2,227	116	2,343	1,182	1,241
Other	357	-	357	339	270
Total taxpayer-supported entities	29,088	(443)	28,645	26,091	23,350
Total taxpayer-supported debt	75,617	(3,813)	71,804	75,402	59,888
Self-supported debt	31,607	(296)	31,311	32,060	29,492
Total debt before forecast allowance	107,224	(4,109)	103,115	107,462	89,380
Forecast allowance	700	-	700	-	-
Total provincial debt	107,924	(4,109)	103,815	107,462	89,380
Debt to GDP ratios:
Taxpayer-supported debt	18.9%	17.9%[5]	18.5%	15.2%
Total provincial debt	27.0%	25.9%	26.3%	22.6%

[1]	Provincial debt is prepared in accordance with Generally Accepted Accounting Principles and presented consistent with the Debt Summary Report included in the Public Accounts . Debt is shown net of sinking funds and unamortized discounts, excludes accrued interest, and includes non-guaranteed debt directly incurred by commercial Crown corporations and debt guaranteed by the Province.

[2]	The opening balance adjustment reflects actual balances at March 31, 2023 (the Budget 2023 projection was based on a forecast for 2022/23).

[3]	Includes debt incurred by the government to fund the building of capital assets in the education, health, social housing and other sectors.

[4]	Includes debt incurred by BC Housing Management Commission to fund investments in affordable housing through HousingHub. The Provincial Rental Housing Corporation has become a subsidiary of BC Housing Management Commission in fiscal 2023/24.

[5]	Revised to reflect Statistics Canada’s Provincial Economic Accounts update released on November 8, 2023.

Taxpayer-supported debt includes provincial government borrowings for operating and capital needs, and borrowings by taxpayer-supported entities. Provincial government issues capital grants to organizations for funding their infrastructure, including schools, post-secondary institutions, health facilities, and social housing. Taxpayer-supported entities’ debt is mainly the debt of the BC Transportation Financing Authority that was incurred to fund highways and public transit projects.

48 |	2024 Financial and Economic Review – August 2024

Part 2 – Financial Review

Chart 2.7  Total Provincial Debt by Sector

Self-supported debt includes power generation and transmission debt which is entirely commercial in nature and is predominantly the debt of BC Hydro. A portion of this debt reflects borrowing for the Columbia Basin power projects managed by Columbia Power Corporation and Columbia Basin Trust. Self-supported borrowing from the BC Lottery Corporation for gaming equipment and gaming management software, the debt of post-secondary institutions’ commercial subsidiaries, and lease liabilities related to right-of-use assets are also included in this debt category.

Chart 2.8  Change in Ending Debt Level from Budget 2023

2024 Financial and Economic Review – August 2024	| 49

Part 2 – Financial Review

This variance consists of:

•	$215 million lower taxpayer-supported debt, primarily due to a $3.8 billion lower opening balance, and $3.0 billion lower net capital spending; offset by a higher operating deficit of $1.5 billion (excluding forecast allowance), changes in other working capital balances and external capital funding of $1.5 billion, and higher cash balances of $3.6 billion as part of pre-borrowing for fiscal 2024-25;

•	$453 million increase in self-supported debt due to a lower opening balance, higher operating cash flows, and higher capital spending; and

•	removal of $700 million forecast allowance.

Surplus/Deficit Versus Change In Debt

For the 2023/24 fiscal year, government posted a deficit of $5.0 billion, which included net non‑cash items of $1.2 billion (primarily amortization and an adjustment for commercial Crown corporations net income and dividends), and higher working capital requirements of $2.9 billion. Taxpayer-supported capital spending was $8.8 billion. As a result, taxpayer-supported debt increased by $15.5 billion during the fiscal year.

The $2.6 billion increase in self-supported debt primarily reflects $4.6 billion of capital spending mainly by BC Hydro, offset by $2.0 billion in net operating cash flows.

Chart 2.9  Reconciliation of Surplus/Deficit to Change In Debt

Year over year increase in debt: $18.1 billion

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Part 2 – Financial Review

Debt Indicators

Table 2.9 provides a summary of financial indicators depicting the Province’s debt position, recent borrowing trends and related interest cost burden.

Further details on provincial debt are provided in Appendix Tables A2.10 to A2.12.

Table 2.9 Key Debt Indicators1

	Budget	Actual	Actual
	2023	2023/24	2022/23
Debt to revenue (per cent)
Total provincial	113.7	113.4	90.7
Taxpayer-supported	100.1	97.9	74.3
Debt per capita ($) [2]
Total provincial	19,807	19,471	16,687
Taxpayer-supported	13,878	13,662	11,181
Debt to GDP (per cent) [3]
Total provincial	27.0	26.3	22.6
Taxpayer-supported	18.9	18.5	15.2
Interest bite (cents per dollar of revenue) [4]
Total provincial	3.5	3.7	3.2
Taxpayer-supported	2.9	3.2	2.5
Interest costs ($ millions)
Total provincial	3,333	3,518	3,116
Taxpayer-supported	2,206	2,466	2,032
Interest rate (per cent) [5]
Taxpayer-supported	3.2	3.6	3.3
Revenue Factor for Key Indicators ($millions)	94,901	94,769	98,583
Total provincial [6]
Taxpayer-supported [7]	75,511	77,043	80,575
Total debt ($millions)
Total provincial	107,924	107,462	89,380
Taxpayer-supported [8]	75,617	75,402	59,888
Provincial GDP ($millions) [9]	400,093	408,058	395,215
Population (thousands at July 1) [10]	5,449	5,519	5,356

[1]	Figures for prior year have been restated to conform with the presentation used for 2023/24 and to include the effects of changes in underlying data and statistics.

[2]	The ratio of debt to population (e.g. debt at March 31, 2024 divided by population at July 1, 2023).

[3]	The ratio of debt outstanding at fiscal year end to provincial nominal gross domestic product (GDP) for the calendar year ending in the fiscal year (e.g. debt at March 31, 2024 divided by 2023 GDP).

[4]	The ratio of interest costs (less sinking fund interest) to revenue. Figures include capitalized interest expense in order to provide a more comparable measure to outstanding debt.

[5]	Weighted average of all outstanding debt issues.

[6]	Includes revenue less earnings related to enterprises (sinking fund earnings, loan interest and net earnings), plus revenue of all enterprises.

[7]	Excludes revenues of commercial Crown corporations, but includes dividends paid to the Consolidated Revenue Fund.

[8]	Excludes debt of commercial Crown corporations.

[9]	Nominal GDP for the calendar year ending in the fiscal year (e.g. GDP for 2023 is used for the fiscal year ended March 31, 2024). As nominal GDP for the calendar year ending in 2023 is not available, the 2023 GDP projected in the February 2024 budget has been used for the fiscal year ended March 31, 2024.

[10]	Population at July 1st within the fiscal year (e.g. population at July 1, 2023 is used for the fiscal year ended March 31, 2024).

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Part 2 – Financial Review

Credit Rating

A credit rating is an evaluation of the credit risk of a prospective borrower, predicting their ability to pay interest and to repay the debt principal. It impacts the borrower’s debt servicing costs and the investor’s rate of return since an investor will demand a higher interest rate on a higher-risk, lower-rated security. Table 2.10 provides an interprovincial comparison of credit ratings.

As of July 2024, B.C. has a Aaa rating from Moody’s, AA- rating from Standard & Poor’s, and AA (High) rating from DBRS.

Table 2.10 Interprovincial Comparison of Credit Ratings, July 2024

Rating Agency[1]
	Moody’s Investors	Standard &
Province	Service	Poor’s	DBRS
British Columbia	Aaa	AA-	AA(High)
Saskatchewan	Aa1	AA	AA (Low)
Alberta	Aa2	AA-	AA
Manitoba	Aa2	A+	A (High)
Quebec	Aa2	AA-	AA (Low)
Ontario	Aa3	A+	AA
Nova Scotia	Aa2	AA-	A (High)
New Brunswick	Aa1	A+	A (High)
Prince Edward Island	Aa2	A	A
Newfoundland/Labrador	A1	A	A

[1]	The rating agencies assign letter ratings to borrowers. The major categories, in descending order of credit quality are: AAA/Aaa; AA/Aa; A; BBB/Baa; BB/Ba; and B. The “1”, “2”, “3”, “high”, “low”, “+”, and “-” modifiers show relative standing within the major categories. For example, AA+ exceeds AA and Aa2 exceeds Aa3.

Pension Plans

The province contributes to four defined benefit pension plans (Public Service, Municipal, Teachers’ and College) for many of its employees. These pension plans are managed under joint trusteeship arrangements with the plan members. Under joint trusteeship, the provincial government has no formal claim on plan surpluses or assets; however, government is responsible for 50 per cent of any unfunded liabilities in the Public Service, Teachers’ and College plans, and 35 per cent of any unfunded liability in the Municipal plan since the province’s interest in that plan is only 70 per cent.

As a result, government’s balance sheet only includes its share of any unfunded pension liabilities incurred by the four pension plans under the joint trusteeship arrangements, as well as the entire liability for the MLA Superannuation Account, which is not part of a joint trusteeship arrangement. As at March 31, 2024, all pension plans under joint trusteeship were fully funded.

In the event that a plan is determined to be in a deficit position, the pension boards, by agreement, are required to address the deficit through contribution adjustments or other measures. As a result, it is expected that any unfunded pension liability in the future would be short-term in nature.

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The pension valuations do not include future indexing of pensions, as this is a non‑guaranteed supplemental benefit to the plans that is determined by the amount of available assets in separate inflation accounts. The estimated financial positions of each plan (based on extrapolations of the most recent actuarial valuations) as at March 31, 2024 are shown in Table 2.11.

Table 2.11 Pension Plan Balances

	Pension Plan					Total
($ millions)	Public Service	Municipal	Teachers	College	Other [1]	2023/24	2022/23
Accrued benefit obligation	(27,433)	(39,206)	(26,644)	(5,406)	(849)	(99,538)	(90,062)
Pension fund assets	34,789	46,607	30,333	5,957	981	118,667	105,123
Subtotal	7,356	7,401	3,689	551	132	19,129	15,061
Unamortized actuarial (gain) loss	(3,893)	(3,195)	(2,211)	(119)	32	(9,386)	(6,998)
Accrued net asset (obligation)	3,463	4,206	1,478	432	164	9,743	8,063

[1]	Represents other defined benefit plans, outside of the four main pension plans, which are funded by entities within the government reporting entity. Includes Simon Fraser University’s Academic Pension Plan and Administrative/Union Pension Plan, the University of Victoria’s pension plan for employees other than faculty and professional staff, and the province’s 14.67% interest in the Canadian Blood Services pension plan.

Actuarial valuations are performed on the pension plans every three years with the resulting reports released nine months after the valuation date. The pension plans and the dates of their last actuarial valuation are:

•	Public Service Pension Plan, March 31, 2023;

•	Municipal Pension Plan, December 31, 2021;

•	Teachers’ Pension Plan, December 31, 2020; and

•	College Pension Plan, August 31, 2021.

Key actuarial assumptions used for valuation purposes include a long-term annual rate of return on fund assets (currently 6.00 per cent for the Public Service Pension Plan, College Pension Plan and the Municipal Pension Plan and 5.75 per cent for the Teachers’ Pension Plan) and the rate of annual salary increases (currently at 3.25 per cent).

The pension plans are administered by the BC Pension Corporation in accordance with direction received from the various pension boards. The audited financial statements of each pension plan, along with full descriptions, benefit formulas, inflation assumptions and funding polices may be found on the corporation’s website at www.pensionsbc.ca.

Contractual Rights

Contractual rights represent the annual nominal future cash receipts for multi-year contracts. As at March 31, 2024, taxpayer-supported entities have $12.0 billion in contractual rights, and self-supported Crown corporations and subsidiaries have $5.6 billion in contractual rights, for a total of $17.6 billion in contract receipts over the future years, depending on the terms of the contract.

Contractual rights represent future receipts where the projected revenue has been quantified in an agreement. They are not off-balance sheet assets, nor are they deferred revenues.

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Contractual Obligations

Contractual obligations represent the annual nominal future cash payments for multi-year contracts for the delivery of services and construction of assets — except in the case of P3 contracts, where the obligations related to construction of assets are recognized as liabilities as the assets are constructed.

As at March 31, 2024, taxpayer-supported entities have incurred $45.9 billion in contractual obligations, and self-supported Crown corporations and subsidiaries have incurred $48.6 billion in contractual obligations, for a total of $94.5 billion in contract payments that will be made over the future years, depending on the terms of the contract.

Contractual obligations represent ongoing program costs where the projected expense has been quantified in an agreement. They are not off‑balance sheet debt, nor are they unfunded costs. Rather, these annual costs have been incorporated into the overall program budgets of the contracting ministries and other entities similar to other future‑oriented government program costs such as legislated entitlements and capital asset amortization. In the case of self-supported Crown corporations and subsidiaries, the payments will be made from future revenue streams.

The 2023/24 Public Accounts Contractual Obligations schedule presents a detailed listing of obligations by function. Taxpayer-supported contractual obligations can also be grouped into seven categories (see Table 2.12) as follows:

•	Coastal ferry services agreement – annual operating subsidy provided by the Ministry of Transportation and Infrastructure to BC Ferry Services Inc. in support of its smaller routes.

•	Capital construction and maintenance P3s – reflect the annual service payments that will be made to maintain the asset and retire the liabilities.

•	Provincial policing contracts – annual operating cost of the policing contract with the RCMP (aside from major cities such as Vancouver, which have their own police forces, policing in British Columbia is provided by the RCMP under contract).

•	Program delivery agreements – annual operating cost of agreements with third-party entities that provide services to the public on behalf of government, such as care homes. Some agreements are for one year only.

•	Operating and maintenance agreements – annual operating cost of agreements with third-party entities that operate and maintain government infrastructure on behalf of government. A majority of these agreements relate to health sector facilities.

•	Service delivery agreements – annual operating cost of agreements with third-party entities that provide services directly to government, such as the Telecommunications Service Master Agreement with Telus.

•	Capital and economic development agreements – annual cost of agreements to build infrastructure, such as school district, universities, and the BC Transportation Financing Authority’s commitments for future projects.

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Table 2.12 Taxpayer-Supported Contractual Obligations

($ millions)	2024/25	2025/26	2026/27	2027/28	2028/29	2029/30+	Total
Coastal ferry services agreement	253	253	253	253	253	8,594	9,859
Capital construction and maintenance P3s	180	172	181	184	209	2,748	3,674
Provincial policing contracts	541	567	583	584	584	1,751	4,610
Program delivery agreements	2,513	509	430	366	266	1,696	5,780
Operating and maintenance agreements	1,141	625	503	356	254	1,098	3,977
Service delivery agreements	1,088	1,095	1,080	1,088	1,000	1,444	6,795
Capital and economic development agreements	5,394	2,826	1,284	604	346	710	11,164
	11,110	6,047	4,314	3,435	2,912	18,041	45,859

Almost all (94 per cent or $45.6 billion) of the contractual obligations for self-supported Crown corporations and subsidiaries are for BC Hydro power purchase agreements with independent power producers (IPPs). This ongoing cost of energy is factored into BC Hydro’s financial statement projections in the fiscal plan, although any contractual increases to the tariffs paid to the IPPs will have to be recovered from future electricity rate increases.

The remaining contractual obligations for self-supported Crown corporations and subsidiaries relate to maintenance and service agreements, whose costs also are factored into government fiscal plan projections.

2023/24 Public Accounts Audit Qualification

The Audit Opinion on the 2023/24 Public Accounts includes two qualifications, which continue from the prior year.

Deferral of Revenues

The Auditor General recommends reporting restricted contributions as revenue in the period the transfers are received, unless the transfer establishes a financial liability on the part of the recipient. In accordance with accounting standards and Treasury Board regulations, the government has maintained its longstanding recognition of deferring restricted contributions and recognizing revenue in the same period that programs and services are provided to the public. The impact of the recommendation in the current year would be to increase revenue by $7.67 billion and decrease the deficit and liabilities by $7.67 billion.

Incomplete Contractual Obligations Disclosure

Contractual obligations that commit Government to make certain expenditures, for a considerable period into the future, are required to be disclosed in the financial statements. In the Auditor General’s opinion, the summary financial statements do not provide the required disclosures in relation to certain contracts, such as contracts below the $50 million threshold and for payments not under contract for the First Nations Gaming Revenue Sharing Arrangement. The Auditor General’s recommendation would increase the disclosure of contractual obligations by $5.707 billion.

The full text of the Auditor General’s opinion and the comments of the Comptroller General of British Columbia can be found in the 2023/24 Public Accounts.

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Part 3

Supplementary Information

–  General Description of the Province

–  Constitutional Framework

–  Provincial Government

–  Annual Financial Cycle

–  Government’s Financial Statements

–  Provincial Taxes

2024 Financial and Economic Review – August 2024

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Part 3 – Supplementary Information

General Description of the Province

British Columbia is located on Canada’s Pacific coast, and has a land and freshwater area of 95 million hectares. It is Canada’s third largest province and comprises 9.5 per cent of the country’s total land area.

Geography

The province is nearly four times the size of Great Britain, 2.5 times larger than Japan and larger than any American state except Alaska. B.C.’s 7,022‑kilometre coastline supports a large shipping industry through ice‑free, deep‑water ports. The province has about 8.5 million hectares of grazing land, 1.8 million hectares of lakes and rivers, and 950,000 hectares of agricultural land that is capable of supporting a wide range of crops.

Physiography

B.C. is characterized by mountainous topography, but also has substantial areas of lowland and plateau country. The province has four basic regions, a northwesterly trending mountain system on the coast, a similar mountain system on the east, and an extensive area of plateau country between the two. The northeastern corner of the province is lowland, a segment of the continent’s Great Plains.

The western system of mountains averages about 300 kilometres in width and extends along the entire B.C. coast and the Alaska panhandle. The Coast Mountains contain some of the tallest peaks in the province. The western system includes the Insular Mountains that form the basis of Vancouver Island and Haida Gwaii (previously known as the Queen Charlotte Islands). These islands help to shelter the waters off the mainland coast of B.C., which form an important transportation route for people and products.

The Interior of the province is a plateau of rolling forest and grassland, 600 to 1,200 metres in average elevation, incised deeply by rivers. North of Prince George the interior becomes mountainous, but plateau terrain returns just south of the Yukon boundary in the area drained by the Liard River. The southern Interior’s water system is dominated by the Fraser River, which has a drainage area covering about one-quarter of the province. The Rocky Mountains, in the eastern mountain system, rise abruptly on the southern B.C.‑Alberta boundary and are cut by passes that provide dramatic overland transportation routes into the province. The Rocky Mountain Trench lies immediately to the west of the Rockies. This extensive valley, the longest in North America, is a geological fault zone separating different earth plates. It is the source of many of B.C.’s major rivers, including the Peace, Columbia and Fraser.

Climate and Vegetation

Coastal B.C. has abundant rainfall and mild temperatures associated with a maritime climate. The Pacific coast has an average annual rainfall of between 155 and 440 centimetres, while the more sheltered coasts of eastern Vancouver Island and the mainland along the Strait of Georgia average between 65 and 150 centimetres. Canada’s longest frost-free periods of over 180 days per year are enjoyed along the edges of the coastal zone and inland along the Fraser River valley. Temperatures fall quickly up the steep slopes of the Coast Mountains. The predominant trees in this coastal region are the western hemlock, western red cedar and balsam in the wetter parts, and Douglas fir and grand fir in the drier areas.

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B.C.’s Interior region has a mainly continental type of climate, although not as severe as that of the Canadian Prairies. Considerable variation in climate occurs, especially in winter and across the Coast Mountains, as mild Pacific storms bring relief from cold spells. The southern Interior has the driest and warmest climate of the province. In the valleys, annual precipitation ranges from less than 30 centimetres to 50 centimetres, while daily temperatures can average over 20°C in July and just under freezing in January. The climate becomes more extreme further north and precipitation increases. The frost-free period in the North is short and variable. Spruce and lodgepole pine are the dominant trees of commercial value in the Interior.

The northeast region of the province is an extension of the western prairie region of Alberta. It has a continental climate that is more extreme than that of the northern interior region. However, it does have long hot summers and a frost-free period long enough to grow grain, forage and other crops.

Population

B.C. is the third largest province in terms of population, which was estimated at 5.519 million people, accounting for 13.8 per cent of Canada’s population on July 1, 2023. B.C.’s population grew at an average annual rate of 1.8 per cent between 2013 and 2023, faster than the growth rate of the overall Canadian population for the same period.

The Vancouver census metropolitan area, a major Canadian shipping, manufacturing and services centre, had the largest urban population in B.C. with nearly 2.972 million people in 2023. Meanwhile, the census metropolitan area for Victoria, the provincial capital, had a population of 434 thousand people in 2023.

Constitutional Framework

The structure of the British Columbia government is based on British parliamentary tradition and precedent. Prior to 1866, B.C. was composed of two British-controlled colonies — the Colony of Vancouver Island was established in 1849, and the Colony of British Columbia was established in 1858 on the mainland. In the Union Proclamation of 1866, the two colonies were joined to form the single united Crown Colony of British Columbia. On July 20, 1871, B.C. entered into Confederation with Canada. Although the Colony of Vancouver Island had a parliamentary form of government as far back as 1856, the first fully elected government was not instituted in B.C. until the autumn after Confederation with Canada. Responsible government was achieved in late 1872, when the lieutenant governor acquiesced to an executive council that was responsible to the legislative assembly.

Upon entering Confederation, B.C. came under the authority of the British North America Act, 1867 (BNA Act), a statute of the British parliament. Until 1982, the BNA Act defined the major national institutions and established the division of authority between the federal and provincial governments. In 1982, the British Parliament ended its legal right to legislate for Canada with the passage of the Canada Act, 1982 and its companion legislation, the Constitution Act, 1982, which also includes the Canadian Charter of Rights and Freedoms. The BNA Act was renamed the Constitution Act, 1867, which continues to be the foundation for the division of legislative powers between Canada, as a federal state, and provincial governments.

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Indigenous Peoples

British Columbia is home to more than 290,000 Indigenous peoples1, representing one in six Indigenous people in Canada. There are more than 200 First Nations in B.C. (of 600 in Canada), and they represent 35 distinct languages. At more than 98,000, the Métis population in B.C. is the third-largest in Canada.

Each Indigenous community has a unique history and experience and different ways of life, social organization, governance systems, and approaches to economic development.

As the original occupants of the land, Indigenous peoples have a special constitutional relationship with the Crown. This relationship, including existing Aboriginal2 and treaty rights, is recognized and affirmed in section 35 of the Constitution Act, 1982, and includes recognizing that Indigenous self-government is part of Canada’s evolving system of cooperative federalism and distinct orders of government.

Provincial Government

B.C.’s government is modeled after the British system. Functionally there are three main branches: the legislature, the executive and the judiciary.

Legislature

Legislative powers in British Columbia are exercised by a single legislative chamber, which is elected for a term of four years. B.C. was the first jurisdiction in Canada to establish set general election dates, in 2001. Provincial general elections are scheduled to take place on the third Saturday in October every four years.

The legislature consists of the lieutenant governor and 87 elected members of the legislative assembly. The legislative assembly represents the people of B.C. in the conduct of the province’s affairs. The assembly is required by law to meet at least once a year with a normal session lasting several months. However, special sessions can last just a few days or many months, depending on the nature of the government’s business.

The legislature operates on a fixed schedule - the second Tuesday in February each year is usually reserved for the Throne Speech and the fourth Tuesday in February each year is reserved for the Budget Speech. In an election year, the Throne Speech and Budget Speech may occur on or before April 30th of the following year.

Executive

The executive is composed of the lieutenant governor and the executive council. The executive council, or cabinet, is headed by the premier and is composed of selected members of the ruling party. The lieutenant governor, the King’s representative in British Columbia, holds a largely ceremonial place in the modern provincial government. By constitutional custom, the lieutenant governor is appointed by the Governor General of Canada for a term usually lasting five years.

Following a general election, the lieutenant governor calls upon the leader of the political party with the majority of elected members to serve as premier and to form the provincial government.

[1]	The term ‘Indigenous’ includes all people of Indigenous ancestry, including First Nations (status and non-status), Métis and Inuit.

[2]	The federal Constitution Act, 1982, and provincial Declaration on the Rights of Indigenous Peoples Act define the term ‘Indigenous peoples’ to include First Nations, Métis and Inuit Peoples in Canada.

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Where the general election does not result in a single political party having the majority of elected members, a minority government may be formed by the party that is able to form a coalition or enter into a confidence and supply agreement with another party, to ensure it has the majority required for all confidence motions and budgetary legislation.

The lieutenant governor, on the advice of the premier, appoints members of the executive council and is guided by the executive council’s advice as long as it holds the confidence of the legislative assembly.

The lieutenant governor, on recommendation of the premier, convenes, prorogues and dissolves the legislative assembly and gives Royal Assent to all measures and bills passed by the assembly before they become law.

Ministers are the executives responsible for government ministries, and are usually members of cabinet. Cabinet determines government policy and is held responsible by the legislative assembly for the operation of the provincial government.

Deputy ministers are the senior civil servants in their ministries and have responsibility for all operational matters including budget, human resources and program development. Deputy ministers are required to manage a complex set of multiple accountabilities which arise out of various powers, authorities and responsibilities attached to the position. The deputy minister is the principal source of support for a minister in fulfilling minister’s collective and individual responsibilities and accountability. In providing this support, the deputy minister is responsible for:

•	sound public service advice on policy development and implementation, both within the minister’s portfolio and with respect to the government’s overall policy and legislative agenda;

•	effective ministry management, as well as advice on management of the minister’s entire portfolio; and

•	fulfillment of authorities that have been assigned to the deputy minister or other officials either by the minister directly or by virtue of legislation.

Judiciary

The judiciary performs functions that are central to the orderly operation of society. Judges hear and give judgment in criminal prosecutions and in actions arising from disputes between private citizens or between the government and private citizens. Judges apply both judge-made law, known as “common law,” and laws made by the Parliament of Canada and provincial legislatures. The judiciary is sometimes called on to determine whether laws passed by governments conform to the values expressed in the Canadian Charter of Rights and Freedoms.

B.C.’s judicial system is made up of the Provincial Court of British Columbia, the Supreme Court of British Columbia and the Court of Appeal of British Columbia. The Provincial Court hears cases that fall into five main categories: criminal cases, family cases, youth court cases, small claims, and traffic & bylaw cases. The provincial government appoints Provincial Court judges, and the federal government appoints Court of Appeal and Supreme Court judges.

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The federal judicial system includes the Tax Court of Canada, the Federal Court of Canada (Appeals division and Trial division) and the Supreme Court of Canada. The Federal Court of Canada hears cases in limited areas of exclusively federal jurisdiction — for example, reviewing decisions made by federal tribunals such as the Canada Labour Relations Board. The Supreme Court of Canada is the court of final resort and hears selected appeals from the Federal Court of Appeal and provincial Courts of Appeal.

Provincial Government Jurisdiction

Under Canada’s constitutional framework, B.C. has ownership and jurisdiction over natural resources and is responsible for education, health and social services, municipal institutions, property and civil rights, the administration of justice and other matters of purely provincial or local concern.

Annual Financial Cycle

British Columbia’s Budget Transparency and Accountability Act (BTAA) outlines the Province’s reporting requirements during the financial cycle and imposes specific reporting deadlines or release dates for these publications. In particular, fixed dates for presentation of the budget, as well as dates for quarterly and annual reports, are set by law.

Under the BTAA, the provincial government focuses its budgeting and reporting on a summary accounts basis. The BTAA requirements include reporting on the advice of the Economic Forecast Council; presentation of the annual Estimates, Budget and Fiscal Plan, Quarterly Reports, and Public Accounts; publication of Quarterly Reports with revised forecasts; annual three-year service plans and service plan reports for each ministry and government organization; and an annual three-year government strategic plan and report.

Chart 3.1 summarizes the annual financial process of the Province. This process consists of four main stages.

Planning and Budget Preparation

Treasury Board, a committee of the executive council, reviews longer-term estimates of revenue, expense, capital and debt, and establishes a preliminary fiscal plan within the framework of the government’s overall strategic plan. Ministries, service delivery agencies, and Crown corporations prepare three-year service plans, including performance measures and targets, and operating and capital budgets, for review by government. Treasury Board makes budget allocations for ministries and agencies, and assesses commercial Crown corporation net income benchmarks, within the context of the fiscal plan. Included as inputs into this process are a consultation paper published by September 15th that invites public comment on issues for consideration as government develops its fiscal and service plans, and provincewide public hearings held by a committee of the legislature. A report outlining the results of the budget consultation process is made public by November 15th of each year.

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Chart 3.1 Financial Planning and Reporting Cycle Overview

JAN FEB MAR APRIL MAY JUNE JULY AUG SEPT OCT NOV DEC
CALENDAR YEAR
Ministries and Crown corporations prepare 3-year service plans including financial implications
Fiscal outlook updated and budget targets/envelopes established based on government priorities
Budget Consultation Process
BUDGET PREPARATION - decisions on revenue, expense, Crown corporation plans, capital, FTEs
Government tables in the Legislative Assembly the Estimates, Budget and 3-Year Fiscal Plan, and 3-year ministry/Crown service plans
BUDGET DAY*
Fourth Tuesday in February
ESTIMATES tabled
BUDGET & THREE-YEAR FISCAL PLAN tabled
Three-year service plans of ministries and Crown organizations tabled
Legislative Assembly approves money/resources
Interim Supply
ESTIMATES DEBATED to authorize ministry operating and capital spending
Final Supply
Government delivers programs and services, and incurs expenses
Based on Estimates and fiscal plan
Records are maintained of how revenue is earned and the money spent, and forecasts are updated
QUARTERLY REPORTS
Ongoing reports of government and Crown corporation finances
Q1
Q2
Q3
FINANCIAL AND ECONOMIC REVIEW
Record of economic performance and annual government and Crown corporation finances
Detailed records of government and Crown corporation finances (audited by Auditor General and Crown corporation auditors)
PUBLIC ACCOUNTS published
Annual service plan reports made public by government, ministries and organizations
MINISTERIAL ACCOUNTABILITY REPORT published
FISCAL YEAR
JAN FEB MAR APRIL MAY JUNE JULY AUG SEPT OCT NOV DEC

*In an election year the budget day may be delayed, in accordance with the Budget Transparency and Accountability Act.

Implementation and Reporting

The government’s revenue, expense and capital plans for the next three fiscal years, as well as other information on the government’s finances, are presented to the legislative assembly by the Minister of Finance in a budget document called the Budget and Fiscal Plan. The financial plan for the next fiscal year is also included in the document called the Estimates, which describes the individual appropriations to be voted on by the legislative assembly. Government’s strategic plan, service plans, and a report on major capital projects (those where government contribution exceeds $50 million) must also be tabled in the legislature. Throughout the year, the authorized funding as specified in the Estimates and ministry service plans is spent on programs and services. Crown corporations follow approved service plans under the direction of their own boards of directors. Quarterly Reports, including full-year forecasts, are published by legislated dates, thereby providing regular updates to the public on the government’s finances.

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Part 3 – Supplementary Information

Evaluation

At the end of the fiscal year, the Public Accounts are prepared by the Office of the Comptroller General and examined by the Office of the Auditor General to ensure that the financial statements fairly present the government’s financial position. The Public Accounts are augmented by the British Columbia Financial and Economic Review, which provides an overview of annual and historical financial and economic results. In addition, annual service plan reports are made public that compare actual results with ministry and Crown corporation performance targets.

Accountability

The Public Accounts are presented to the legislative assembly and are reviewed by two committees of the legislative assembly (the Select Standing Committee on Public Accounts, and the Select Standing Committee on Crown Corporations). At the same time, the Ministerial Accountability Report is published detailing the individual financial performance of cabinet ministers, and the performance achieved by the Ministers of State on non-financial targets.

Government’s Financial Statements

Government Reporting Entity

The provincial government conducts its activities through:

•	ministries;

•	the SUCH sector (school districts, universities, colleges, institutes, and health organizations);

•	other taxpayer-supported service delivery agencies; and

•	commercial Crown corporations.

The accounts relating to the ministries and other direct activities of government are contained in the Consolidated Revenue Fund (CRF), whose financial results are reported as a separate entity in the Public Accounts. The CRF comprises all money over which the legislature has direct power of appropriation. The operations of public sector organizations, including the SUCH sector entities, service delivery agencies, and Crown corporations, are recorded in their own financial statements, which are subject to audit by the Auditor General or by private-sector auditors.

The relationships between the legislature and government’s public sector organizations are guided by legislation, governance agreements, and/or mandate letters to ensure effective oversight, alignment with government’s priorities, and preservation of public confidence in the management of public-sector programs and services for the citizens of British Columbia.

The Province consolidates the financial results of all these entities into a single set of financial statements, published annually in the Public Accounts.

2024 Financial and Economic Review – August 2024	| 65

Part 3 – Supplementary Information

Compliance with GAAP

British Columbia’s Budget Transparency and Accountability Act (BTAA) requires government’s financial statements to conform to generally accepted accounting principles (GAAP) for senior governments in Canada. In practice this means compliance with the Public Sector Accounting Standards (PSAS), which are set by the Canadian Public Sector Accounting Board (PSAB).

Under PSAS, service delivery agencies are consolidated with the CRF on a line-by-line basis. Commercial Crown corporations3 (government business enterprises) and commercial subsidiaries owned by service delivery agencies are consolidated on a modified equity basis — i.e. their net income is reported as revenue of the Province and their retained earnings as an investment.

Where the accounting policies of service delivery agencies differ from those used by the central government, the service delivery agency financial statements are adjusted to conform to government’s accounting policies. No adjustments for accounting differences are made for commercial Crown corporations, which prepare their statements in accordance with International Financial Reporting Standards (IFRS).

The BTAA authorizes Treasury Board to adopt different standards than those promoted by PSAB in order to ensure that British Columbia’s financial reporting reflects the policy framework within which the Crown corporations and agencies operate. Any alternative standard adopted by Treasury Board must come from other areas of Canadian GAAP or from a recognized standard setting body in another jurisdiction (e.g. the US Financial Accounting Standards Board). Treasury Board has issued one such regulation, mandating BC Hydro to follow the US FASB standard for rate-regulated accounting.

The full text of government’s significant accounting policies can be found in Note 1 to the Consolidated Summary Financial Statements in the 2023/24 Public Accounts.

[3]	Crown corporations are considered commercial if the majority of their operating revenue comes from non-government sources, and their operating revenue is sufficient to cover operating and debt service costs without the need for government grants or other forms of assistance. Otherwise they are included with the service delivery agencies.

66 |	2024 Financial and Economic Review – August 2024

Part 3 – Supplementary Information

Table 3.1 Provincial Taxes (as of July 2024)

Type and Statute Reference	Tax Base	Tax Rate	Characteristics and Exemptions

Income — Income Tax Act	Taxable Income: • Corporate • Personal

General rate: 12%
Small business rate: 2%.

Tax rates of 5.06%, 7.7%, 10.5%, 12.29%, 14.7%, 16.8% and 20.5% corresponding to the following tax brackets:

$0 to $47,937
$47,937.01 to $95,875
$95,875.01 to $110,076
$110,076.01 to $133,664
$133,664.01 to $181,232
$181,232.01 to $252,752
Over $252,752

The Canada Revenue Agency administers B.C.'s personal and corporate income taxes under the Tax Collection Agreement between the province and the federal government.

Corporate tax credits include the scientific research and experimental development tax credit, the book publishing tax credit, the interactive digital media tax credit and the film tax credits. In addition, the clean buildings tax credit, farmers’ food donation tax credit, mining exploration tax credit, logging tax credit, training tax credits and venture capital tax credits are available to both individuals and corporations.

B.C. provides a set of non-refundable credits similar to most federal non-refundable credits.

Refundable personal tax credits include the B.C. renter’s tax credit, B.C. climate action tax credit, B.C. sales tax credit, the BC Family Benefit (previously known as the BC Child Opportunity Benefit) and other credits available to individuals who meet specific eligibility criteria.

Payroll — Employer Health Tax Act	B.C. remuneration	1.95%. Rate is phased in if annual B.C. remuneration is between $1 million and $1.5 million. Tax does not apply if B.C. remuneration is less than $1 million.	Employers with annual B.C. remuneration less than $1 million are exempt from the tax. The exemption amount is shared by all associated employers.

The tax is phased in for employers with annual B.C. remuneration between $1 million and $1.5 million.

Special rules exist for charities and non-profits. Charities and non-profits receive an exemption of $1.5 million per qualifying location, and charities with B.C. remuneration between $1.5 million and $4.5 million per qualifying location pay a reduced rate. Employers associated with charities do not have to share the exemption with the charity.

Real property transfers — Property Transfer Tax Act	Fair market value of property based on the percentage of interest in the property.	1% on the first $200,000 of the fair market value transferred, 2% of the fair market value that exceeds $200,000 but does not exceed $2,000,000 and 3% of the fair market value that exceeds $2,000,000. For residential class property and farm land associated with a farmers’ dwelling, the 3% rate becomes 5% for the fair market value above $3,000,000.

Foreign nationals and foreign corporations purchasing residential class property in certain areas pay an additional 20% of fair market value. These areas are Metro Vancouver Regional District except Tsawwassen Lands, and Capital, Central Okanagan, Fraser Valley and Nanaimo Regional Districts.	Eligible first time home-buyers who purchase a home with a fair market value up to $835,000 are exempt from tax on the first $500,000 of the property’s value. Similarly, eligible purchasers of newly constructed homes are fully exempt from tax if the fair market value is $1,100,000 or less.

Other exemptions include: qualifying purpose-built rental buildings, some intergenerational transfers or transfers to a spouse of principal residences, recreational residences and family farms; transfers of property between spouses pursuant to written separation agreements or court orders; transfers of property to local governments, registered charities and educational institutions; transfers of property to veterans under the Veterans’ Land Act (Canada); transfers of land to be protected, preserved, conserved or kept in a natural state; and transfers of leases 30 years or less in duration. A number of technical exemptions are also provided.

Foreign nationals who become citizens or permanent residents of Canada within a year of purchase may be eligible for a refund of the additional 20% tax.

Foreign nationals who are in the Provincial Nominee Program process for immigration to Canada may be exempt from the additional 20% tax.

2024 Financial and Economic Review – August 2024	| 67

Part 3 – Supplementary Information

Table 3.1 Provincial Taxes (as of July 2024) – Continued

Type and Statute Reference	Tax Base	Tax Rate	Characteristics and Exemptions

Retail sales tax — Provincial Sales Tax Act	Purchase and lease of tangible personal property.

Purchase of software, accommodation, related services, telecommunication services, online marketplace services, and legal services.

	Gifts of vehicles, boats, and aircraft.	General rate: 7% Liquor: 10% Vapour products: 20% Accommodation: 8% Vehicles: 7% to 20% Boats and aircraft: 7% or 12% Fossil fuel combustion systems: 12% Manufactured buildings: reduced rate of tax.

Paid by purchasers and lessees and primarily collected through businesses required to be registered under the Act.

Major consumer exemptions include, but are not limited to:

•                food for human consumption (including prepared food, but not including soda beverages),

•                residential energy,

•                children’s clothing and footwear (child-sized clothing and adult-sized clothing for children under 15 years of age),

•                basic cable and residential land-line telephone services, and

•                vitamins, drugs, and household medical aids.

Major business exemptions include, but are not limited to:

•                goods acquired solely for re-sale or re-lease,

•                goods purchased to be incorporated into goods for sale or lease,

•                certain production machinery and equipment purchased by major industries (manufacturers, logging, mining, oil and gas) for qualifying activities at qualifying locations, and

•                electricity.

Tobacco — Tobacco Tax Act	By cigarette, heated tobacco product, cigar retail price, and weight on other tobacco products.	32.5 cents per cigarette, tobacco stick, or heated tobacco product unit, and 65 cents per gram of loose tobacco; 90.5% of taxable price on cigars to a maximum tax of $7 per cigar.	Tax is payable on tobacco by purchasers at the time of retail purchase. Tobacco is subject to a security scheme. Security is payable by wholesale dealers registered under the Act when tobacco is delivered to them.

Carbon dioxide equivalent emissions from combustion of fuels and combustibles — Carbon Tax Act	Purchase, use, or, in certain circumstances, transfer or importation of:
•                Aviation Fuel
•                Gasoline
•                Heavy Fuel Oil
•                Jet Fuel
•                Kerosene
•                Light Fuel Oil
•                Methanol (not produced from biomass)
•                Naphtha
•                Butane
•                Coke Oven Gas
•                Ethane
•                Propane
•                Natural Gas
•                Refinery Gas
•                High Heat Value Coal
•                Low Heat Value Coal
•                Coke
•                Petroleum Coke
•                Gas Liquids
•                Pentanes Plus

Combustion (to produce heat or energy) of:
•                Peat
	• Combustible Waste	Tax rates vary by type of fuel or combustible based on carbon dioxide equivalent emitted by each fuel or combustible. Tax rates are equivalent to $80 per tonne of carbon dioxide equivalent.

Tax is payable on fuels by purchasers at the time of retail purchase. Fuels, other than natural gas, are subject to a security scheme similar to the security scheme under the Motor Fuel Tax Act. Security is payable by collectors registered under the Act when fuel is sold in British Columbia for the first time after manufacture or importation.

Tax on the purchase of natural gas is collected and remitted at the retail level.

Tax on use, transfer and import is self-assessed.

Tax on the burning of combustibles is self-assessed.

Exemptions include:

•               fuels which are exported for use outside of British Columbia,

•                fuel used for certain non-energy purposes,

•                fuel used for eligible inter-jurisdictional transportation,

•                coloured gasoline and coloured diesel purchased by farmers solely for listed farm purposes,

•                fuels purchased or used, and combustibles burned, by large industrial emitters subject to the Output-Based Pricing System, and

•                minor exemptions similar to exemptions in other consumption tax acts for administrative and technical reasons. Eligible greenhouse growers can claim a partial exemption on natural gas and propane that they use to heat greenhouses to grow or produce eligible greenhouse plants.

68 |	2024 Financial and Economic Review – August 2024

Part 3 – Supplementary Information

Table 3.1 Provincial Taxes (as of July 2024) – Continued

Type and
Statute Reference	Tax Base	Tax Rate	Characteristics and Exemptions

Motor fuel	Purchase, use, or in certain		Tax generally applies to all fuels purchased for use, or used in,
— Motor Fuel Tax	circumstances, transfer or		internal combustion engines. Tax is payable on fuels by purchasers at
Act	importation of fuels:		the time of retail purchase. Most fuels are subject to a security scheme similar to the security scheme under the Carbon Tax Act.
Security is payable by collectors registered under the Act when fuel is sold in British Columbia for the first time after manufacture or importation. The additional tax collected in the South Coast BC
Transportation Service Region, on behalf of TransLink, helps fund regional transportation costs. The additional tax collected in the
Victoria Regional Transit Service Area, on behalf of BC Transit, helps fund the public transit system.

	• Clear gasoline	General rate: 14.5 cents per litre
(includes 6.75 cents per litre
collected on behalf of the
BC Transportation Financing
Authority).

South Coast BC Transportation
Service Region: 27 cents per
litre (includes 6.75 cents per
litre collected on behalf of the
BC Transportation Financing
Authority and 18.5 cents per
litre collected on behalf of
TransLink).

Victoria Regional Transit
Service Area: 20 cents per litre
(includes 6.75 cents per litre
collected on behalf of the
BC Transportation Financing
Authority and 5.5 cents per litre
collected on behalf of
BC Transit).

	• Motive fuel	General rate: 15 cents per litre	Tax applies to diesel fuel but does not include alternative motor fuels
		(includes 6.75 cents per litre	or coloured fuels.
collected on behalf of the
BC Transportation Financing
Authority).

South Coast BC Transportation
Service Region: 27.5 cents per
litre (includes 6.75 cents per
litre collected on behalf of the
BC Transportation Financing
Authority and 18.5 cents per
litre collected on behalf of
TransLink).

Victoria Regional Transit
Service Area: 20.5 cents per
litre (includes 6.75 cents per
litre collected on behalf of the
BC Transportation Financing
Authority and 5.5 cents per litre
collected on behalf of
BC Transit).

	• Alternative motor fuels	Exempt.	Natural gas, when used as a motor fuel, is exempt from tax.
	(natural gas, hydrogen,		Certain hydrogen is exempt from tax. Fuels comprised of at least
	and methanol (M85+))		85% methanol are also exempt from tax.

2024 Financial and Economic Review – August 2024	| 69

Part 3 – Supplementary Information

Table 3.1 Provincial Taxes (as of July 2024) – Continued

Type and
Statute Reference	Tax Base	Tax Rate	Characteristics and Exemptions

Motor fuel — Motor Fuel Tax Act (continued)	• Coloured fuel, marine diesel fuel	3 cents per litre.	Coloured fuel may be used in all vehicles not licensed to operate on a highway and in specific industrial vehicles. Farmers are exempt from paying the tax when fuel is used solely for listed farm purposes. Farm trucks are allowed to use tax-exempt coloured fuel for farming purposes on a highway. Marine diesel fuel used in interjurisdictional cruise ships and ships prohibited from coasting trade under the Coasting Trade Act is exempt from tax.

	• Locomotive fuel	3 cents per litre.	Tax applies to fuel specifically for use in locomotives.

	• Propane	2.7 cents per litre.	Propane tax applies to all uses of propane. There are exemptions for propane used as residential energy in a residential dwelling, for propane used by qualifying farmers solely for a farm purpose, and for small containers of propane.

	• Aviation fuel	2 cents per litre.	Aviation fuel tax applies to fuel produced specifically for use in a non-turbine aircraft engine.

	• Jet fuel	2 cents per litre.	Jet fuel tax applies to fuel produced specifically for use in a turbine aircraft engine. Jet fuel used for international flights is exempt.
	• Natural gas used in	1.1 cents per 810.32 litres.
stationary engines, other than listed below.

	• Natural gas used in	1.9 cents per 810.32 litres.
pipeline compressors to
transmit marketable gas.

	• Natural gas used in	Exempt.
pipeline compressors to
extract and transmit raw
gas from wells to
processing plants.

	• Natural gas used in	Exempt.
compressors to re-inject
sour gas into depleted
wells.

	• Marine bunker fuel	Exempt.	Exemption applies to bunker fuel used as fuel in a ship.

	• Marine gas oil	Exempt.	Exemption applies to marine gas oil when used in primary gas turbine engines to propel passenger and cargo vessels.

Natural resources	Net income from logging in	10% (fully recoverable against	Tax is calculated as net income from logging after deducting a
— Logging Tax	B.C.	federal and provincial	processing allowance.
Act		corporation and personal
income tax).

— Mineral Land	Assessed value of freehold	Undesignated mineral land —	Rates of tax set on sliding scale, dependent on size and designation
Tax Act	mineral land and production	$1.25 to $4.94 per hectare.	of land. No tax is payable if the mineral land is less than
	areas.	Designated production areas —	16.2 hectares, owned by a registered charity or if the administrator
		$4.94 per hectare.	has classified the mineral lands as agricultural.

— Mineral Tax	Cash flow from individual	2% of net current proceeds	Tax calculated for each operator on a mine-by-mine basis. NCP tax
Act	metal and coal mines (other	(NCP). 13% of net revenue	paid on current operating cash flow until all current and capital
	than placer gold mines).	(NR).	costs, plus any investment allowance, are recovered. Then NR tax paid on cumulative cash flow. NCP tax creditable against NR tax.

	Volume of production of	$0.15 per tonne removed from all	An operator may deduct 25,000 tonnes from the total number of
	limestone, dolomite, marble,	quarries operated.	tonnes removed from all quarries operated by that operator.
	shale, clay, volcanic ash,		However, the amount deducted from any one quarry by all
	diatomaceous earth, sandstone,		operators of that quarry must not exceed 25,000 tonnes.
quartzite and dimension stone.

	Value of minerals sold by	0.5% of value of minerals sold.
placer gold mines.

70 |	2024 Financial and Economic Review – August 2024

Part 3 – Supplementary Information

Table 3.1 Provincial Taxes (as of July 2024) – Continued

Type and
Statute Reference	Tax Base	Tax Rate		Characteristics and Exemptions

Insurance	B.C. premiums.	4.4% for vehicle and property		Exemptions: fraternal benefit societies; mutual corporations with
— Insurance		insurance, 2% for life, sickness,		50% of income from farm or 100% from religious, educational or
Premium Tax		personal accident and loss of		charitable institutions; marine, except pleasure craft; approved
Act		salary and wages insurance, 4%		medical or hospitalization plans; professional liability insurance
		for other insurance and 7% for		from the Law Society of B.C.; liability insurance with the Real
		all contracts with unlicensed		Estate Errors and Omissions Insurance Corporation; and
		insurers.		assessments for the Real Estate Special Compensation Fund.

Real property	Assessed value of land and	Rates are set annually expressed		Some exemptions apply under various statutes.
— Taxation	improvements in rural areas	as $/$1000 of taxable assessed
(Rural Area)	(outside municipalities).	value. For residential properties
Act	Assessment determined under	the rates are set to increase
	the Assessment Act.	average residential rural taxes
		by the rate of inflation. For
		non-residential property classes,
		the rates are set so that total
		non-residential rural tax
		revenues increase by inflation
		plus tax on new construction.

		Class	Rate $/$1000
		1 residential:	0.36
		2 utilities:	3.62
		3 supportive housing:	0.10
		4 major industry:	7.50
		5 light industry:	2.43
		6 business and other:	2.43
		7 managed forest land:	0.45
		8 recreation/non-profit:	0.78
		9 farm land:	0.57

		In Peace River Regional
		District, tax rates are the same
		as above except
		2 utilities:	3.92
		4 major industry:	7.80
		5 light industry:	2.73

Basic residential	Assessed value of class 1	Rates are set annually to		Basic rates are calculated using a formula to moderate effects of
class school	residential land and	increase average residential		varying average assessments on school district taxes. Amendments
property tax	improvements. Assessment	taxes by the rate of inflation.		to the School Act in 2002 allow the Minister of Finance to apply
— School Act	determined under the	The rates vary by school		different tax rates within a school district. Tofino is the only
section 119	Assessment Act.	district. For 2024, rates range		municipality with a rate that differs from the rest of the school
		from about $0.74/$1000 to		district. School districts may levy additional tax on residential class
		$4.07/$1000.		property if authorized by local referendum. None do.

				The Home Owner Grant Program and the Land Tax Deferment
				Program can reduce or postpone the tax liability for Canadian
				citizens and permanent residents of Canada who live in their own
				home as a principal residence.

Additional school	Assessed value of “dwelling	Tax is 0.2% on the value of the		Dwelling property for the additional school tax is most residential
tax on homes	property”.	dwelling property between		class property where there is between one and three dwelling units.
over $3 million.		$3,000,000 and $4,000,000 and		Properties with four or more units, such as apartment buildings, are
— School Act		0.4% on the value above		not taxed. Vacant land in residential class is taxed unless it is in the
section 120.1		$4,000,000.		Agricultural Land Reserve.

2024 Financial and Economic Review – August 2024	| 71

Part 3 – Supplementary Information

Table 3.1 Provincial Taxes (as of July 2024) – Continued

Type and
Statute Reference	Tax Base	Tax Rate		Characteristics and Exemptions

Non-residential class school property tax — School Act section 119	Assessed value of non-residential land and improvements. Assessment determined under the Assessment Act.	Rates are set annually and expressed as $/$1000 of taxable assessed value.		Some exemptions apply under various statutes. Tax rates for 2024 were set according to the usual policy, so that revenues would grow from 2023 by inflation and by the tax on new building since 2023.
For 2024 the rates are:

		Class	Rate $/$1000	Starting in 2023, the 60% credit on major industrial (class 4)
		2 utilities: 3 supportive housing: 4 major industry: 5 light industry: 6 business and other: 7 managed forest land: 8 recreation/non-profit: 9 farm land:	12.11 0.10 1.36 3.39 3.39 1.87 2.11 7.15

properties is eliminated. The class 4 property tax rate is reduced by an equivalent amount, resulting in no effective change from the removal of the credit.

A 50% provincial farm land property tax credit reduces the provincial school property tax on farm land (class 9).

Police tax — Police Act	Assessed value of land and improvements in municipalities under 5,000 population and in rural areas. Assessment determined under the Assessment Act.	Rates are set annually to raise up to 50% of the provincial cost of rural and small community policing. Rates are set for each of the nine property classes in each municipality under 5,000 population, in each electoral area of the province and in the area of the province outside a regional district.

As announced in the Budget 2024, police tax revenue is set to  target 33% of the cost estimate after all the tax reduction.

Basic rates are calculated using a formula that includes assessed value and population. Tax rate reductions are embedded in the rates to reflect the contribution taxpayers in the rural areas make to policing costs through the provincial rural area property tax and payments of grants in lieu of police tax by exempt taxpayers. Rates are further reduced to deliver traffic fine revenue sharing amounts to taxpayers: in municipalities over 5,000 where police tax does not apply the traffic fine revenue sharing amounts are paid to municipalities.

Speculation and vacancy tax — Speculation and Vacancy Tax Act	Tax is based on the assessed value of the residential property. Assessment determined under the Assessment Act.	The tax rate is 2% for foreign owners and untaxed worldwide earners (satellite families). The tax rate for other owners is 0.5%.

The tax is intended to capture foreign and domestic speculators who own residential property in designated taxable areas.

Different exemptions and credits are available depending on owner type.

The principal residence of a resident of British Columbia is exempt from tax. Residential property that is rented out is exempt. Property that is under construction or development is exempt. There are also a variety of hardship exemptions available.

Residents of B.C. are entitled to an up to $2,000 tax credit. Other categories of owners are entitled to a tax credit based on reported B.C. income and the use of the property.

72 |	2024 Financial and Economic Review – August 2024

Part 3 – Supplementary Information

Table 3.2 Interprovincial Comparisons of Tax Rates – 2024

                    (Rates known and in effect as of July 1, 2024)

Tax	British Columbia	Alberta	Saskat- chewan		Manitoba	Ontario	Quebec	New Brunswick		Nova Scotia	Prince Edward Island	Newfound- land and Labrador
Corporate income tax (per cent of taxable income)
General rate	12	8	12		12	11.5	11.5	14		14	16	15
Manufacturing rate [1]	12	8	10		12	10	11.5	14		14	16	15
Small business rate [2]	2	2	1		0	3.2	3.2	2.5		2.5	1	2.5
Small business threshold ($000s)	500	500	600		500	500	500	500		500	500	500
Corporation capital tax (per cent) Financial [3]	Nil	Nil	0.7	/4	6	Nil	1.25	4	/5	4	5	6
Payroll tax (per cent) [4]	1.95	Nil	Nil		2.15	1.95	4.26	Nil		Nil	Nil	2
Insurance premium tax (per cent) [5]	2/7	3/4	3/4		2/4	2/3.5	3.3	2/3		3/4	3.75/4	5
Fuel tax (cents per litre) [6]
Gasoline	32.11	30.61	32.61		17.61	38.54	35.12	43.83		49.14	41.85	41.62
Diesel	35.74	34.39	36.39		21.39	41.84	35.96	52.18		52.58	51.62	46.87
Sales tax (per cent) [7]
General rate	7	Nil	6		7	8	9.975	10		10	10	10
Tobacco tax ($ per carton of 200 cigarettes) [8]	77.01	60	67.87		71.66	48.43	39.80	66.79		75.59	75.59	82.15

[1]	In British Columbia (and some other provinces), the general rate applies to income from manufacturing and processing.
[2]	Saskatchewan has temporarily reduced the province’s small business rate. The rate was 0 per cent from October 1, 2020 to June 30, 2023. Effective July 1, 2023, the rate is increased to 1 per cent and is due to increase to 2 per cent July 1, 2025. Newfoundland and Labrador has reduced its rate from 3 per cent to 2.5 per cent effective January 1, 2024 subject to royal assent.
[3]	Saskatchewan provides a lower rate for small financial corporations, while Manitoba exempts small financial corporations from taxation.The tax in Ontario and Quebec tax only applies to life insurance companies. New Brunswick generally applies a 4 per cent tax on financial institutions with a 5 per cent tax on banks specifically. Saskatchewan, New Brunswick, Nova Scotia, Prince Edward Island, and Newfoundland and Labrador each provide capital tax deductions.
[4]	Provinces with payroll taxes provide payroll tax relief for small businesses. Quebec levies a compensation tax of up to 2.8 per cent on salaries and wages paid by financial institutions other than insurance corporations which are taxed at a rate of 0.3 per cent. British Columbia’s exemption amount increased from $500,000 to $1 million effective January 1, 2024.
[5]	Lower rates apply to premiums for life, sickness, and accident insurance; higher rates apply to premiums for property insurance including automobile insurance. In British Columbia, the highest rate applies to unlicensed insurance. Quebec’s rate includes the 0.3 per cent rate of compensation tax levied on insurance corporations. In Saskatchewan, Manitoba, Ontario, Quebec, and Newfoundland and Labrador, sales taxes also apply to certain insurance premiums except, generally, those related to individual life and health.
[6]	Tax rates are for regular fuel used on highways and include all provincial taxes payable by consumers at the pump. The British Columbia rates include 6.75 cents per litre dedicated to the BC Transportation Financing Authority and the carbon tax rates of 17.61 cents per litre for gasoline and 20.74 cents per litre for diesel. The British Columbia rates do not include regional taxes that increase the gasoline and diesel rates by 18.5 cents per litre in the South Coast British Columbia Transportation Authority service region and by 5.5 cents per litre in the Capital Regional District. The rates for Ontario, Quebec, New Brunswick, Nova Scotia, Prince Edward Island, and Newfoundland and Labrador include provincial sales tax based on average pump prices as of May 2024. The rates for Alberta, Saskatchewan, Manitoba, Ontario, Newfoundland and Labrador, Nova Scotia, New Brunswick, and Prince Edward Island include federal carbon pricing backstop rates of 17.61 cents per litre for gasoline and 21.39 cents per litre for diesel. In Alberta, fuel tax rates, including gas and diesel, are adjusted quarterly based on an average West Texas Intermediate price within a given period. Alberta’s fuel tax rate of 13 cents per litre is included as it was in effect when this table was calculated. The temporary fuel tax elimination in Manitoba has been included as it is in effect until September 30, 2024. The temporary fuel tax reduction in Ontario has been included as it is in effect until December 31, 2024. The temporary fuel tax reduction in Newfoundland and Labrador has been included as it is in effect until March 31, 2025. Quebec’s rates do not include increased or reduced regional tax rates, such as an additional 3 cents per litre on gasoline in the Montreal area.
[7]	Tax rates shown are statutory rates. Ontario, Quebec, New Brunswick, Nova Scotia, Prince Edward Island and Newfoundland and Labrador have harmonized their sales taxes with the federal GST. Alberta imposes a 4 per cent tax on short-term rental accommodation.
[8]	Includes estimated provincial sales tax / provincial portion of the harmonized sales tax in all provinces except Alberta and Quebec.

2024 Financial and Economic Review – August 2024	| 73

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Appendix 1
Economic Review
Supplementary Tables

2024 Financial and Economic Review – August 2024

Appendix 1 – Economic Review Supplementary Tables

Table A1.1A Aggregate and Labour Market Indicators

	Population [1] (thousands)	Nominal GDP ($ millions)	Real GDP (chained) ($2017 millions)	Primary household income ($ millions)	Gross fixed capital formation ($ millions)	Business incorporations (number)	Labour force (thousands)	Employment (thousands)	Unemployment rate (per cent)
1981	2,827	46,596	114,605	33,035	13,256	–	1,416	1,320	6.8
1982	2,877	46,600	107,268	34,966	11,061	–	1,427	1,253	12.1
1983	2,908	49,329	108,055	35,263	10,903	–	1,446	1,245	13.9
1984	2,947	51,788	109,036	36,944	10,722	–	1,465	1,245	15.0
1985	2,975	55,788	116,722	39,668	11,573	–	1,493	1,280	14.3
1986	3,004	58,954	117,808	41,991	11,012	–	1,526	1,332	12.7
1987	3,049	65,147	125,019	45,787	12,607	–	1,567	1,378	12.1
1988	3,115	72,095	131,926	50,643	15,210	–	1,599	1,435	10.3
1989	3,197	78,443	136,097	56,796	18,748	–	1,659	1,508	9.1
1990	3,292	82,374	138,149	62,770	19,391	19,550	1,703	1,560	8.4
1991	3,374	84,975	138,594	65,226	19,283	18,528	1,751	1,578	9.9
1992	3,469	90,515	142,442	68,047	20,546	20,406	1,800	1,617	10.1
1993	3,568	97,221	149,130	70,589	21,435	22,955	1,848	1,668	9.7
1994	3,676	103,598	153,049	74,124	24,400	25,774	1,918	1,743	9.1
1995	3,777	109,203	157,068	78,040	23,076	23,846	1,951	1,786	8.5
1996	3,874	112,540	161,066	80,322	22,787	23,237	1,986	1,813	8.7
1997	3,949	118,585	166,449	83,387	24,819	22,958	2,032	1,860	8.5
1998	3,983	119,775	168,469	85,832	23,173	20,759	2,038	1,858	8.8
1999	4,011	125,658	174,330	89,551	23,281	21,009	2,064	1,894	8.3
2000	4,039	136,411	182,264	94,462	24,152	21,388	2,080	1,931	7.2
2001	4,077	138,815	183,508	97,235	26,197	19,474	2,082	1,921	7.7
2002	4,101	143,993	190,817	101,152	26,819	20,987	2,135	1,952	8.5
2003	4,124	151,958	195,226	104,469	29,096	22,531	2,172	1,998	8.0
2004	4,156	164,600	202,904	111,064	34,336	24,703	2,186	2,028	7.2
2005	4,196	177,197	212,991	118,263	39,429	30,937	2,220	2,090	5.9
2006	4,242	190,479	222,403	128,744	45,658	33,273	2,264	2,153	4.9
2007	4,291	200,440	229,376	137,373	49,568	34,036	2,312	2,211	4.4
2008	4,349	206,427	231,000	142,034	52,692	30,085	2,357	2,244	4.8
2009	4,411	198,179	225,497	140,482	46,303	26,431	2,389	2,202	7.8
2010	4,466	206,990	231,927	144,734	49,423	30,305	2,410	2,222	7.8
2011	4,504	218,771	238,996	152,291	50,911	30,853	2,420	2,235	7.6
2012	4,571	223,328	244,610	158,221	54,486	31,068	2,465	2,296	6.9
2013	4,635	230,981	250,066	166,281	53,814	32,224	2,487	2,322	6.6
2014	4,713	243,872	259,251	172,841	59,031	34,951	2,505	2,349	6.2
2015	4,765	250,784	264,523	181,683	59,392	37,936	2,546	2,389	6.2
2016	4,861	263,912	271,919	187,000	64,897	43,557	2,628	2,468	6.1
2017	4,934	282,283	282,283	198,265	69,871	46,249	2,703	2,560	5.3
2018	5,021	297,392	292,182	204,273	73,768	46,245	2,733	2,606	4.6
2019	5,111	308,993	299,857	218,490	82,248	44,724	2,813	2,678	4.8
2020	5,176	307,412	290,575	218,224	83,558	47,788	2,761	2,509	9.1
2021	5,227	355,937	311,143	240,702	99,598	60,813	2,852	2,664	6.6
2022	5,356	395,215	322,862	262,498	107,640	51,969	2,881	2,748	4.6
2023	5,519	–	–	–	–	54,054	2,944	2,792	5.2

[1]	As at July 1. Data take into account adjustments made for net census undercount in 1996, 2001, 2006, 2011, 2016, 2021, non-permanent residents and incompletely enumerated Indian reserves.

76 |	2024 Financial and Economic Review – August 2024

Appendix 1 – Economic Review Supplementary Tables

Table A1.1A Aggregate and Labour Market Indicators (continued)

	Population[1]	Nominal GDP	Real GDP (chained)	Primary household income	Gross fixed capital formation	Business incorporations	Labour force	Employment	Unemployment rate

(annual percentage change)[2]
1982	1.8	0.0	(6.4)	5.8	(16.6)	-	0.8	(5.0)	5.3
1983	1.1	5.9	0.7	0.8	(1.4)	-	1.3	(0.7)	1.8
1984	1.4	5.0	0.9	4.8	(1.7)	-	1.3	0.0	1.1
1985	0.9	7.7	7.0	7.4	7.9	-	1.9	2.8	(0.7)
1986	1.0	5.7	0.9	5.9	(4.8)	-	2.2	4.1	(1.6)
1987	1.5	10.5	6.1	9.0	14.5	-	2.7	3.4	(0.6)
1988	2.2	10.7	5.5	10.6	20.6	-	2.0	4.1	(1.8)
1989	2.6	8.8	3.2	12.1	23.3	-	3.8	5.1	(1.2)
1990	3.0	5.0	1.5	10.5	3.4	-	2.6	3.4	(0.7)
1991	2.5	3.2	0.3	3.9	(0.6)	(5.2)	2.8	1.1	1.5
1992	2.8	6.5	2.8	4.3	6.5	10.1	2.8	2.5	0.2
1993	2.9	7.4	4.7	3.7	4.3	12.5	2.7	3.1	(0.4)
1994	3.0	6.6	2.6	5.0	13.8	12.3	3.8	4.5	(0.6)
1995	2.8	5.4	2.6	5.3	(5.4)	(7.5)	1.7	2.4	(0.6)
1996	2.6	3.1	2.5	2.9	(1.3)	(2.6)	1.8	1.6	0.2
1997	1.9	5.4	3.3	3.8	8.9	(1.2)	2.3	2.6	(0.2)
1998	0.9	1.0	1.2	2.9	(6.6)	(9.6)	0.3	(0.1)	0.3
1999	0.7	4.9	3.5	4.3	0.5	1.2	1.3	1.9	(0.5)
2000	0.7	8.6	4.6	5.5	3.7	1.8	0.8	2.0	(1.1)
2001	0.9	1.8	0.7	2.9	8.5	(8.9)	0.1	(0.5)	0.5
2002	0.6	3.7	4.0	4.0	2.4	7.8	2.5	1.6	0.8
2003	0.6	5.5	2.3	3.3	8.5	7.4	1.7	2.3	(0.5)
2004	0.8	8.3	3.9	6.3	18.0	9.6	0.7	1.5	(0.8)
2005	1.0	7.7	5.0	6.5	14.8	25.2	1.5	3.0	(1.3)
2006	1.1	7.5	4.4	8.9	15.8	7.6	2.0	3.0	(1.0)
2007	1.2	5.2	3.1	6.7	8.6	2.3	2.1	2.7	(0.5)
2008	1.4	3.0	0.7	3.4	6.3	(11.6)	1.9	1.5	0.4
2009	1.4	(4.0)	(2.4)	(1.1)	(12.1)	(12.1)	1.4	(1.9)	3.0
2010	1.2	4.4	2.9	3.0	6.7	14.7	0.9	0.9	0.0
2011	0.9	5.7	3.0	5.2	3.0	1.8	0.4	0.6	(0.2)
2012	1.5	2.1	2.3	3.9	7.0	0.7	1.9	2.7	(0.7)
2013	1.4	3.4	2.2	5.1	(1.2)	3.7	0.9	1.2	(0.3)
2014	1.7	5.6	3.7	3.9	9.7	8.5	0.7	1.2	(0.4)
2015	1.1	2.8	2.0	5.1	0.6	8.5	1.6	1.7	0.0
2016	2.0	5.2	2.8	2.9	9.3	14.8	3.2	3.3	(0.1)
2017	1.5	7.0	3.8	6.0	7.7	6.2	2.9	3.7	(0.8)
2018	1.8	5.4	3.5	3.0	5.6	(0.0)	1.1	1.8	(0.7)
2019	1.8	3.9	2.6	7.0	11.5	(3.3)	2.9	2.7	0.2
2020	1.3	(0.5)	(3.1)	(0.1)	1.6	6.9	(1.9)	(6.3)	4.3
2021	1.0	15.8	7.1	10.3	19.2	27.3	3.3	6.2	(2.5)
2022	2.5	11.0	3.8	9.1	8.1	(14.5)	1.0	3.2	(2.0)
2023	3.0	-	-	-	-	4.0	2.2	1.6	0.6

[1]	As at July 1. Data take into account adjustments made for net census undercount in 1996, 2001, 2006, 2011, 2016, 2021, non-permanent residents and incompletely enumerated Indian reserves.

[2]	Annual unemployment rate expressed as percentage point difference.

Sources: Statistics Canada (Tables: 17-10-0005-01, 36-10-0222-01, 36-10-0224-01, 14-10-0327-01 - accessed April 2024) and BC Stats.

2024 Financial and Economic Review – August 2024	| 77

Appendix 1 – Economic Review Supplementary Tables

Table A1.1B Prices, Earnings and Financial Indicators

					Primary	Household
			Average	Compensation	household	disposable			Conventional
	B.C.	Vancouver	weekly	of	income	income	Prime	Can/US	(5 year)
	CPI	CPI	wage rate[1]	employees[2]	per capita	per capita	rate	exchange rate	mortgage rate
	(2002=100)	(2002=100)	($)	($ millions)	(current $)	(current $)	(per cent)	(US cents)	(per cent)[3]
1981	51.8	51.2	-	25,554	11,687	9,535	19.4	83.4	18.4
1982	57.3	56.6	-	26,380	12,156	10,085	16.0	81.1	18.1
1983	60.4	59.7	-	26,834	12,128	10,139	11.2	81.1	13.3
1984	62.8	62.1	-	27,748	12,535	10,611	12.1	77.2	13.6
1985	64.8	64.0	-	29,303	13,333	11,377	10.6	73.2	12.2
1986	66.7	66.2	-	30,408	13,980	11,863	10.6	72.0	11.2
1987	68.7	68.2	-	33,177	15,019	12,695	9.6	75.4	11.2
1988	71.2	70.6	-	36,537	16,259	13,587	10.7	81.3	11.6
1989	74.4	73.8	-	40,711	17,767	14,843	13.3	84.5	12.1
1990	78.4	77.8	-	44,656	19,067	15,528	14.1	85.7	13.3
1991	82.6	81.9	-	46,772	19,333	15,887	10.1	87.3	11.2
1992	84.8	84.3	-	49,430	19,617	16,272	7.5	82.7	9.5
1993	87.8	87.3	-	51,782	19,785	16,575	6.0	77.5	8.8
1994	89.5	89.1	-	54,492	20,164	16,744	6.8	73.2	9.4
1995	91.6	91.3	-	57,214	20,660	16,934	8.6	72.9	9.2
1996	92.4	92.1	-	58,685	20,732	16,884	6.2	73.3	8.0
1997	93.1	92.6	612.55	60,816	21,118	17,198	4.9	72.2	7.1
1998	93.4	93.0	620.99	62,340	21,549	17,491	6.7	67.4	6.9
1999	94.4	93.9	628.12	64,358	22,324	18,318	6.4	67.3	7.5
2000	96.1	96.0	639.18	68,975	23,386	18,872	7.2	67.3	8.3
2001	97.7	97.8	648.27	70,663	23,850	19,826	6.0	64.6	7.4
2002	100.0	100.0	668.48	73,752	24,668	20,996	4.2	63.7	7.0
2003	102.2	102.0	683.79	76,134	25,329	21,447	4.7	71.4	6.4
2004	104.2	104.0	687.32	81,017	26,726	22,427	4.0	76.8	6.3
2005	106.3	106.0	704.05	86,189	28,184	23,216	4.4	82.5	6.0
2006	108.1	108.0	738.96	94,384	30,351	25,108	5.8	88.2	6.6
2007	110.0	110.2	771.37	99,719	32,014	26,428	6.1	93.1	7.0
2008	112.3	112.8	806.27	103,735	32,656	27,179	4.8	93.7	7.1
2009	112.3	112.9	827.37	101,368	31,852	27,274	2.4	87.6	5.7
2010	113.8	114.9	843.22	103,864	32,411	28,225	2.6	97.1	5.6
2011	116.5	117.5	858.82	108,841	33,814	28,958	3.0	101.1	5.4
2012	117.8	119.0	877.18	112,543	34,615	29,695	3.0	100.1	5.3
2013	117.7	119.2	909.44	117,735	35,876	30,950	3.0	97.1	5.2
2014	118.9	120.5	909.26	122,520	36,676	31,474	3.0	90.5	4.9
2015	120.2	121.9	951.14	127,754	38,125	32,684	2.8	78.2	4.7
2016	122.4	124.6	954.67	130,955	38,467	33,025	2.7	75.4	4.7
2017	125.0	127.3	970.74	138,027	40,182	34,748	2.9	77.0	4.8
2018	128.4	131.0	1,000.92	145,322	40,684	34,852	3.6	77.2	5.3
2019	131.4	134.1	1,021.16	153,561	42,749	36,696	4.0	75.4	5.3
2020	132.4	134.9	1,093.77	152,732	42,160	39,687	2.8	74.6	4.9
2021	136.1	138.5	1,136.50	170,498	46,053	41,113	2.5	79.8	4.8
2022	145.5	147.8	1,191.03	187,051	49,007	41,723	4.1	76.8	5.7
2023	151.2	154.1	1,265.38	-	-	-	6.9	74.1	6.7

[1]	Data prior to 1997 are not available.
[2]	Component of household income account. This amount includes the wages, salaries and employers’ social contributions earned by BC residents, regardless of where they are employed.
[3]	The most typical of those offered by the major chartered banks.

78 |	2024 Financial and Economic Review – August 2024

Appendix 1 – Economic Review Supplementary Tables

Table A1.1B Prices, Earnings and Financial Indicators (continued)

					Primary	Household
			Average	Compensation	household	disposable			Conventional
	B.C.	Vancouver	weekly	of	income	income	Prime	Can/US	(5 year)
	CPI	CPI	wage rate[1]	employees[2]	per capita	per capita	rate	exchange rate	mortgage rate[3]

(annual percentage change) [4]
1982	10.6	10.5	-	3.2	4.0	5.8	(3.4)	(2.4)	(0.2)
1983	5.4	5.5	-	1.7	(0.2)	0.5	(4.8)	0.1	(4.9)
1984	4.0	4.0	-	3.4	3.4	4.7	0.9	(3.9)	0.3
1985	3.2	3.1	-	5.6	6.4	7.2	(1.5)	(4.0)	(1.4)
1986	2.9	3.4	-	3.8	4.9	4.3	(0.1)	(1.3)	(1.0)
1987	3.0	3.0	-	9.1	7.4	7.0	(1.0)	3.4	(0.1)
1988	3.6	3.5	-	10.1	8.3	7.0	1.2	5.8	0.5
1989	4.5	4.5	-	11.4	9.3	9.2	2.5	3.2	0.4
1990	5.4	5.4	-	9.7	7.3	4.6	0.9	1.2	1.3
1991	5.4	5.3	-	4.7	1.4	2.3	(4.0)	1.6	(2.1)
1992	2.7	2.9	-	5.7	1.5	2.4	(2.6)	(4.5)	(1.7)
1993	3.5	3.6	-	4.8	0.9	1.9	(1.6)	(5.2)	(0.8)
1994	1.9	2.1	-	5.2	1.9	1.0	0.8	(4.3)	0.6
1995	2.3	2.5	-	5.0	2.5	1.1	1.9	(0.4)	(0.2)
1996	0.9	0.9	-	2.6	0.3	(0.3)	(2.4)	0.5	(1.2)
1997	0.8	0.5	-	3.6	1.9	1.9	(1.3)	(1.1)	(0.9)
1998	0.3	0.4	1.4	2.5	2.0	1.7	1.7	(4.8)	(0.1)
1999	1.1	1.0	1.1	3.2	3.6	4.7	(0.2)	(0.1)	0.6
2000	1.8	2.2	1.8	7.2	4.8	3.0	0.8	0.0	0.8
2001	1.7	1.9	1.4	2.4	2.0	5.1	(1.3)	(2.8)	(0.9)
2002	2.4	2.2	3.1	4.4	3.4	5.9	(1.8)	(0.9)	(0.4)
2003	2.2	2.0	2.3	3.2	2.7	2.2	0.5	7.7	(0.6)
2004	2.0	2.0	0.5	6.4	5.5	4.6	(0.7)	5.5	(0.2)
2005	2.0	1.9	2.4	6.4	5.5	3.5	0.4	5.7	(0.3)
2006	1.7	1.9	5.0	9.5	7.7	8.1	1.4	5.6	0.7
2007	1.8	2.0	4.4	5.7	5.5	5.3	0.3	5.0	0.4
2008	2.1	2.4	4.5	4.0	2.0	2.8	(1.3)	0.6	0.1
2009	0.0	0.1	2.6	(2.3)	(2.5)	0.4	(2.4)	(6.1)	(1.4)
2010	1.3	1.8	1.9	2.5	1.8	3.5	0.2	9.5	(0.1)
2011	2.4	2.3	1.9	4.8	4.3	2.6	0.4	4.0	(0.2)
2012	1.1	1.3	2.1	3.4	2.4	2.5	0.0	(1.0)	(0.1)
2013	(0.1)	0.2	3.7	4.6	3.6	4.2	0.0	(3.0)	(0.0)
2014	1.0	1.1	(0.0)	4.1	2.2	1.7	0.0	(6.6)	(0.3)
2015	1.1	1.2	4.6	4.3	4.0	3.8	(0.2)	(12.3)	(0.2)
2016	1.8	2.2	0.4	2.5	0.9	1.0	(0.1)	(2.8)	(0.0)
2017	2.1	2.2	1.7	5.4	4.5	5.2	0.2	1.6	0.1
2018	2.7	2.9	3.1	5.3	1.2	0.3	0.7	0.1	0.5
2019	2.3	2.4	2.0	5.7	5.1	5.3	0.4	(1.8)	0.0
2020	0.8	0.6	7.1	(0.5)	(1.4)	8.1	(1.2)	(0.8)	(0.3)
2021	2.8	2.7	3.9	11.6	9.2	3.6	(0.3)	5.2	(0.2)
2022	6.9	6.7	4.8	9.7	6.4	1.5	1.7	(2.9)	0.9
2023	3.9	4.3	6.2	-	-	-	2.8	(2.7)	1.0

[1]	Data prior to 1997 are not available.
[2]	Component of household income account. This amount includes the wages, salaries and employers’ social contributions earned by BC residents, regardless of where they are employed.
[3]	The most typical of those offered by the major chartered banks.
[4]	Prime rate, exchange rate and conventional (5 year) mortgage rates expressed as percentage point difference.

Sources: Statistics Canada (Tables: 18-10-0005-01, 14-10-0064-01, 36-10-0224-01, 10-10-0145-01 - accessed April 2024), Bank of Canada, Haver Analytics and BC Stats.

2024 Financial and Economic Review – August 2024	| 79

Appendix 1 – Economic Review Supplementary Tables

Table A1.1C Other Indicators

	Manufacturing shipments ($ millions)	Retail sales ($ millions)	Housing starts (units)	Non-residential building permits ($ millions)	MLS home sales (units)	MLS average home sale price ($)	Tourism GDP[1] ($2017 millions)	High-tech GDP[2] ($2017 millions)	B.C. international goods exports ($ millions)
1981	-	-	41,585	1,335	19,161	117,534	-	-	8,877
1982	-	-	19,807	1,026	25,040	93,951	-	-	9,925
1983	-	-	22,607	775	32,131	95,620	-	-	11,659
1984	-	-	16,169	827	30,955	90,923	-	-	12,315
1985	-	-	17,969	812	43,530	87,957	-	-	12,715
1986	-	-	20,687	912	46,145	92,852	-	-	15,690
1987	-	-	28,944	999	56,376	101,916	-	-	15,883
1988	-	-	30,487	1,647	67,460	121,040	-	-	17,405
1989	-	-	38,894	1,812	83,652	151,400	-	-	17,775
1990	-	-	36,720	1,833	58,027	157,616	-	-	16,607
1991	-	25,022	31,875	1,803	84,554	168,235	-	-	15,253
1992	24,398	26,194	40,621	2,082	93,564	189,999	-	-	16,336
1993	26,583	28,463	42,807	1,944	80,919	211,992	-	-	19,034
1994	30,333	31,770	39,408	1,772	75,315	228,154	-	-	22,856
1995	34,207	34,219	27,057	1,966	58,170	221,750	-	-	26,874
1996	32,932	34,775	27,641	1,957	72,034	218,938	-	-	25,717
1997	33,496	36,591	29,351	1,960	68,132	220,541	-	6,545	26,699
1998	31,757	35,762	19,931	2,022	52,817	212,142	-	6,867	25,942
1999	36,679	36,373	16,309	2,104	57,931	215,600	-	7,308	29,044
2000	40,699	38,435	14,418	2,089	54,176	221,394	-	8,485	33,640
2001	38,303	40,719	17,234	2,125	69,535	222,824	-	8,655	31,680
2002	38,610	43,265	21,625	1,771	82,652	238,872	-	8,985	28,828
2003	39,772	44,421	26,174	1,880	93,117	260,096	-	9,847	28,265
2004	41,607	47,219	32,925	2,070	96,432	289,227	-	10,167	31,008
2005	42,883	49,380	34,667	3,212	104,457	333,004	-	11,120	34,167
2006	44,480	53,136	36,443	3,921	96,319	389,799	-	11,936	33,466
2007	42,418	56,936	39,195	3,933	101,987	438,708	-	12,440	31,524
2008	39,435	57,794	34,321	3,678	68,549	454,015	-	12,761	33,124
2009	32,951	55,288	16,077	3,139	84,674	464,762	4,754	12,401	25,240
2010	35,575	58,251	26,479	3,018	74,456	504,861	5,150	12,853	28,646
2011	37,998	60,090	26,400	3,136	76,509	560,671	5,266	13,357	32,671
2012	38,491	61,217	27,465	4,048	67,379	514,218	5,281	13,800	31,484
2013	40,199	62,944	27,054	3,108	72,621	536,720	5,378	14,214	33,421
2014	43,888	66,916	28,356	3,729	83,625	567,373	6,352	15,076	35,832
2015	45,157	71,609	31,446	3,680	101,943	636,223	6,881	15,187	35,497
2016	47,089	77,109	41,843	3,392	111,453	690,718	7,416	16,115	38,423
2017	51,320	87,846	43,664	4,212	103,362	708,415	7,662	16,981	43,241
2018	55,265	90,169	40,857	5,691	78,131	711,000	8,150	18,404	46,280
2019	53,953	91,305	44,932	6,121	77,031	701,314	8,168	19,904	43,348
2020	52,188	92,916	37,734	5,216	93,368	782,419	3,861	20,813	39,604
2021	63,166	104,653	47,607	5,176	123,982	927,334	4,963	22,770	53,936
2022	69,106	107,889	46,721	8,079	80,521	996,825	7,189	25,238	64,947
2023	65,383	107,766	50,490	7,793	73,094	970,737	-	-	56,209

[1]	Data prior to 2009 are not available.
[2]	Data prior to 1997 are not available.

80 |	2024 Financial and Economic Review – August 2024

Appendix 1 – Economic Review Supplementary Tables

Table A1.1C Other Indicators (continued)

	Manufacturing shipments	Retail sales	Housing starts	Non-residential building permits	MLS Home Sales	MLS Average Home Sale Price	Tourism GDP[1]	High-tech GDP[2]	B.C. international goods exports

(annual percentage change)
1982	-	-	(52.4)	(23.2)	30.7	(20.1)	-	-	11.8
1983	-	-	14.1	(24.5)	28.3	1.8	-	-	17.5
1984	-	-	(28.5)	6.7	(3.7)	(4.9)	-	-	5.6
1985	-	-	11.1	(1.7)	40.6	(3.3)	-	-	3.3
1986	-	-	15.1	12.3	6.0	5.6	-	-	23.4
1987	-	-	39.9	9.6	22.2	9.8	-	-	1.2
1988	-	-	5.3	64.9	19.7	18.8	-	-	9.6
1989	-	-	27.6	10.0	24.0	25.1	-	-	2.1
1990	-	-	(5.6)	1.2	(30.6)	4.1	-	-	(6.6)
1991	-	-	(13.2)	(1.6)	45.7	6.7	-	-	(8.2)
1992	-	4.7	27.4	15.5	10.7	12.9	-	-	7.1
1993	9.0	8.7	5.4	(6.7)	(13.5)	11.6	-	-	16.5
1994	14.1	11.6	(7.9)	(8.9)	(6.9)	7.6	-	-	20.1
1995	12.8	7.7	(31.3)	11.0	(22.8)	(2.8)	-	-	17.6
1996	(3.7)	1.6	2.2	(0.4)	23.8	(1.3)	-	-	(4.3)
1997	1.7	5.2	6.2	0.1	(5.4)	0.7	-	-	3.8
1998	(5.2)	(2.3)	(32.1)	3.2	(22.5)	(3.8)	-	4.9	(2.8)
1999	15.5	1.7	(18.2)	4.0	9.7	1.6	-	6.4	12.0
2000	11.0	5.7	(11.6)	(0.7)	(6.5)	2.7	-	16.1	15.8
2001	(5.9)	5.9	19.5	1.7	28.4	0.6	-	2.0	(5.8)
2002	0.8	6.3	25.5	(16.6)	18.9	7.2	-	3.8	(9.0)
2003	3.0	2.7	21.0	6.1	12.7	8.9	-	9.6	(2.0)
2004	4.6	6.3	25.8	10.1	3.6	11.2	-	3.3	9.7
2005	3.1	4.6	5.3	55.2	8.3	15.1	-	9.4	10.2
2006	3.7	7.6	5.1	22.1	(7.8)	17.1	-	7.3	(2.1)
2007	(4.6)	7.2	7.6	0.3	5.9	12.5	-	4.2	(5.8)
2008	(7.0)	1.5	(12.4)	(6.5)	(32.8)	3.5	-	2.6	5.1
2009	(16.4)	(4.3)	(53.2)	(14.7)	23.5	2.4	-	(2.8)	(23.8)
2010	8.0	5.4	64.7	(3.9)	(12.1)	8.6	8.3	3.6	13.5
2011	6.8	3.2	(0.3)	3.9	2.8	11.1	2.2	3.9	14.1
2012	1.3	1.9	4.0	29.1	(11.9)	(8.3)	0.3	3.3	(3.6)
2013	4.4	2.8	(1.5)	(23.2)	7.8	4.4	1.8	3.0	6.2
2014	9.2	6.3	4.8	20.0	15.2	5.7	18.1	6.1	7.2
2015	2.9	7.0	10.9	(1.3)	21.9	12.1	8.3	0.7	(0.9)
2016	4.3	7.7	33.1	(7.8)	9.3	8.6	7.8	6.1	8.2
2017	9.0	13.9	4.4	24.2	(7.3)	2.6	3.3	5.4	12.5
2018	7.7	2.6	(6.4)	35.1	(24.4)	0.4	6.4	8.4	7.0
2019	(2.4)	1.3	10.0	7.5	(1.4)	(1.4)	0.2	8.1	(6.3)
2020	(3.3)	1.8	(16.0)	(14.8)	21.2	11.6	(52.7)	4.6	(8.6)
2021	21.0	12.6	26.2	(0.8)	32.8	18.5	28.5	9.4	36.2
2022	9.4	3.1	(1.9)	56.1	(35.1)	7.5	44.9	10.8	20.4
2023	(5.4)	(0.1)	8.1	(3.5)	(9.2)	(2.6)	-	-	(13.5)

[1]	Data prior to 2009 are not available.
[2]	Data prior to 1997 are not available.

Sources: Statistics Canada (Tables: 16-10-0048-01, 20-10-0056-01, 34-10-0126-01, 34-10-0285-01 - accessed June 2024); Canadian Real Estate Association; Haver Analytics - accessed June 2024; BC Stats; and DestinationBC.

2024 Financial and Economic Review – August 2024	| 81

Appendix 1 – Economic Review Supplementary Tables

Table A1.1D	Commodity Production Indicators

	Lumber [1] production (thousand m3)	Timber scale data (thousand m3)	Pulp production (000 tonnes)	Newsprint, etc production (000 tonnes)	Oil & natural gas production ($ millions)	Coal [2] shipped (000 tonnes)	Solid mineral [3] shipments ($ millions)	Electric pwr generated (GW.h)	Farm cash receipts ($ millions)	Landed value of seafood products ($millions)
1981	24,598	-	-	-	-	-	-	51,008	877	-
1982	23,855	-	2,823	1,872	-	-	-	48,238	962	241
1983	30,773	-	3,267	2,148	-	-	-	47,213	917	210
1984	30,884	-	3,051	2,084	-	-	-	52,369	1,005	243
1985	32,994	76,869	3,442	2,470	-	-	-	59,126	1,061	378
1986	31,468	77,503	3,727	2,628	-	-	-	50,759	1,106	405
1987	37,336	90,592	4,291	2,759	-	-	-	63,066	1,122	455
1988	36,736	86,808	4,354	2,878	-	20,922	-	60,943	1,206	573
1989	35,952	86,793	4,281	2,862	585	22,231	-	57,655	1,255	513
1990	33,514	78,045	3,709	3,002	902	22,238	2,091	60,662	1,299	559
1991	31,406	73,449	3,957	2,721	858	23,687	1,960	62,981	1,342	492
1992	33,396	73,937	3,954	2,692	890	14,976	1,870	64,058	1,404	533
1993	33,935	79,232	3,981	3,067	1,089	15,938	1,593	58,774	1,446	605
1994	33,671	75,639	4,670	2,947	1,270	19,450	1,772	61,015	1,538	728
1995	32,611	75,430	4,773	2,836	1,040	20,831	2,470	58,006	1,586	604
1996	32,671	73,099	4,473	2,842	1,333	26,171	1,978	71,765	1,706	590
1997	31,562	69,155	4,532	2,260	1,588	27,331	1,940	66,961	1,738	604
1998	30,238	65,451	4,296	2,781	1,574	24,914	1,937	67,710	1,780	547
1999	32,397	75,878	4,921	3,047	2,091	22,753	1,648	68,045	1,885	613
2000	34,346	76,009	5,324	3,106	4,783	24,468	2,079	68,241	2,024	667
2001	32,606	69,796	4,512	2,901	5,666	22,546	1,907	57,332	2,201	647
2002	35,501	75,208	4,465	2,894	4,251	19,500	1,829	64,945	2,174	664
2003	36,052	74,899	4,785	2,894	6,230	23,430	1,916	63,051	2,248	645
2004	39,951	81,679	4,777	3,035	6,784	23,672	2,549	60,496	2,360	635
2005	41,129	83,590	4,937	2,977	8,967	25,690	3,085	67,774	2,389	706
2006	41,198	80,350	4,730	3,007	7,148	23,140	3,885	61,598	2,346	788
2007	36,811	72,684	4,742	2,761	6,934	24,798	3,662	71,830	2,381	727
2008	28,263	61,137	4,115	2,519	9,264	25,674	3,664	66,072	2,522	718
2009	22,935	48,822	3,547	2,092	4,120	21,890	2,418	65,057	2,525	700
2010	26,831	63,336	4,262	1,618	4,528	26,996	2,912	64,224	2,547	873
2011	28,414	69,580	4,502	1,552	4,945	27,413	2,909	69,257	2,688	813
2012	29,164	68,133	4,444	1,444	3,415	29,608	3,191	73,584	2,845	748
2013	30,023	71,053	4,296	1,419	4,676	32,708	3,416	67,851	2,883	775
2014	29,635	66,382	4,294	1,432	6,996	29,294	x	67,008	3,037	862
2015	30,612	68,709	4,320	1,251	3,536	27,356	x	71,771	3,173	885
2016	31,448	66,252	4,223	1,143	3,073	27,547	x	69,779	3,141	1,180
2017	30,337	64,528	4,215	1,119	3,957	29,894	x	74,586	3,291	1,187
2018	29,200	67,944	4,117	1,040	4,742	33,096	x	69,781	3,492	1,294
2019	22,839	54,296	4,115	985	4,262	33,725	4,220	64,782	3,826	1,123
2020	21,176	51,699	3,941	581	3,985	26,665	4,702	70,947	3,844	1,013
2021	21,740	52,691	3,715	813	9,356	26,750	5,858	72,622	4,193	1,199
2022	18,650	47,746	3,305	698	16,980	27,594	5,553	70,197	4,743	1,373
2023	16,561	38,888	3,136	463	9,658	29,634	5,097	-	4,872	-

[1]	Total lumber production is total softwood production.
[2]	As adapted by BC Stats from the Statistics Canada, International Trade Statistics custom extract. Previous table releases sourced from Natural Resources Canada.
[3]	Metals, non-metals, aggregates, clay, and refractory minerals.

x	Suppressed to meet the confidentiality requirements of the Statistics Act.

82 |	2024 Financial and Economic Review – August 2024

Appendix 1 – Economic Review Supplementary Tables

Table A1.1D Commodity Production Indicators (continued)

	Lumber [1]	Timber scale	Pulp	Newsprint, etc	Oil & natural	Coal [2]	Solid mineral [3]	Electric pwr	Farm cash	Landed value of
	production	data	production	production	gas production	shipped	shipments	generated	receipts	seafood products

	(annual percentage change)
1982	(3.0)	-	-	-	-	-	-	(5.4)	9.7	-
1983	29.0	-	15.7	14.7	-	-	-	(2.1)	(4.7)	(12.9)
1984	0.4	-	(6.6)	(3.0)	-	-	-	10.9	9.6	15.7
1985	6.8	-	12.8	18.5	-	-	-	12.9	5.7	55.6
1986	(4.6)	0.8	8.3	6.4	-	-	-	(14.2)	4.2	7.1
1987	18.6	16.9	15.1	5.0	-	-	-	24.2	1.4	12.3
1988	(1.6)	(4.2)	1.5	4.3	-	-	-	(3.4)	7.6	25.9
1989	(2.1)	(0.0)	(1.7)	(0.6)	-	6.3	-	(5.4)	4.0	(10.5)
1990	(6.8)	(10.1)	(13.4)	4.9	54.0	0.0	-	5.2	3.5	9.0
1991	(6.3)	(5.9)	6.7	(9.4)	(4.8)	6.5	(6.3)	3.8	3.3	(12.0)
1992	6.3	0.7	(0.1)	(1.1)	3.7	(36.8)	(4.6)	1.7	4.7	8.3
1993	1.6	7.2	0.7	13.9	22.4	6.4	(14.8)	(8.2)	3.0	13.5
1994	(0.8)	(4.5)	17.3	(3.9)	16.6	22.0	11.2	3.8	6.4	20.3
1995	(3.1)	(0.3)	2.2	(3.8)	(18.1)	7.1	39.4	(4.9)	3.1	(17.0)
1996	0.2	(3.1)	(6.3)	0.2	28.2	25.6	(19.9)	23.7	7.6	(2.3)
1997	(3.4)	(5.4)	1.3	(20.5)	19.1	4.4	(1.9)	(6.7)	1.9	2.5
1998	(4.2)	(5.4)	(5.2)	23.1	(0.9)	(8.8)	(0.1)	1.1	2.4	(9.6)
1999	7.1	15.9	14.5	9.6	32.8	(8.7)	(14.9)	0.5	5.9	12.2
2000	6.0	0.2	8.2	1.9	128.7	7.5	26.2	0.3	7.4	8.7
2001	(5.1)	(8.2)	(15.3)	(6.6)	18.5	(7.9)	(8.3)	(16.0)	8.7	(2.9)
2002	8.9	7.8	(1.0)	(0.2)	(25.0)	(13.5)	(4.1)	13.3	(1.2)	2.5
2003	1.6	(0.4)	7.2	0.0	46.6	20.2	4.8	(2.9)	3.4	(2.9)
2004	10.8	9.1	(0.2)	4.9	8.9	1.0	33.1	(4.1)	5.0	(1.4)
2005	2.9	2.3	3.3	(1.9)	32.2	8.5	21.0	12.0	1.3	11.2
2006	0.2	(3.9)	(4.2)	1.0	(20.3)	(9.9)	26.0	(9.1)	(1.8)	11.6
2007	(10.6)	(9.5)	0.3	(8.2)	(3.0)	7.2	(5.7)	16.6	1.5	(7.7)
2008	(23.2)	(15.9)	(13.2)	(8.8)	33.6	3.5	0.0	(8.0)	5.9	(1.2)
2009	(18.9)	(20.1)	(13.8)	(17.0)	(55.5)	(14.7)	(34.0)	(1.5)	0.1	(2.5)
2010	17.0	29.7	20.2	(22.7)	9.9	23.3	20.4	(1.3)	0.9	24.8
2011	5.9	9.9	5.6	(4.1)	9.2	1.5	(0.1)	7.8	5.5	(6.9)
2012	2.6	(2.1)	(1.3)	(7.0)	(30.9)	8.0	9.7	6.2	5.8	(8.0)
2013	2.9	4.3	(3.3)	(1.7)	36.9	10.5	7.0	(7.8)	1.3	3.6
2014	(1.3)	(6.6)	(0.0)	0.9	49.6	(10.4)	-	(1.2)	5.4	11.2
2015	3.3	3.5	0.6	(12.6)	(49.5)	(6.6)	-	7.1	4.5	2.7
2016	2.7	(3.6)	(2.2)	(8.6)	(13.1)	0.7	-	(2.8)	(1.0)	33.3
2017	(3.5)	(2.6)	(0.2)	(2.1)	28.8	8.5	-	6.9	4.8	0.5
2018	(3.7)	5.3	(2.3)	(7.1)	19.8	10.7	-	(6.4)	6.1	9.1
2019	(21.8)	(20.1)	(0.0)	(5.3)	(10.1)	1.9	-	(7.2)	9.6	(13.3)
2020	(7.3)	(4.8)	(4.2)	(41.0)	(6.5)	(20.9)	11.4	9.5	0.5	(9.8)
2021	2.7	1.9	(5.7)	39.9	134.7	0.3	24.6	2.4	9.1	18.4
2022	(14.2)	(9.4)	(11.0)	(14.1)	81.5	3.2	(5.2)	(3.3)	13.1	14.5
2023	(11.2)	(18.6)	(5.1)	(33.7)	(43.1)	7.4	(8.2)	-	2.7	-

[1]	Total lumber production is total softwood production.

[2]	As adapted by BC Stats from the Statistics Canada, International Trade Statistics custom extract. Previous table releases sourced from Natural Resources Canada.

[3]	Metals, non-metals, aggregates, clay, and refractory minerals.

Sources: Statistics Canada (Table: 16-10-0017-01, 16-10-0022-01, 25-10-0021-01, 32-10-0045-01 - accessed June 2024);

Ministry of Agriculture and Food; Ministry of Energy, Mines and Low Carbon Innovation; Ministry of Forests; Natural Resources Canada and BC Stats.

2024 Financial and Economic Review – August 2024	| 83

 Appendix 1 – Economic Review Supplementary Tables

Table A1.2 British Columbia Real GDP at Market Prices, Expenditure Based

		General						General
	Household	Governments					Business	Governments
	Final	Final		Non-	Machinery	Intellectual	Gross Fixed	Gross Fixed
	Consumption	Consumption	Residential	residential	and	Property	Capital	Capital
	Expenditure	Expenditure	Structures	Structures	Equipment	Products	Formation	Formation	Exports	Imports	Real GDP
				(millions of 2017 $, chained)
1981	60,675	27,956	10,146	10,768	2,490	694	22,269	3,291	34,802	35,392	114,605
1982	57,528	28,382	7,528	8,913	2,025	531	17,664	2,963	33,040	30,973	107,268
1983	57,802	28,109	7,986	9,487	1,509	567	17,009	3,252	34,806	33,208	108,055
1984	59,313	28,098	7,591	8,220	1,619	679	16,244	3,327	37,293	35,992	109,036
1985	61,498	28,791	8,208	7,728	1,831	718	16,912	4,059	41,000	37,159	116,722
1986	62,794	29,052	9,041	6,012	1,745	700	15,963	3,671	43,026	38,538	117,808
1987	66,111	29,394	10,757	6,302	2,133	759	18,433	3,917	46,673	41,821	125,019
1988	69,286	30,798	11,987	7,553	2,863	980	22,264	3,615	49,237	45,276	131,926
1989	73,284	31,189	13,795	8,406	3,436	1,095	25,694	4,619	48,424	49,565	136,097
1990	76,347	32,322	14,034	8,177	3,471	1,367	26,051	4,609	47,884	51,678	138,149
1991	76,801	34,157	13,256	8,643	3,558	1,371	25,978	5,226	48,646	52,168	138,594
1992	79,177	35,330	16,296	6,754	3,552	1,369	27,057	5,239	51,065	54,592	142,442
1993	81,761	35,822	16,706	6,188	3,447	1,786	27,178	5,342	53,093	54,264	149,130
1994	85,087	36,133	16,802	7,535	3,915	2,580	29,892	6,143	56,586	63,036	153,049
1995	87,721	35,512	14,773	8,260	4,001	2,034	28,379	5,708	60,028	63,824	157,068
1996	90,933	36,216	15,001	7,297	4,099	2,051	28,025	6,139	60,333	63,309	161,066
1997	94,334	36,139	15,738	9,722	4,534	2,168	31,531	5,342	62,722	67,800	166,449
1998	95,563	36,698	13,623	7,428	5,015	2,683	29,361	5,119	64,396	67,035	168,469
1999	97,966	36,962	12,641	8,245	5,037	2,314	28,952	6,023	70,012	71,113	174,330
2000	101,041	38,361	12,718	7,984	5,461	2,800	30,069	6,104	76,115	76,621	182,264
2001	103,061	39,609	14,001	9,206	5,365	3,526	32,746	6,165	75,534	76,803	183,508
2002	106,915	40,189	16,320	8,626	5,220	3,013	33,302	5,887	76,072	76,896	190,817
2003	110,463	40,364	17,580	9,419	5,234	3,608	35,701	6,149	78,284	81,013	195,226
2004	115,462	40,135	20,604	10,392	5,882	4,120	40,741	7,116	82,357	87,361	202,904
2005	120,206	40,613	22,096	10,925	7,073	4,392	44,572	8,491	86,461	92,563	212,991
2006	127,362	41,112	23,684	12,940	8,203	4,659	49,727	8,786	89,809	99,863	222,403
2007	134,270	43,315	24,201	12,259	8,971	5,419	51,261	9,142	91,789	105,353	229,376
2008	137,537	45,027	22,992	14,056	8,996	5,685	52,123	9,660	88,824	106,192	231,000
2009	137,940	45,570	21,022	12,461	6,836	4,667	45,103	9,683	82,876	98,433	225,497
2010	143,216	45,906	21,064	13,331	8,070	5,138	47,912	10,418	89,367	107,203	231,927
2011	146,244	46,841	21,658	15,045	8,365	5,190	50,615	8,284	93,720	111,003	238,996
2012	149,159	47,646	23,216	16,362	8,712	4,606	53,255	9,084	96,624	115,245	244,610
2013	152,960	47,649	23,353	16,013	8,010	4,728	52,422	8,290	99,853	116,344	250,066
2014	158,322	46,741	24,753	17,603	8,714	4,490	55,923	8,830	107,265	122,260	259,251
2015	164,607	47,764	27,125	15,448	7,619	3,752	54,026	8,692	106,349	121,007	264,523
2016	169,919	48,564	31,203	13,869	8,636	3,811	57,498	8,878	109,756	127,097	271,919
2017	178,021	49,654	31,269	15,661	8,962	3,990	59,882	9,624	112,791	133,767	282,283
2018	183,952	51,235	30,828	15,675	9,628	4,708	60,829	10,804	116,869	138,875	292,182
2019	187,114	52,713	30,005	21,643	10,753	5,461	67,884	10,894	119,061	144,340	299,857
2020	179,741	54,738	29,042	22,954	8,633	5,767	66,394	11,802	106,921	133,590	290,575
2021	192,390	58,113	32,859	24,753	9,709	6,515	73,879	12,721	113,814	145,328	311,143
2022	200,141	60,523	29,027	26,604	9,443	6,959	71,572	13,214	121,089	156,921	322,862
2023	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a

84 |	2024 Financial and Economic Review – August 2024

Appendix 1 – Economic Review Supplementary Tables

Table A1.2 British Columbia Real GDP at Market Prices, Expenditure Based (continued )

		General						General
	Household	Governments					Business	Governments
	Final	Final		Non-	Machinery	Intellectual	Gross Fixed	Gross Fixed
	Consumption	Consumption	Residential	residential	and	Property	Capital	Capital
	Expenditure	Expenditure	Structures	Structures	Equipment	Products	Formation	Formation	Exports	Imports	Real GDP

					(annual percentage change)
1982	(5.2)	1.5	(25.8)	(17.2)	(18.7)	(23.5)	(20.7)	(10.0)	(5.1)	(12.5)	(6.4)
1983	0.5	(1.0)	6.1	6.4	(25.5)	6.8	(3.7)	9.8	5.3	7.2	0.7
1984	2.6	(0.0)	(4.9)	(13.4)	7.3	19.8	(4.5)	2.3	7.1	8.4	0.9
1985	3.7	2.5	8.1	(6.0)	13.1	5.7	4.1	22.0	9.9	3.2	7.0
1986	2.1	0.9	10.1	(22.2)	(4.7)	(2.5)	(5.6)	(9.6)	4.9	3.7	0.9
1987	5.3	1.2	19.0	4.8	22.2	8.4	15.5	6.7	8.5	8.5	6.1
1988	4.8	4.8	11.4	19.9	34.2	29.1	20.8	(7.7)	5.5	8.3	5.5
1989	5.8	1.3	15.1	11.3	20.0	11.7	15.4	27.8	(1.7)	9.5	3.2
1990	4.2	3.6	1.7	(2.7)	1.0	24.8	1.4	(0.2)	(1.1)	4.3	1.5
1991	0.6	5.7	(5.5)	5.7	2.5	0.3	(0.3)	13.4	1.6	0.9	0.3
1992	3.1	3.4	22.9	(21.9)	(0.2)	(0.1)	4.2	0.2	5.0	4.6	2.8
1993	3.3	1.4	2.5	(8.4)	(3.0)	30.5	0.4	2.0	4.0	(0.6)	4.7
1994	4.1	0.9	0.6	21.8	13.6	44.5	10.0	15.0	6.6	16.2	2.6
1995	3.1	(1.7)	(12.1)	9.6	2.2	(21.2)	(5.1)	(7.1)	6.1	1.3	2.6
1996	3.7	2.0	1.5	(11.7)	2.4	0.8	(1.2)	7.6	0.5	(0.8)	2.5
1997	3.7	(0.2)	4.9	33.2	10.6	5.7	12.5	(13.0)	4.0	7.1	3.3
1998	1.3	1.5	(13.4)	(23.6)	10.6	23.8	(6.9)	(4.2)	2.7	(1.1)	1.2
1999	2.5	0.7	(7.2)	11.0	0.4	(13.8)	(1.4)	17.7	8.7	6.1	3.5
2000	3.1	3.8	0.6	(3.2)	8.4	21.0	3.9	1.3	8.7	7.7	4.6
2001	2.0	3.3	10.1	15.3	(1.8)	25.9	8.9	1.0	(0.8)	0.2	0.7
2002	3.7	1.5	16.6	(6.3)	(2.7)	(14.5)	1.7	(4.5)	0.7	0.1	4.0
2003	3.3	0.4	7.7	9.2	0.3	19.7	7.2	4.5	2.9	5.4	2.3
2004	4.5	(0.6)	17.2	10.3	12.4	14.2	14.1	15.7	5.2	7.8	3.9
2005	4.1	1.2	7.2	5.1	20.2	6.6	9.4	19.3	5.0	6.0	5.0
2006	6.0	1.2	7.2	18.4	16.0	6.1	11.6	3.5	3.9	7.9	4.4
2007	5.4	5.4	2.2	(5.3)	9.4	16.3	3.1	4.1	2.2	5.5	3.1
2008	2.4	4.0	(5.0)	14.7	0.3	4.9	1.7	5.7	(3.2)	0.8	0.7
2009	0.3	1.2	(8.6)	(11.3)	(24.0)	(17.9)	(13.5)	0.2	(6.7)	(7.3)	(2.4)
2010	3.8	0.7	0.2	7.0	18.1	10.1	6.2	7.6	7.8	8.9	2.9
2011	2.1	2.0	2.8	12.9	3.7	1.0	5.6	(20.5)	4.9	3.5	3.0
2012	2.0	1.7	7.2	8.8	4.1	(11.3)	5.2	9.7	3.1	3.8	2.3
2013	2.5	0.0	0.6	(2.1)	(8.1)	2.6	(1.6)	(8.7)	3.3	1.0	2.2
2014	3.5	(1.9)	6.0	9.9	8.8	(5.0)	6.7	6.5	7.4	5.1	3.7
2015	4.0	2.2	9.6	(12.2)	(12.6)	(16.4)	(3.4)	(1.6)	(0.9)	(1.0)	2.0
2016	3.2	1.7	15.0	(10.2)	13.3	1.6	6.4	2.1	3.2	5.0	2.8
2017	4.8	2.2	0.2	12.9	3.8	4.7	4.1	8.4	2.8	5.2	3.8
2018	3.3	3.2	(1.4)	0.1	7.4	18.0	1.6	12.3	3.6	3.8	3.5
2019	1.7	2.9	(2.7)	38.1	11.7	16.0	11.6	0.8	1.9	3.9	2.6
2020	(3.9)	3.8	(3.2)	6.1	(19.7)	5.6	(2.2)	8.3	(10.2)	(7.4)	(3.1)
2021	7.0	6.2	13.1	7.8	12.5	13.0	11.3	7.8	6.4	8.8	7.1
2022	4.0	4.1	(11.7)	7.5	(2.7)	6.8	(3.1)	3.9	6.4	8.0	3.8
2023	-	-	-	-	-	-	-	-	-	-	-

Source: Statistics Canada (Table 36-10-0222-01 – accessed April 2024).

2024 Financial and Economic Review – August 2024	| 85

Appendix 1 – Economic Review Supplementary Tables

Table A1.3 British Columbia GDP at Basic Prices, by Industry

	Crop and	Fishing,	Forestry	Support Activities	Mining, Quarrying				Transportation	Wholesale	Finance	Real Estate			Real GDP
	Animal	Hunting and	and	for Agriculture	Oil and Gas				and	and Retail	and	and Rental	Other	Public	at Basic
	Production	Trapping	Logging	and Forestry	Extraction	Manufacturing	Construction	Utilities	Warehousing	Trade	Insurance	and Leasing	Services[1]	Administration	Prices

						(millions of 2017 $, chained)
1997	1,540	413	2,896	776	7,548	12,111	10,816	3,629	8,956	13,609	9,160	22,720	50,599	10,623	154,315
1998	1,601	276	2,939	808	7,420	11,954	9,668	3,790	9,012	14,271	8,677	23,309	52,337	10,640	155,817
1999	1,713	215	2,764	762	7,566	13,572	9,529	4,039	9,294	14,556	9,296	24,025	52,953	11,007	160,987
2000	1,668	237	2,568	858	8,342	15,925	9,348	4,709	9,909	15,199	9,067	24,703	54,546	11,230	168,580
2001	1,968	196	2,535	793	9,355	14,767	9,505	3,365	9,885	15,725	8,964	25,483	55,696	11,460	169,520
2002	1,940	244	2,591	723	8,618	14,804	10,135	4,105	10,026	16,554	9,150	27,009	58,159	11,957	175,973
2003	2,075	240	2,564	774	8,467	15,006	10,952	4,034	10,070	17,189	9,474	27,833	59,671	11,898	180,365
2004	2,206	267	2,904	735	8,865	16,207	12,332	4,052	10,393	17,901	10,011	28,793	60,818	11,947	187,742
2005	2,280	255	2,884	759	9,910	16,927	13,330	4,584	11,268	18,714	10,333	30,207	62,826	11,951	196,743
2006	2,364	284	2,756	743	9,940	17,878	14,597	3,888	11,378	20,027	11,355	31,443	66,091	12,543	205,806
2007	2,490	227	2,589	761	8,658	17,701	15,486	4,856	11,441	21,238	11,898	33,149	68,518	12,891	211,786
2008	2,398	194	2,283	657	8,904	16,284	16,299	4,843	11,203	21,165	11,632	33,871	69,670	13,615	212,989
2009	2,517	203	1,571	663	7,973	14,030	15,397	4,743	11,201	20,164	11,440	35,105	68,381	14,408	207,463
2010	2,568	235	1,931	680	9,071	14,859	15,781	4,588	11,461	20,842	11,961	36,320	68,303	14,590	213,022
2011	2,643	223	2,284	761	9,737	15,369	15,879	5,017	11,809	21,219	12,282	37,429	69,728	14,860	219,107
2012	2,642	195	2,343	744	9,446	15,823	17,797	5,081	12,066	21,972	12,212	38,912	71,197	14,541	224,740
2013	2,796	224	2,532	735	9,706	15,747	17,693	4,992	12,671	23,073	12,658	40,294	72,827	14,462	230,141
2014	2,778	255	2,490	770	10,277	16,613	19,249	5,044	13,352	23,529	12,967	41,907	75,089	14,240	238,306
2015	2,958	254	2,481	804	9,954	17,063	19,185	5,322	13,869	23,687	13,459	43,612	76,867	14,393	243,846
2016	2,907	226	2,275	791	10,213	17,787	19,412	5,563	14,114	24,698	13,931	45,356	79,239	14,561	251,036
2017	2,913	214	2,319	826	10,370	18,058	20,810	5,574	15,589	25,573	14,887	46,665	81,682	14,741	260,220
2018	3,065	271	2,433	890	11,194	18,315	22,275	5,645	15,907	26,332	15,367	47,786	85,397	15,257	270,106
2019	3,197	197	1,882	876	10,664	17,867	24,597	5,698	16,050	27,050	15,528	49,684	88,896	15,672	277,848
2020	3,182	210	1,847	891	9,623	16,753	25,464	5,861	11,821	26,914	16,370	51,569	83,904	15,169	269,190
2021	3,168	212	1,861	961	10,947	17,516	27,507	5,914	12,332	28,988	16,954	54,404	91,682	16,131	288,151
2022	3,233	190	1,748	964	11,367	18,089	28,811	6,166	13,882	28,510	17,208	54,550	98,021	16,750	299,250
2023	3,025	166	1,556	1,006	11,905	17,265	29,341	5,600	14,674	28,083	17,169	56,096	100,784	17,548	304,127

[1]	Other Services includes health care and social assistance, professional, scientific and technical services, educational services, information and cultural industries, accommodation and food services, administrative and support, waste management and remediation services, arts, entertainment and recreation, management of companies and enterprises, and other services (except public administration).

86 |	2024 Financial and Economic Review – August 2024

Appendix 1 – Economic Review Supplementary Tables

Table A1.3 British Columbia GDP at Basic Prices, by Industry (continued)

	Crop and	Fishing,	Forestry	Support Activities	Mining, Quarrying				Transportation	Wholesale	Finance	Real Estate			Real GDP
	Animal	Hunting and	and	for Agriculture	Oil and Gas				and	and Retail	and	and Rental	Other	Public	at Basic
	Production	Trapping	Logging	and Forestry	Extraction	Manufacturing	Construction	Utilities	Warehousing	Trade	Insurance	and Leasing	Services[1]	Administration	Prices

							(annual percentage change)
1998	4.0	(33.2)	1.5	4.1	(1.7)	(1.3)	(10.6)	4.4	0.6	4.9	(5.3)	2.6	3.4	0.2	1.0
1999	7.0	(22.2)	(6.0)	(5.7)	2.0	13.5	(1.4)	6.6	3.1	2.0	7.1	3.1	1.2	3.4	3.3
2000	(2.6)	10.5	(7.1)	12.7	10.3	17.3	(1.9)	16.6	6.6	4.4	(2.5)	2.8	3.0	2.0	4.7
2001	18.0	(17.1)	(1.3)	(7.6)	12.1	(7.3)	1.7	(28.5)	(0.2)	3.5	(1.1)	3.2	2.1	2.0	0.6
2002	(1.4)	24.0	2.2	(8.8)	(7.9)	0.3	6.6	22.0	1.4	5.3	2.1	6.0	4.4	4.3	3.8
2003	7.0	(1.7)	(1.0)	7.1	(1.8)	1.4	8.1	(1.7)	0.4	3.8	3.5	3.1	2.6	(0.5)	2.5
2004	6.3	11.4	13.3	(5.1)	4.7	8.0	12.6	0.5	3.2	4.1	5.7	3.5	1.9	0.4	4.1
2005	3.4	(4.6)	(0.7)	3.3	11.8	4.4	8.1	13.1	8.4	4.5	3.2	4.9	3.3	0.0	4.8
2006	3.6	11.7	(4.5)	(2.2)	0.3	5.6	9.5	(15.2)	1.0	7.0	9.9	4.1	5.2	5.0	4.6
2007	5.4	(20.2)	(6.1)	2.4	(12.9)	(1.0)	6.1	24.9	0.5	6.0	4.8	5.4	3.7	2.8	2.9
2008	(3.7)	(14.3)	(11.8)	(13.7)	2.8	(8.0)	5.3	(0.3)	(2.1)	(0.3)	(2.2)	2.2	1.7	5.6	0.6
2009	4.9	4.5	(31.2)	0.9	(10.5)	(13.8)	(5.5)	(2.1)	(0.0)	(4.7)	(1.6)	3.6	(1.9)	5.8	(2.6)
2010	2.1	15.9	22.9	2.7	13.8	5.9	2.5	(3.3)	2.3	3.4	4.6	3.5	(0.1)	1.3	2.7
2011	2.9	(5.1)	18.3	11.8	7.3	3.4	0.6	9.3	3.0	1.8	2.7	3.1	2.1	1.8	2.9
2012	(0.0)	(12.8)	2.6	(2.3)	(3.0)	3.0	12.1	1.3	2.2	3.5	(0.6)	4.0	2.1	(2.1)	2.6
2013	5.8	15.1	8.1	(1.2)	2.8	(0.5)	(0.6)	(1.7)	5.0	5.0	3.7	3.6	2.3	(0.5)	2.4
2014	(0.6)	13.5	(1.7)	4.7	5.9	5.5	8.8	1.0	5.4	2.0	2.4	4.0	3.1	(1.5)	3.5
2015	6.5	(0.1)	(0.4)	4.5	(3.1)	2.7	(0.3)	5.5	3.9	0.7	3.8	4.1	2.4	1.1	2.3
2016	(1.7)	(10.9)	(8.3)	(1.7)	2.6	4.2	1.2	4.5	1.8	4.3	3.5	4.0	3.1	1.2	2.9
2017	0.2	(5.3)	1.9	4.5	1.5	1.5	7.2	0.2	10.5	3.5	6.9	2.9	3.1	1.2	3.7
2018	5.2	26.3	4.9	7.6	7.9	1.4	7.0	1.3	2.0	3.0	3.2	2.4	4.5	3.5	3.8
2019	4.3	(27.4)	(22.7)	(1.6)	(4.7)	(2.5)	10.4	0.9	0.9	2.7	1.0	4.0	4.1	2.7	2.9
2020	(0.5)	6.8	(1.8)	1.7	(9.8)	(6.2)	3.5	2.9	(26.3)	(0.5)	5.4	3.8	(5.6)	(3.2)	(3.1)
2021	(0.4)	0.8	0.7	7.9	13.8	4.6	8.0	0.9	4.3	7.7	3.6	5.5	9.3	6.3	7.0
2022	2.0	(10.1)	(6.1)	0.3	3.8	3.3	4.7	4.3	12.6	(1.6)	1.5	0.3	6.9	3.8	3.9
2023	(6.4)	(12.7)	(11.0)	4.4	4.7	(4.6)	1.8	(9.2)	5.7	(1.5)	(0.2)	2.8	2.8	4.8	1.6

[1]	Other Services includes health care and social assistance, professional, scientific and technical services, educational services, information and cultural industries, accommodation and food services, administrative and support, waste management and remediation services, arts, entertainment and recreation, management of companies and enterprises, and other services (except public administration). Source: Statistics Canada (Table: 36-10-0402-01 – accessed May 2024).

2024 Financial and Economic Review – August 2024	| 87

Appendix 1 – Economic Review Supplementary Tables

Table A1.4 British Columbia GDP, Income Based

			Net		Consumption of			Consumption of		Taxes less
		Gross	Operating	Consumption of	Fixed Capital:	Gross	Net	Fixed Capital:	Taxes less	subsidies on		GDP
	Compensation	Operating	Surplus:	Fixed Capital:	Government &	Mixed	Mixed	Unincorporated	subsidies on	Products &	Statistical	at Market
	of Employees*	Surplus	Corporations	Corporations	NPISH	Income	Income	Businesses	Production	Imports	Discrepancy	Prices
						($ millions)
1981	25,637	9,026	3,226	4,635	1,165	6,394	4,913	1,481	2,158	3,165	216	46,596
1982	26,496	7,620	1,089	5,227	1,304	6,990	5,354	1,637	2,395	2,893	206	46,600
1983	27,018	9,080	2,334	5,374	1,372	7,446	5,732	1,714	2,847	2,884	54	49,329
1984	27,811	10,459	3,563	5,480	1,416	8,010	6,145	1,865	2,509	3,258	(260)	51,788
1985	29,101	11,850	4,746	5,636	1,468	8,824	6,843	1,981	2,531	3,699	(217)	55,788
1986	30,339	12,298	4,927	5,788	1,583	9,581	7,543	2,038	2,532	4,506	(302)	58,954
1987	32,837	14,358	6,902	5,858	1,598	10,290	8,103	2,187	2,607	5,152	(97)	65,147
1988	36,110	15,750	7,807	6,161	1,782	11,259	8,903	2,356	2,726	5,568	682	72,095
1989	40,296	16,007	7,385	6,694	1,928	12,432	9,827	2,605	2,888	6,697	123	78,443
1990	44,216	14,530	5,152	7,231	2,147	13,549	10,718	2,831	3,035	6,800	244	82,374
1991	46,296	13,330	3,871	7,304	2,155	14,555	11,560	2,995	2,964	7,593	237	84,975
1992	48,924	13,342	3,411	7,622	2,309	15,450	12,274	3,176	3,472	8,389	938	90,515
1993	51,312	15,377	5,079	7,926	2,372	16,133	12,698	3,435	3,952	9,112	1,335	97,221
1994	53,972	19,431	8,420	8,483	2,528	17,118	13,463	3,655	4,234	8,830	13	103,598
1995	56,768	21,649	9,975	9,011	2,663	17,851	14,052	3,799	4,268	9,242	(575)	109,203
1996	58,517	21,917	9,715	9,409	2,793	18,321	14,394	3,927	4,377	9,476	(68)	112,540
1997	60,781	24,129	11,400	9,759	2,970	18,704	14,700	4,004	4,665	10,211	96	118,585
1998	62,120	23,496	9,822	10,617	3,057	19,467	15,302	4,166	4,786	10,346	(441)	119,775
1999	64,216	25,733	11,594	10,972	3,167	20,272	16,061	4,211	4,919	10,676	(158)	125,658
2000	68,591	30,979	16,192	11,403	3,384	20,843	16,470	4,373	4,974	11,063	(39)	136,411
2001	70,309	30,003	14,546	11,966	3,491	22,099	17,467	4,633	5,076	11,312	16	138,815
2002	72,951	30,307	14,491	12,229	3,587	23,426	18,541	4,885	5,009	12,408	(108)	143,993
2003	75,268	33,813	17,612	12,514	3,687	24,741	19,781	4,960	5,122	13,108	(93)	151,958
2004	80,071	39,402	22,503	13,004	3,895	26,253	21,053	5,199	5,388	13,491	(5)	164,600
2005	85,336	43,994	25,971	13,824	4,199	27,827	22,337	5,490	5,679	14,219	142	177,197
2006	93,392	46,643	26,833	15,187	4,623	29,526	23,736	5,790	5,959	14,881	78	190,479
2007	98,459	47,607	25,901	16,597	5,109	31,784	25,438	6,345	6,505	15,799	287	200,440
2008	102,318	49,897	25,892	18,259	5,746	32,435	25,604	6,830	6,812	14,756	210	206,427
2009	100,375	41,901	17,293	18,789	5,819	33,771	26,845	6,925	7,038	14,969	125	198,179
2010	102,621	45,534	20,992	18,561	5,981	35,494	28,408	7,086	7,338	15,870	134	206,990
2011	106,845	51,238	25,450	19,437	6,351	36,872	29,536	7,336	7,216	16,493	107	218,771
2012	110,128	50,606	23,422	20,589	6,595	38,645	31,069	7,576	7,332	16,611	6	223,328
2013	114,300	51,647	23,263	21,550	6,834	40,286	32,361	7,925	8,129	16,784	(165)	230,981
2014	118,452	56,480	26,944	22,450	7,086	42,286	34,193	8,093	8,603	18,012	39	243,872
2015	123,805	55,116	23,835	23,883	7,398	43,935	35,527	8,408	8,736	19,057	135	250,784
2016	127,866	60,562	28,372	24,554	7,636	46,030	37,237	8,793	9,073	20,593	(212)	263,912
2017	135,921	66,610	33,638	25,035	7,937	47,982	38,543	9,439	9,625	22,062	83	282,283
2018	144,465	68,766	34,157	26,183	8,426	50,435	40,414	10,021	10,667	22,997	62	297,392
2019	152,568	66,468	29,607	27,923	8,938	54,606	44,074	10,532	12,700	22,812	(161)	308,993
2020	152,704	74,913	36,139	29,478	9,296	56,204	45,119	11,085	3,431	20,208	(48)	307,412
2021	172,036	90,330	48,809	31,578	9,943	59,763	47,145	12,618	8,657	25,263	(112)	355,937
2022	188,707	99,765	53,368	35,337	11,060	65,228	51,559	13,669	14,118	27,492	(95)	395,215
2023	-	-	-	-	-	-	-	-	-	-	-	-

* Component of income-based GDP, including wages, salaries and employers’ social contributions earned in B.C. by residents and non-residents of the province.

88 |	2024 Financial and Economic Review – August 2024

Appendix 1 – Economic Review Supplementary Tables

Table A1.4 British Columbia GDP, Income Based (continued)

	Compensation of Employees*	Gross Operating Surplus	Net Operating Surplus: Corporations	Consumption of Fixed Capital: Corporations	Consumption of Fixed Capital: Government & NPISH	Gross Mixed Income	Net Mixed Income	Consumption of Fixed Capital: Unincorporated Businesses	Taxes less subsidies on Production	Taxes less subsidies on Products & Imports	Statistical Discrepancy	GDP at Market Prices
					(annual percentage change)
1982	3.4	(15.6)	(66.2)	12.8	11.9	9.3	9.0	10.5	11.0	(8.6)	(4.6)	0.0
1983	2.0	19.2	114.3	2.8	5.2	6.5	7.1	4.7	18.9	(0.3)	(73.8)	5.9
1984	2.9	15.2	52.7	2.0	3.2	7.6	7.2	8.8	(11.9)	13.0	(581.5)	5.0
1985	4.6	13.3	33.2	2.8	3.7	10.2	11.4	6.2	0.9	13.5	(16.5)	7.7
1986	4.3	3.8	3.8	2.7	7.8	8.6	10.2	2.9	0.0	21.8	39.2	5.7
1987	8.2	16.8	40.1	1.2	0.9	7.4	7.4	7.3	3.0	14.3	(67.9)	10.5
1988	10.0	9.7	13.1	5.2	11.5	9.4	9.9	7.7	4.6	8.1	(803.1)	10.7
1989	11.6	1.6	(5.4)	8.7	8.2	10.4	10.4	10.6	5.9	20.3	(82.0)	8.8
1990	9.7	(9.2)	(30.2)	8.0	11.4	9.0	9.1	8.7	5.1	1.5	98.4	5.0
1991	4.7	(8.3)	(24.9)	1.0	0.4	7.4	7.9	5.8	(2.3)	11.7	(2.9)	3.2
1992	5.7	0.1	(11.9)	4.4	7.1	6.1	6.2	6.0	17.1	10.5	295.8	6.5
1993	4.9	15.3	48.9	4.0	2.7	4.4	3.5	8.2	13.8	8.6	42.3	7.4
1994	5.2	26.4	65.8	7.0	6.6	6.1	6.0	6.4	7.1	(3.1)	(99.0)	6.6
1995	5.2	11.4	18.5	6.2	5.3	4.3	4.4	3.9	0.8	4.7	(4,523.1)	5.4
1996	3.1	1.2	(2.6)	4.4	4.9	2.6	2.4	3.4	2.6	2.5	(88.2)	3.1
1997	3.9	10.1	17.3	3.7	6.3	2.1	2.1	2.0	6.6	7.8	(241.2)	5.4
1998	2.2	(2.6)	(13.8)	8.8	2.9	4.1	4.1	4.0	2.6	1.3	(559.4)	1.0
1999	3.4	9.5	18.0	3.3	3.6	4.1	5.0	1.1	2.8	3.2	(64.2)	4.9
2000	6.8	20.4	39.7	3.9	6.9	2.8	2.5	3.8	1.1	3.6	(75.3)	8.6
2001	2.5	(3.2)	(10.2)	4.9	3.2	6.0	6.1	5.9	2.1	2.3	(141.0)	1.8
2002	3.8	1.0	(0.4)	2.2	2.7	6.0	6.1	5.4	(1.3)	9.7	(775.0)	3.7
2003	3.2	11.6	21.5	2.3	2.8	5.6	6.7	1.5	2.3	5.6	(13.9)	5.5
2004	6.4	16.5	27.8	3.9	5.6	6.1	6.4	4.8	5.2	2.9	(94.6)	8.3
2005	6.6	11.7	15.4	6.3	7.8	6.0	6.1	5.6	5.4	5.4	(2,940.0)	7.7
2006	9.4	6.0	3.3	9.9	10.1	6.1	6.3	5.5	4.9	4.7	(45.1)	7.5
2007	5.4	2.1	(3.5)	9.3	10.5	7.6	7.2	9.6	9.2	6.2	267.9	5.2
2008	3.9	4.8	(0.0)	10.0	12.5	2.0	0.7	7.6	4.7	(6.6)	(26.8)	3.0
2009	(1.9)	(16.0)	(33.2)	2.9	1.3	4.1	4.8	1.4	3.3	1.4	(40.5)	(4.0)
2010	2.2	8.7	21.4	(1.2)	2.8	5.1	5.8	2.3	4.3	6.0	7.2	4.4
2011	4.1	12.5	21.2	4.7	6.2	3.9	4.0	3.5	(1.7)	3.9	(20.1)	5.7
2012	3.1	(1.2)	(8.0)	5.9	3.8	4.8	5.2	3.3	1.6	0.7	(94.4)	2.1
2013	3.8	2.1	(0.7)	4.7	3.6	4.2	4.2	4.6	10.9	1.0	(2,850.0)	3.4
2014	3.6	9.4	15.8	4.2	3.7	5.0	5.7	2.1	5.8	7.3	(123.6)	5.6
2015	4.5	(2.4)	(11.5)	6.4	4.4	3.9	3.9	3.9	1.5	5.8	246.2	2.8
2016	3.3	9.9	19.0	2.8	3.2	4.8	4.8	4.6	3.9	8.1	(257.0)	5.2
2017	6.3	10.0	18.6	2.0	3.9	4.2	3.5	7.3	6.1	7.1	(139.2)	7.0
2018	6.3	3.2	1.5	4.6	6.2	5.1	4.9	6.2	10.8	4.2	(25.3)	5.4
2019	5.6	(3.3)	(13.3)	6.6	6.1	8.3	9.1	5.1	19.1	(0.8)	(359.7)	3.9
2020	0.1	12.7	22.1	5.6	4.0	2.9	2.4	5.3	(73.0)	(11.4)	(70.2)	(0.5)
2021	12.7	20.6	35.1	7.1	7.0	6.3	4.5	13.8	152.3	25.0	133.3	15.8
2022	9.7	10.4	9.3	11.9	11.2	9.1	9.4	8.3	63.1	8.8	(15.2)	11.0
2023	-	-	-	-	-	-	-	-	-	-	-	-

*	Component of income-based GDP, including wages, salaries and employers’ social contributions earned in B.C. by residents and non-residents of the province.

Source: Statistics Canada (Table: 36-10-0221-01 – accessed April 2024).

2024 Financial and Economic Review – August 2024	| 89

Appendix 1 – Economic Review Supplementary Tables

Table A1.5 Employment by Industry in British Columbia

	2002	2003	2004	2005	2006	2007	2008	2009	2010	2011	2012	2013	2014	2015	2016	2017	2018	2019	2020	2021	2022	2023

	(thousands)
Total – all industries	1,952	1,998	2,028	2,090	2,153	2,211	2,244	2,202	2,222	2,235	2,296	2,322	2,349	2,389	2,468	2,560	2,606	2,678	2,509	2,664	2,748	2,792

Primary industries	67	78	72	76	79	82	78	71	70	67	71	77	78	79	74	77	74	71	71	70	72	75
Agriculture	30	33	36	38	35	35	36	31	29	24	24	27	25	26	23	24	24	24	28	21	24	25
Forestry, logging & support activities	25	27	22	22	21	24	16	13	16	15	17	19	20	22	19	19	17	16	16	18	18	14
Fishing, hunting & trapping	3	5	3	2	3	3	2	2	2	2	2	2	2	2	2	2	3	2	3	2	2	2
Mining & oil & gas extraction	9	13	11	14	19	20	24	24	24	26	28	29	30	30	31	31	29	28	24	28	29	34

Manufacturing	198	207	208	193	190	190	180	161	164	165	174	159	168	177	178	184	181	173	168	183	184	172
Food, beverages & tobacco	27	31	31	31	24	27	30	29	27	29	31	27	29	35	38	35	39	37	35	38	41	41
Wood products	48	51	49	47	43	43	35	30	32	34	30	31	32	35	33	30	26	24	22	24	23	23
Paper	17	14	12	12	14	14	13	11	10	10	12	12	13	10	9	12	9	10	10	13	10	10
Printing & related support activities	9	8	8	8	8	6	8	7	6	8	8	7	6	9	5	7	8	4	2	5	5	4
Primary metals	6	9	7	7	6	6	5	6	8	6	6	6	3	5	3	4	6	7	7	6	7	5
Metal fabrication	13	14	15	18	14	15	16	13	13	12	15	11	12	17	14	14	13	13	10	12	10	12
Transportation equipment	14	12	12	9	9	12	10	10	9	9	12	9	10	8	9	10	12	10	10	12	15	12
Machinery manufacturing	10	9	10	10	9	8	6	6	7	9	10	10	9	8	11	10	9	12	8	13	12	11
Other manufacturing	55	58	66	53	62	61	58	49	53	49	51	47	54	50	55	62	61	57	63	60	61	55

Construction	117	118	142	166	184	198	211	199	197	203	203	213	209	212	220	240	247	250	227	227	236	235
General contractors	41	47	51	65	67	67	81	74	78	80	79	90	93	94	93	107	109	105	103	100	106	110
Special trade contractors	76	71	92	101	117	131	130	125	120	122	124	123	116	118	127	133	137	145	124	127	130	125

Utilities	11	11	9	10	7	8	11	11	11	11	13	13	14	14	13	12	15	14	18	18	15	16
Transportation & warehousing	110	115	113	116	116	125	130	115	113	120	129	128	141	144	141	141	144	147	135	146	143	142
Transportation	105	109	108	112	110	119	124	109	107	112	119	118	132	137	133	130	133	138	128	137	132	133
Warehousing & storage	5	6	5	5	7	7	6	6	6	8	9	9	10	7	8	11	11	9	7	10	11	8

Trade	319	326	313	330	348	360	355	367	374	352	345	375	371	363	384	396	401	421	389	402	434	437
Wholesale trade	72	76	66	79	83	80	87	87	83	77	81	83	83	86	95	88	88	94	91	88	94	93
Retail trade	246	249	248	251	265	280	268	280	290	275	264	292	288	277	289	308	313	327	298	314	340	345

Finance, Insurance, Real Estate & Leasing	124	126	128	131	134	139	143	135	137	137	143	149	150	141	151	167	166	168	170	169	162	174
Finance	57	60	55	59	59	65	63	58	66	53	65	64	68	63	68	72	72	73	75	65	67	76
Insurance	24	21	27	26	26	27	29	27	26	31	28	31	29	32	32	36	33	32	37	49	38	37
Real estate	32	35	35	34	39	37	40	40	36	44	44	46	44	39	43	52	55	55	51	46	50	52
Leasing	11	11	11	13	10	9	11	10	8	10	6	8	9	7	6	7	7	8	7	9	7	9

Public administration	90	95	99	93	88	90	97	105	105	107	103	107	109	107	112	105	109	122	121	138	137	143
Federal administration	33	37	35	32	34	33	36	38	43	44	44	37	36	40	40	38	35	44	41	52	51	45
Provincial administration	28	29	30	29	26	25	25	27	27	25	28	31	33	30	35	32	36	38	37	36	41	43
Local administration	29	29	35	32	28	32	36	40	36	38	31	38	39	37	37	36	38	40	43	50	45	55

Other service industries	918	924	944	974	1,007	1,020	1,040	1,040	1,050	1,073	1,116	1,103	1,110	1,151	1,196	1,239	1,270	1,313	1,210	1,311	1,365	1,399
Education & related services	137	137	132	143	152	152	148	153	157	157	167	165	167	170	172	172	169	177	173	186	201	218
Health & welfare services	211	214	217	213	226	234	239	254	262	255	264	261	269	286	298	310	328	328	322	352	369	373
Professional, scientific & technical	134	136	143	159	163	162	168	165	168	179	177	183	185	196	202	206	219	239	240	261	275	279
Information, culture & recreation	105	105	110	109	114	112	113	107	108	108	112	111	114	123	130	137	130	132	106	128	145	137
Services to business management	72	79	80	90	96	97	103	96	91	96	99	94	87	92	100	104	103	115	97	99	89	88
Accommodation & food services	163	159	170	172	169	177	174	169	167	180	187	184	186	177	185	195	201	202	173	177	184	194
Miscellaneous services	96	94	93	88	88	86	95	96	99	98	110	104	101	107	108	115	122	119	99	109	101	110

Source: Statistics Canada, Labour Force Survey (Table: 14-10-0023-01 and unpublished data – accessed April 2024). Totals may not add due to rounding.

90 |	2024 Financial and Economic Review – August 2024

Appendix 1 – Economic Review Supplementary Tables

Table A1.6 Capital Investment by Industry

					Preliminary		2022	2023
	Actual	Actual	Actual	Actual	Actual	Intentions	to	to
	2019	2020	2021	2022	2023	2024	2023	2024
			($ millions)				(per cent)
Agriculture, forestry, fishing and hunting	1,128.3	920.1	994.4	1,217.3	1,173.6	990.6	(3.6)	(15.6)
Mining, quarrying, and oil and gas extraction	4,558.3	2,893.6	4,844.0	5,821.4	7,903.4	9,300.8	35.8	17.7
Manufacturing	2,164.8	1,683.7	1,704.7	2,124.6	2,093.0	2,441.6	(1.5)	16.7
Construction	1,066.7	846.6	1,433.9	1,698.4	1,928.6	2,033.6	13.6	5.4
Transportation and warehousing	12,286.5	15,563.5	15,624.3	18,358.3	18,416.9	13,393.7	0.3	(27.3)
Utilities	4,944.5	5,319.2	5,486.8	6,019.5	6,831.0	7,057.6	13.5	3.3
Wholesale trade	697.2	x	x	659.0	657.6	672.4	(0.2)	2.3
Retail trade	932.7	860.1	x	1,138.5	1,071.9	1,110.3	(5.8)	3.6
Finance and insurance	394.9	323.1	308.7	344.9	434.6	389.1	26.0	(10.5)
Real estate, rental and leasing	2,472.1	1,704.0	2,093.0	2,011.2	2,121.2	1,824.3	5.5	(14.0)
Information and cultural industries	1,510.7	1,329.1	1,531.1	1,683.4	1,445.8	1,434.4	(14.1)	(0.8)
Professional, scientific and technical services	509.9	473.8	x	737.9	884.0	787.8	19.8	(10.9)
Management of companies and enterprises	62.4	x	x	61.9	50.4	35.7	(18.6)	(29.2)
Admin, waste and remediation services	F	x	F	F	251.6	243.8	-	(3.1)
Arts, entertainment and recreation	482.0	379.9	F	530.8	607.6	474.2	14.5	(22.0)
Accommodation and food services	751.7	501.2	430.1	518.6	F	660.2	-	-
Educational services	1,377.2	1,553.8	1,960.6	1,825.1	2,351.8	2,589.3	28.9	10.1
Health care and social assistance	1,067.2	1,272.4	2,072.0	2,470.0	3,527.5	3,448.2	42.8	(2.2)
Public administration	4,290.9	4,347.8	4,092.4	5,373.6	7,342.7	7,700.9	36.6	4.9
Other services	248.2	165.7	x	292.0	368.9	275.0	26.3	(25.5)
Total	41,257.4	40,874.1	45,413.5	53,194.0	60,049.7	56,863.5	12.9	(5.3)

Public	13,086.5	14,811.6	17,387.0	21,783.0	26,127.0	23,589.6	19.9	(9.7)
Private	28,170.9	26,062.5	28,026.4	31,411.0	33,922.7	33,273.8	8.0	(1.9)
Total	41,257.4	40,874.1	45,413.5	53,194.0	60,049.7	56,863.5	12.9	(5.3)

Machinery and equipment	13,277.0	10,525.6	11,755.1	13,780.6	14,106.8	14,993.4	2.4	6.3
Construction	27,980.4	30,348.6	33,658.4	39,413.5	45,942.9	41,870.0	16.6	(8.9)
Total	41,257.4	40,874.1	45,413.5	53,194.0	60,049.7	56,863.5	12.9	(5.3)

Housing	22,683.1	22,030.1	26,250.9	30,608.9	27,623.3	n/a	(9.8)	n/a

Source: Statistics Canada (Tables: 34-10-0035-01, 34-10-0038-01, 34-10-0286-01 – accessed April 2024).

x Suppressed to meet the confidentiality requirements of the Statistics Act.

F Too unreliable to be published.

Note: Totals may not add due to rounding or due to some data not being disclosed for confidentiality reasons.

2024 Financial and Economic Review – August 2024	| 91

Appendix 1 – Economic Review Supplementary Tables

Table A1.7 British Columbia International Goods Exports by Major Market and Selected Commodities, 2023

			European	Mainland	Other	Total -
Commodity	U.S.	Japan	Union [1]	China	Markets	All Countries
			($ millions)
Wood products	5,724	851	105	448	536	7,664
Lumber (softwood)	3,368	382	94	268	346	4,458
Cedar shakes and shingles	227	0	7	0	17	251
Plywood and veneer (softwood)	469	1	2	1	13	486
Other panel products	594	6	0	0	11	610
Selected value-added wood products	820	6	1	1	5	833
Logs	49	156	0	176	38	419
Other	197	301	0	1	107	606

Pulp and paper products	962	152	18	1,926	578	3,636
Pulp	389	150	18	1,899	489	2,944
Newsprint	24	1	0	3	12	40
Paper, paperboard – excluding newsprint	435	0	0	23	33	491
Other	114	0	0	1	45	160

Agriculture and food other than fish	3,514	151	49	130	453	4,297
Fruit and nuts	436	35	3	18	49	541
Vegetables	463	10	1	0	1	476
Vegetable oils	3	1	0	0	0	4
Bread, pastry, prepared cereals, pasta, etc.	585	3	2	0	7	597
Meat and prepared meat products	42	43	0	47	64	197
Other	1,985	58	43	64	332	2,482

Fish products	731	54	35	397	98	1,315
Whole fish; fresh, chilled, frozen – excluding salmon	76	16	24	27	26	169
Whole salmon; fresh, chilled, frozen	419	16	4	1	5	446
Salmon; fillets, canned, smoked, etc.	52	1	0	0	5	59
Other	184	22	6	368	61	642

Metallic mineral products	2,108	1,193	389	1,760	1,085	6,535
Copper ores and concentrates	0	1,186	46	1,542	886	3,659
Molybdenum ores and concentrates	29	0	20	0	28	77
Zinc ores and concentrates	0	0	0	0	110	110
Unwrought aluminum	871	0	321	0	3	1,195
Unwrought zinc	1,008	0	0	0	30	1,038
Unwrought lead	179	0	0	0	0	179
Other	21	7	3	218	29	277

Fabricated metal products	1,475	7	19	70	239	1,811

Energy products	8,294	3,616	947	2,695	4,174	19,727
Natural gas	4,862	0	0	1	0	4,863
Coal	164	2,808	947	2,681	3,735	10,335
Electricity	1,114	0	0	0	0	1,114
Other	2,155	808	0	13	440	3,416

Machinery and equipment	4,972	129	530	254	1,156	7,041
Motor vehicles and parts	514	1	14	63	156	747
Electrical/electronic/communications	1,427	70	196	39	303	2,035
Scientific/photographic/measuring equipment, etc.	584	29	172	105	275	1,165
Aircraft and parts	164	7	3	1	26	201
Other	2,284	23	145	45	396	2,893

Plastics and articles of plastic	632	3	20	105	130	890
Chemicals and chemical products	933	61	83	125	190	1,391
Apparel and accessories	45	2	2	4	4	56
Textiles	69	1	3	1	36	109

All other commodities	1,061	7	24	20	623	1,735
Total	30,518	6,227	2,226	7,935	9,304	56,209

[1]

The European Union is the membership as of February 1, 2020: Austria, Belgium, Bulgaria, Croatia, Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, Netherlands, Poland, Portugal, Romania, Slovakia, Slovenia, Spain, and Sweden.

Source: Statistics Canada, International Trade Statistics custom extract, May 2024. Figures may not add due to rounding.

92 |	2024 Financial and Economic Review – August 2024

Appendix 1 – Economic Review Supplementary Tables

Table A1.8 British Columbia International Goods Exports by Market Area
					% Change	Percent of Total
	2020	2021	2022	2023	2022-2023	2022	2023

	($ millions)					(per cent)
United Kingdom	471	406	495	280	(43.4)	0.8	0.5
Germany	244	389	502	387	(23.0)	0.8	0.7
Mainland China	5,741	8,888	8,487	7,935	(6.5)	13.1	14.1
Hong Kong	193	189	216	255	18.0	0.3	0.5
Taiwan	747	1,143	1,064	782	(26.5)	1.6	1.4
Japan	3,573	4,842	6,016	6,227	3.5	9.3	11.1
South Korea	2,132	2,920	4,106	3,291	(19.9)	6.3	5.9
India	973	766	1,573	1,393	(11.4)	2.4	2.5
Australia	252	327	513	718	40.1	0.8	1.3
Mexico	135	100	179	164	(8.7)	0.3	0.3
United States	21,720	29,878	37,361	30,518	(18.3)	57.5	54.3
Other	3,424	4,089	4,434	4,260	(3.9)	6.8	7.6
Total	39,604	53,936	64,947	56,209	(13.5)	100.0	100.0

Market Areas:
Western Europe [1]	2,006	2,165	2,423	2,376	(2.0)	3.7	4.2
Pacific Rim [2]	13,706	19,765	21,805	20,294	(6.9)	33.6	36.1

[1]	Austria, Belgium, Denmark, Finland, France, Germany, Greece, Iceland, Ireland, Italy, Luxembourg, Netherlands, Norway, Portugal, Spain, Sweden, Switzerland and the United Kingdom.
[2]	Australia, Brunei Darussalam, China, Fiji, Hong Kong, Indonesia, Japan, Laos, Macau, Malaysia, Mongolia, New Zealand, North Korea, Philippines, Singapore, South Korea, Taiwan, Thailand and Vietnam.

Source: Statistics Canada, International Trade Statistics custom extract, May 2024. Figures may not add due to rounding.

2024 Financial and Economic Review – August 2024	| 93

Appendix 1 – Economic Review Supplementary Tables

Table A1.9 Historical Commodity Prices (in US Dollars)

	2013	2014	2015	2016	2017	2018	2019	2020	2021	2022	2023
Metals
Copper (London; $/lb)	3.32	3.11	2.49	2.21	2.80	2.96	2.73	2.80	4.22	4.00	3.84
Lead (London; $/lb)	0.97	0.95	0.81	0.85	1.05	1.02	0.91	0.83	1.00	0.98	0.97
Zinc (London; $/lb)	0.86	0.98	0.87	0.95	1.31	1.33	1.16	1.03	1.36	1.58	1.20
Gold (London; $/troy oz)	1,407	1,266	1,159	1,251	1,257	1,269	1,391	1,769	1,799	1,802	1,939
Silver (London; $/troy oz)	23.72	19.07	15.68	17.16	17.05	15.71	16.19	20.50	25.14	21.80	23.34
Molybdenum ($/lb)	10.33	11.40	6.74	6.56	7.21	10.52	11.34	8.62	16.07	18.45	24.76
Aluminum (London; $/lb)	0.84	0.85	0.75	0.73	0.89	0.96	0.81	0.77	1.12	1.23	1.02
Forest Products
Lumber (Madison’s Lumber Reporter; WSPF, 2x4, $/1000 bd ft)	358	354	282	308	409	500	372	567	881	814	398
Pulp (NBSK; del. China $/tonne)	693	733	653	599	697	866	625	583	850	932	759
Newsprint (US Eastcoast; $/tonne)	593	583	517	540	557	669	667	559	623	783	786
Cedar (Madison’s Lumber Reporter 2x4, $/1000 bd ft)	895	956	986	1,004	1,298	1,397	1,386	1,507	1,825	1,998	1,668
Other
Oil (West Texas Intermediate; $/barrel)	98	93	49	43	51	65	57	39	68	95	78
Natural Gas (Plant Inlet; $C/GJ)	2.04	3.12	1.37	0.99	1.14	0.79	0.73	0.94	2.23	4.09	1.77
Coal (Japan-Australia FOB $/t) Metallurgical	155	124	101	112	201	207	183	136	183	347	281
Low Volatile PCl	125	104	84	88	142	146	131	97	138	292	231
Thermal	95	82	68	62	85	110	99	74	93	254	235

Sources: Ministry of Finance; Ministry of Energy, Mines and Low Carbon Innovation; Ministry of Forests; US Department of Energy.

94 |	2024 Financial and Economic Review – August 2024

Appendix 1 – Economic Review Supplementary Tables

Table A1.10 British Columbia Forest Sector Economic Activity Indicators

Indicator	2015	2016	2017	2018	2019	2020	2021	2022	2023	Change[1] 2022-2023

	(million cubic meters)									(per cent)
Wood production
Lumber	30.6	31.4	30.3	29.2	22.8	21.2	21.7	18.7	16.6	(11.2)
Timber Scaled by species
Lodgepole pine	24.1	20.3	15.9	15.1	11.1	10.1	9.0	6.8	5.8	(14.8)
Spruce	13.3	13.2	15.8	15.3	12.3	12.5	12.5	11.0	8.3	(24.9)
Hemlock	7.2	7.6	7.1	8.1	6.6	6.1	6.4	6.1	4.9	(19.5)
Douglas fir	9.7	10.7	10.9	13.3	11.0	9.9	11.5	10.9	9.5	(12.5)
Balsam	6.3	6.8	7.7	8.7	7.2	7.4	7.2	7.0	5.5	(21.3)
Cedar	4.8	4.9	4.2	4.4	3.7	3.7	3.6	3.3	2.9	(12.8)
All others	3.2	2.8	2.9	3.1	2.4	1.9	2.5	2.6	2.0	(24.2)
Total [2]	68.7	66.3	64.5	67.9	54.3	51.7	52.7	47.7	38.9	(18.6)

	(million tonnes)
Pulp and paper production	5.6	5.4	5.3	5.2	5.1	4.5	4.5	4.0	3.6	(10.1)
Market pulp	4.3	4.2	4.2	4.1	4.1	3.9	3.7	3.3	3.1	(5.1)
Newsprint, paper and paperboard	1.3	1.1	1.1	1.0	1.0	0.6	0.8	0.7	0.5	(33.7)
Industrial product price indices	(Jan 2020=100)
Softwood lumber (Canada)	86.4	90.3	103.7	114.2	97.0	134.4	215.5	201.6	121.6	(39.7)
Spruce-Pine-Fir lumber (BC)	88.1	93.6	104.0	114.5	99.4	133.9	221.6	211.6	127.2	(39.9)
Hemlock lumber (BC)	75.4	81.3	102.0	111.4	92.6	145.3	197.4	180.8	99.9	(44.7)
Douglas fir and Western larch (BC)	88.0	92.0	102.1	109.4	100.4	129.9	226.0	259.9	143.8	(44.7)
Veneer and plywood (Canada)	95.6	96.8	106.5	112.1	104.8	126.7	186.9	178.0	145.8	(18.0)
Wood pulp (Canada)	80.5	79.7	91.5	112.2	106.3	101.1	110.0	121.7	107.9	(11.4)
Newsprint for export (Canada)	81.9	88.3	91.2	111.1	109.6	98.6	98.2	114.5	120.4	5.1

[1]	Percentage change based on unrounded numbers.

[2]	Totals may not add due to rounding.

Sources:	Wood Production: Lumber - Statistics Canada Table 16-10-0017-01 - accessed June 2024, Timber scaled by species – Ministry of Forests.
Pulp and paper production – Pulp and Paper Products Council.
Industrial product price indices – Statistics Canada (Tables: 18-10-0266-01 with custom tabulations – accessed April 2024).

Timber scaled data includes all logs, special forest products, species and grades billed to crown, private and federal land. Waste, reject, and Christmas trees are excluded.

For all scale invoiced as of date of reporting – May 2024

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Appendix 1 – Economic Review Supplementary Tables

Table A1.11 Historical Value of Mineral, Petroleum and Natural Gas Shipments

Year	Metals	Non-metals [1]	Coal [2]	Crude Oil [3]	Natural Gas to Pipeline	Other Oil and Gas [4]

	($ millions)
1991	1,511	449	1,536	260	562	36
1992	1,502	369	1,039	260	592	38
1993	1,198	395	1,121	233	814	42
1994	1,354	417	1,331	235	991	44
1995	2,016	453	1,421	272	710	58
1996	1,537	440	1,922	441	817	75
1997	1,495	445	2,018	403	1,087	98
1998	1,484	454	1,813	373	1,154	47
1999	1,183	465	1,300	461	1,577	53
2000	1,571	508	1,332	843	3,826	114
2001	1,394	513	1,431	729	4,834	103
2002	1,288	541	1,373	714	3,458	79
2003	1,353	563	1,450	718	5,396	116
2004	1,956	594	1,579	824	5,827	133
2005	2,442	643	2,986	973	7,821	173
2006	3,248	637	2,845	1,013	5,956	179
2007	2,887	775	2,485	989	5,745	200
2008	2,590	1,075	5,395	1,215	7,525	524
2009	1,837	581	4,261	720	3,284	115
2010	2,191	721	5,255	930	3,437	161
2011	2,131	778	7,131	1,194	3,444	307
2012	2,360	831	5,679	1,208	1,934	273
2013	2,578	838	4,823	1,295	3,129	251
2014	3,302	x	3,660	1,517	5,170	310
2015	3,250	x	3,163	952	2,445	139
2016	2,942	x	4,212	1,050	1,918	105
2017	3,351	x	6,617	1,518	2,205	234
2018	3,694	x	7,396	2,526	1,740	475
2019	3,660	559	6,740	2,447	1,646	169
2020	4,103	598	4,106	1,626	2,161	199
2021	5,202	656	7,147	2,997	5,525	834
2022	4,778	776	11,893	4,466	11,036	1,477
2023	4,303	794	10,335	3,780	5,018	860

[1]	Includes non-metals, aggregates, clay and refractory minerals.

[2]	As adapted by BC Stats from the Statistics Canada, International Trade Statistics custom extract. Previous table releases sourced from Natural Resources Canada.

[3]	Includes pentanes and condensate.

[4]	Liquefied petroleum gases and sulphur.

[x]	Suppressed to meet the confidentiality requirements of the Statistics Act.

Sources: Statistics Canada (Tables: 16-10-0022-01 - accessed June 2024), BC Stats, Natural Resources Canada, and Ministry of Energy, Mines and Low Carbon Innovation.

96 |	2024 Financial and Economic Review – August 2024

Appendix 1 – Economic Review Supplementary Tables

Table A1.12 Petroleum and Natural Gas Activity Indicators

					Provincial Reserves		Provincial
	Natural gas production (wellhead) (billion cubic m)	Crude oil and wellhead condensate production (million cubic m)	Wells Authorized (number) [1]	Wells Drilled (number)	Raw gas (remaining reserves) (billion cubic m)	Oil (remaining reserves) (million cubic m)	Government petroleum and natural gas revenue [2] ($ millions)
2004	34.2	2.2	1,700	1,282	389.7	21.9	2,063.1
2005	31.8	2.0	1,790	1,429	444.6	20.9	2,181.6
2006	35.4	1.9	1,730	1,435	462.4	18.2	1,937.3
2007	31.9	1.8	1,206	909	482.9	19.7	1,813.1
2008	33.5	1.6	1,408	929	605.3	18.5	2,824.1
2009	32.9	1.5	829	626	657.9	19.3	2,930.3
2010	35.0	1.6	871	714	932.0	18.7	1,346.9
2011	41.4	1.5	1,133	661	974.9	18.2	1,235.8
2012	41.0	1.6	647	484	1,138.5	19.1	498.2
2013	43.7	1.5	907	571	1,197.2	19.3	474.0
2014	46.3	1.8	1,252	706	1,443.9	18.1	917.0
2015	48.2	1.9	913	546	1,504.7	17.6	570.7
2016	50.1	2.3	479	355	1,485.1	16.5	183.8
2017	50.5	2.5	870	621	1,354.8	18.2	284.6
2018	58.0	3.6	897	446	1,434.1	18.3	365.4
2019	58.8	3.7	672	365	1,818.7	16.6	254.4
2020	61.6	3.2	519	372	1,912.5	14.9	197.8
2021	65.7	3.0	-	469	2,093.0	13.4	658.7
2022	72.2	2.7	-	382	2,475.2	12.2	2,203.5
2023	75.8	2.6	-	528	n/a	n/a	1,103.8
per cent change 2022-2023	5.1	(3.6)	-	38.2	n/a	n/a	(49.9)

[1]	No new well authorizations from 2021 to 2023 in response to the Supreme Court of B.C. ruling on the cumulative impacts of industrial development.

[2]	Includes Crown royalties, Crown reserve disposition bonuses, fees and rentals. The accounting treatment is revised from deferred accrual to cash basis for all historical years.

Sources: Ministry of Energy, Mines and Low Carbon Innovation and BC Energy Regulator.

2024 Financial and Economic Review – August 2024	| 97

Appendix 1 – Economic Review Supplementary Tables

Table A1.13 Supply and Consumption of Electrical Energy in British Columbia

	Supply					Consumption			Net Exports
	Net Generation
		All Other		Receipts		Delivered
		Types Of	Total	From Other		To Other	Total
		Electricity	Provincial	Provinces	Total	Provinces	Provincial	Total
Year	Hydro	Generation[2]	Generation	and Imports	Supply	and Exports	Consumption	Demand

	(gigawatt-hours)[1]
1989	51,082	6,573	57,655	4,500	62,155	6,583	55,572	62,155	2,083
1990	57,245	3,417	60,662	3,233	63,895	6,689	57,206	63,895	3,456
1991	60,149	2,832	62,981	2,272	65,253	7,725	57,528	65,253	5,454
1992	60,555	3,503	64,058	2,685	66,743	9,473	57,270	66,743	6,788
1993	53,057	5,716	58,774	5,691	64,465	5,605	58,860	64,465	(86)
1994	53,979	7,036	61,015	7,836	68,851	9,541	59,311	68,851	1,705
1995	49,814	8,192	58,006	6,385	64,391	3,972	60,419	64,391	(2,413)
1996	67,329	4,436	71,765	3,289	75,053	10,390	64,664	75,053	7,101
1997	61,772	5,189	66,961	4,316	71,278	12,114	59,163	71,278	7,798
1998	60,849	6,861	67,710	5,056	72,766	10,619	62,147	72,766	5,563
1999	61,588	6,457	68,045	6,807	74,852	12,529	62,323	74,852	5,722
2000	59,754	8,487	68,241	6,039	74,280	10,698	63,582	74,280	4,659
2001	48,338	8,994	57,332	10,154	67,486	6,408	61,079	67,486	(3,747)
2002	58,627	6,318	64,945	5,769	70,714	8,078	62,636	70,714	2,309
2003	56,689	6,362	63,051	7,084	70,135	9,599	60,535	70,135	2,515
2004	53,281	7,214	60,496	8,261	68,757	6,791	61,966	68,757	(1,470)
2005*	60,327	7,447	67,774	7,206	74,980	9,247	65,732	74,980	2,042
2006	54,247	7,350	61,598	12,687	74,284	6,133	68,151	74,284	(6,554)
2007	64,287	7,543	71,830	8,390	80,220	11,198	69,022	80,220	2,808
2008	58,699	7,373	66,072	12,431	78,503	9,956	68,546	78,503	(2,474)
2009	56,462	8,594	65,057	12,075	77,132	8,304	68,827	77,132	(3,771)
2010	54,152	10,072	64,224	10,767	74,991	7,566	67,425	74,991	(3,201)
2011	61,037	8,220	69,257	10,973	80,230	15,552	64,679	80,230	4,579
2012	65,141	8,444	73,584	9,738	83,323	16,929	66,394	83,323	7,191
2013	59,223	8,628	67,851	10,466	78,317	13,576	64,741	78,317	3,110
2014	57,573	9,435	67,008	10,941	77,949	13,734	64,215	77,949	2,793
2015	64,999	6,772	71,771	9,591	81,361	14,123	67,238	81,361	4,533
2016	61,840	7,939	69,779	8,758	78,537	14,476	64,061	78,537	5,718
2017	66,503	8,083	74,586	8,943	83,530	15,139	68,391	83,530	6,195
2018	61,791	7,989	69,781	10,531	80,312	10,703	69,609	80,312	172
2019	56,108	8,674	64,782	12,086	76,868	9,434	67,434	76,868	(2,652)
2020	63,237	7,710	70,947	7,997	78,944	17,066	61,879	78,944	9,068
2021	64,371	8,251	72,622	8,937	81,559	16,090	65,469	81,559	7,153
2022	63,232	6,965	70,197	9,588	79,785	17,305	62,480	79,785	7,718
2023	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a

[1]	Gigawatt-hour = one million kilowatt-hours

[2]	All other types of electricity generation includes steam, nuclear, combustion turbine, tidal, wind and solar.

*	Note: Starting from 2005, annual survey values (25-10-0020-01 and 25-10-0021-01) are used since more extensive information is available from companies’ annual performance reviews. Source: Statistics Canada (Tables: 25-10-0001-01, 25-10-0020-01 and 25-10-0021-01 – accessed June 2024); BC Stats; Ministry of Finance Calculations.

98 |	2024 Financial and Economic Review – August 2024

Appendix 1 – Economic Review Supplementary Tables

Table A1.14 Components of British Columbia Population Change

	Net Migration			Natural Increase			Total	Total
Year	Inter- provincial	Inter- national	Total	Births	Deaths	Total	Population Increase [1]	Population at July 1
1975	(2,864)	25,342	22,478	36,281	19,151	17,130	39,608	2,499,564
1976	(464)	16,288	15,824	35,848	18,788	17,060	32,884	2,533,899
1977	12,452	11,224	23,676	36,691	18,596	18,095	41,771	2,570,315
1978	20,106	7,699	27,805	37,231	19,058	18,173	45,978	2,615,162
1979	32,541	14,012	46,553	38,432	19,204	19,228	65,781	2,665,238
1980	38,773	23,522	62,295	40,104	19,371	20,733	83,028	2,745,861
1981	23,270	22,143	45,413	41,474	19,857	21,617	67,030	2,826,558
1982	(1,129)	14,175	13,046	42,747	20,707	22,040	35,086	2,876,513
1983	3,000	10,639	13,639	42,919	19,827	23,092	36,731	2,907,502
1984	3,867	8,674	12,541	43,911	20,686	23,225	35,766	2,947,181
1985	(3,430)	9,374	5,944	43,127	21,302	21,825	27,769	2,975,131
1986	(772)	12,290	11,518	41,967	21,213	20,754	32,272	3,003,621
1987	16,588	21,078	37,666	41,814	21,814	20,000	57,666	3,048,651
1988	25,829	28,704	54,533	42,930	22,546	20,384	74,917	3,114,761
1989	35,711	31,042	66,753	43,769	22,997	20,772	87,525	3,196,725
1990	40,088	28,585	68,673	45,617	23,577	22,040	90,713	3,292,111
1991	34,600	21,274	55,874	45,612	23,977	21,635	77,509	3,373,787
1992	39,578	29,477	69,055	46,156	24,615	21,541	90,596	3,468,802
1993	37,595	34,679	72,274	46,026	25,764	20,262	92,536	3,567,772
1994	34,449	42,667	77,116	46,998	25,939	21,059	98,175	3,676,075
1995	23,414	43,644	67,058	46,820	26,375	20,445	87,503	3,777,390
1996	17,798	47,617	65,415	46,138	27,538	18,600	84,015	3,874,317
1997	1,980	38,318	40,298	44,577	27,412	17,165	57,463	3,948,583
1998	(17,521)	24,380	6,859	43,072	27,978	15,094	21,953	3,983,113
1999	(12,413)	28,644	16,231	41,939	28,017	13,922	30,153	4,011,375
2000	(14,783)	29,266	14,483	40,672	27,461	13,211	27,694	4,039,230
2001	(7,028)	34,165	27,137	40,576	28,448	12,128	39,265	4,076,896
2002	(4,445)	28,575	24,130	40,069	28,916	11,153	35,283	4,100,504
2003	3,025	27,762	30,787	40,499	29,377	11,122	41,909	4,124,447
2004	7,785	28,019	35,804	40,512	29,950	10,562	46,366	4,155,630
2005	7,212	38,394	45,606	40,857	30,313	10,544	56,150	4,196,076
2006	12,799	34,681	47,480	41,756	30,736	11,020	58,500	4,241,793
2007	16,776	35,726	52,502	43,654	31,333	12,321	64,823	4,290,987
2008	10,849	49,682	60,531	44,281	32,114	12,167	72,698	4,349,338
2009	9,672	46,783	56,455	44,999	31,448	13,551	70,006	4,410,513
2010	6,212	32,727	38,939	43,812	31,340	12,472	51,411	4,465,557
2011	711	34,898	35,609	44,125	31,972	12,153	47,762	4,503,819
2012	(4,322)	34,893	30,571	44,052	32,530	11,522	42,093	4,570,866
2013	2,514	35,370	37,884	43,786	33,205	10,581	48,465	4,634,943
2014	15,859	32,151	48,010	44,380	33,793	10,587	58,597	4,712,691
2015	22,827	3,427	26,254	44,300	35,249	9,051	35,305	4,765,472
2016	23,589	43,154	66,743	45,269	36,635	8,634	75,377	4,861,269
2017	15,296	53,243	68,539	44,648	38,490	6,158	74,697	4,934,202
2018	12,716	62,715	75,431	43,594	38,473	5,121	80,552	5,020,979
2019	14,265	70,859	85,124	43,490	38,561	4,929	90,053	5,111,022
2020	19,310	(3,155)	16,155	42,255	41,332	923	17,078	5,176,101
2021	31,047	73,863	104,910	44,050	44,587	(537)	104,373	5,226,665
2022	6,515	142,231	148,746	41,727	45,596	(3,869)	144,877	5,356,284
2023	(8,624)	190,242	181,618	41,019	44,122	(3,103)	178,515	5,519,013

[1]	Components may not add to totals due to the revision of population statistics based on information collected during subsequent census years. The revisions are not distributed back to relevant components due to insufficient data.

Sources: Statistics Canada (Tables: 17-10-0020-01, 17-10-0040-01 and 17-10-0059-01 – accessed April 2024) and BC Stats.

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Appendix 2

Financial Review

Supplementary Tables

2024 Financial and Economic Review – August 2024

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Appendix 2 – Financial Review Supplementary Tables

Table A2.1 Operating Statement – 2012/13 to 2023/24 1

($ millions)	Actual 2012/13	Actual 2013/14	Actual 2014/15	Actual 2015/16	Actual 2016/17	Actual 2017/18	Actual 2018/19	Actual 2019/20	Actual 2020/21	Actual 2021/22	Actual 2022/23	Actual 2023/24	Average annual change
													(per cent)
Revenue	41,361	43,146	45,670	46,918	50,943	51,940	56,950	58,493	62,047	72,391	81,790	79,623	6.1
Expense	(43,242)	(43,439)	(44,477)	(46,869)	(48,721)	(51,744)	(55,634)	(59,024)	(67,662)	(71,129)	(80,834)	(84,658)	6.3
Surplus (deficit)	(1,881)	(293)	1,193	49	2,222	196	1,316	(531)	(5,615)	1,262	956	(5,035)
Accumulated surplus (deficit) beginning of year, before remeasurement gains/(losses)	4,948	3,067	2,774	3,967	4,016	6,238	6,434	7,750	7,219	1,604	2,866	3,822
Accumulated surplus (deficit), before remeasurement gains/(losses)	3,067	2,774	3,967	4,016	6,238	6,434	7,750	7,219	1,604	2,866	3,822	(1,213)
Remeasurement gains/(losses)	93	420	145	(502)	(266)	(230)	36	(214)	693	540	(372)	(408)
Accumulated surplus (deficit), end of year	3,160	3,194	4,112	3,514	5,972	6,204	7,786	7,005	2,297	3,406	3,450	(1,621)

Per cent of Nominal GDP: [2]
Surplus (deficit)	-0.8	-0.1	0.5	0.0	0.8	0.1	0.4	-0.2	-1.8	0.4	0.2	-1.2
Per cent of revenue:
Surplus (deficit)	-4.5	-0.7	2.6	0.1	4.4	0.4	2.3	-0.9	-9.0	1.7	1.2	-6.3
Per capita ($): [3]
Surplus (deficit)	(412)	(63)	253	10	457	40	262	(104)	(1,085)	241	178	(912)

[1]	Figures have been restated to reflect government accounting policies in effect at March 31, 2024.
[2]	Revenue and expense as a per cent of GDP is calculated using GDP for the calendar year ending in the fiscal year (e.g. 2023/24 amounts divided by GDP for the 2023 calendar year). As nominal GDP for the calendar year ending 2023 is not yet available, the 2023 GDP projected in the February 2024 budget has been used for the fiscal year ended March 31, 2024.
[3]	Per capita revenue and expense is calculated using July 1 population (e.g. 2023/24 amounts divided by population on July 1, 2023).

2024 Financial and Economic Review – August 2024	| 103

Appendix 2 – Financial Review Supplementary Tables

Table A2.2 Statement of Financial Position – 2012/13 to 2023/24 1

($ millions)	Actual 2012/13	Actual 2013/14	Actual 2014/15	Actual 2015/16	Actual 2016/17	Actual 2017/18	Actual 2018/19	Actual 2019/20	Actual 2020/21	Actual 2021/22	Actual 2022/23	Actual 2023/24	Average annual change
													(per cent)
Financial assets:
Cash and temporary investments	3,173	2,801	3,675	3,892	4,232	3,440	3,029	3,985	6,560	7,142	8,247	6,768	7.1
Other financial assets	8,261	9,409	9,190	9,711	10,218	11,749	12,646	12,413	15,413	17,109	19,074	22,057	9.3
Sinking funds	1,778	835	977	1,580	1,087	1,348	752	692	492	510	521	491	-11.0
Investments in commercial Crown corporations:
Retained earnings	7,564	7,862	8,277	7,537	7,517	6,134	5,738	6,523	9,632	12,426	12,926	14,677	6.2
Recoverable capital loans	17,208	19,255	20,624	22,041	23,809	20,534	22,547	24,768	26,301	27,218	28,037	30,572	5.4
	24,772	27,117	28,901	29,578	31,326	26,668	28,285	31,291	35,933	39,644	40,963	45,249	5.6
Total financial assets	37,984	40,162	42,743	44,761	46,863	43,205	44,712	48,381	58,398	64,405	68,805	74,565	6.3
Liabilities:
Accounts payable, accrued liabilities & others	10,620	9,807	9,859	10,071	10,521	11,278	12,137	13,100	14,733	18,509	25,400	23,798	7.6
Deferred revenue	6,600	7,002	7,541	8,196	8,484	8,967	9,620	9,895	11,557	12,796	14,494	15,053	7.8
Debt:
Taxpayer-supported debt	38,182	41,068	41,880	42,719	41,499	43,607	42,681	46,229	59,750	62,341	59,888	75,402	6.4
Self-supported debt	17,634	19,625	21,040	22,532	24,338	21,312	23,281	25,932	27,350	28,325	29,492	32,060	5.6
Total provincial debt	55,816	60,693	62,920	65,251	65,837	64,919	65,962	72,161	87,100	90,666	89,380	107,462	6.1
Add: debt offset by sinking funds	1,778	835	977	1,580	1,087	1,348	752	692	492	510	521	491	-11.0
Add: foreign exchange adjustments	-	-	-	-	-	-	-	-	-	-	472	494	n/a
Less: guarantees & non-guaranteed debt	(755)	(726)	(739)	(820)	(835)	(896)	(850)	(1,337)	(1,335)	(1,402)	(1,523)	(1,476)	6.3
Financial statement debt	56,839	60,802	63,158	66,011	66,089	65,371	65,864	71,516	86,257	89,774	88,850	106,971	5.9
Total liabilities	74,059	77,611	80,558	84,278	85,094	85,616	87,621	94,511	112,547	121,079	128,744	145,822	6.4
Net liabilities	(36,075)	(37,449)	(37,815)	(39,517)	(38,231)	(42,411)	(42,909)	(46,130)	(54,149)	(56,674)	(59,939)	(71,257)	6.4
Capital and other assets:
Tangible capital assets	36,841	37,857	39,107	40,361	41,382	45,915	47,909	50,104	52,861	56,142	59,818	65,583	5.4
Restricted assets	1,442	1,493	1,553	1,631	1,695	1,768	1,834	1,931	2,003	2,147	2,224	2,352	4.5
Other assets	952	1,293	1,267	1,039	1,126	932	952	1,100	1,582	1,791	1,347	1,701	5.4
Total capital and other assets	39,235	40,643	41,927	43,031	44,203	48,615	50,695	53,135	56,446	60,080	63,389	69,636	5.4
Accumulated surplus (deficit)	3,160	3,194	4,112	3,514	5,972	6,204	7,786	7,005	2,297	3,406	3,450	(1,621)
Per cent of Nominal GDP: [2]
Net liabilities	16.2	16.2	15.5	15.8	14.5	15.0	14.4	14.9	17.6	15.9	15.2	17.5	0.7
Capital and other assets	17.6	17.6	17.2	17.2	16.7	17.2	17.0	17.2	18.4	16.9	16.0	17.1	-0.3
Growth rates:
Net liabilities	9.1	3.8	1.0	4.5	-3.3	10.9	1.2	7.5	17.4	4.7	5.8	18.9	6.9
Capital and other assets	3.2	3.6	3.2	2.6	2.7	10.0	4.3	4.8	6.2	6.4	5.5	9.9	10.8
Per capita: [3]
Net liabilities	7,892	8,080	8,024	8,292	7,864	8,595	8,546	9,026	10,461	10,843	11,190	12,911	4.6
Capital and other assets	8,584	8,769	8,897	9,030	9,093	9,853	10,097	10,396	10,905	11,495	11,835	12,617	3.6

[1]	Figures have been restated to reflect government accounting policies in effect at March 31, 2024.
[2]	Net liabilities as a per cent of GDP is calculated using GDP for the calendar year ending in the fiscal year (e.g. 2023/24 amount divided by GDP for the 2023 calendar year). As nominal GDP for the calendar year ending 2023 is not available, the 2023 GDP projected in the February 2024 budget has been used for the fiscal year ended March 31, 2024.
[3]	Per capita net liabilities is calculated using July 1 population (e.g. 2023/24 amount divided by population on July 1, 2023).

104 |	2024 Financial and Economic Review – August 2024

Appendix 2 – Financial Review Supplementary Tables

Table A2.3 Changes in Financial Position – 2012/13 to 2023/24

($ millions)	Actual 2012/13	Actual 2013/14	Actual 2014/15	Actual 2015/16	Actual 2016/17	Actual 2017/18	Actual 2018/19	Actual 2019/20	Actual 2020/21	Actual 2021/22	Actual 2022/23	Actual 2023/24	12-Year Total
(Surplus) deficit for the year	1,881	293	(1,193)	(49)	(2,222)	(196)	(1,316)	531	5,615	(1,262)	(956)	5,035	6,161
Change in remeasurement (gains) losses	(81)	(327)	275	647	(236)	(36)	(266)	250	(907)	153	912	36	420
Change in accumulated (surplus) deficit	1,800	(34)	(918)	598	(2,458)	(232)	(1,582)	781	4,708	(1,109)	(44)	5,071	6,581
Capital and other asset changes:
Taxpayer-supported capital investments	3,279	3,151	3,407	3,459	3,659	3,908	4,452	4,772	5,428	6,002	6,755	8,772	57,044
Less: amortization and other accounting changes	(2,209)	(2,135)	(2,157)	(2,205)	(2,638)	625	(2,458)	(2,577)	(2,671)	(2,721)	(3,079)	(3,007)	(27,232)
Increase in net capital assets	1,070	1,016	1,250	1,254	1,021	4,533	1,994	2,195	2,757	3,281	3,676	5,765	29,812
Increase (decrease) in restricted assets	65	51	60	78	64	73	66	97	72	144	77	128	975
Increase (decrease) in other assets	72	341	(26)	(228)	87	(194)	20	148	482	209	(444)	354	821
Change in capital and other assets	1,207	1,408	1,284	1,104	1,172	4,412	2,080	2,440	3,311	3,634	3,309	6,247	31,608
Increase (decrease) in net liabilities	3,007	1,374	366	1,702	(1,286)	4,180	498	3,221	8,019	2,525	3,265	11,318	38,189
Investment and working capital changes:
Investment in commercial Crown corporations:
Increase (decrease) in retained earnings	543	298	415	(740)	(20)	(1,383)	(396)	785	3,109	2,794	500	1,751	7,656
Self-supported capital investments	2,765	2,519	2,488	2,573	2,725	2,729	4,106	4,386	3,475	3,730	4,165	4,584	40,245
Less: loan repayments and other accounting changes	(724)	(472)	(1,119)	(1,156)	(957)	(6,004)	(2,093)	(2,165)	(1,942)	(2,813)	(3,346)	(2,049)	(24,840)
Change in investment	2,584	2,345	1,784	677	1,748	(4,658)	1,617	3,006	4,642	3,711	1,319	4,286	23,061
Increase (decrease) in cash and temporary investments	(62)	(372)	874	217	340	(792)	(411)	956	2,575	582	1,105	(1,479)	3,533
Other working capital changes [1]	356	616	(668)	257	(724)	552	(1,211)	(1,531)	(495)	(3,301)	(6,613)	3,996	(8,766)
Change in investment and working capital	2,878	2,589	1,990	1,151	1,364	(4,898)	(5)	2,431	6,722	992	(4,189)	6,803	17,828
Increase (decrease) in financial statement debt	5,885	3,963	2,356	2,853	78	(718)	493	5,652	14,741	3,517	(924)	18,121	56,017
(Increase) decrease in sinking fund debt	(287)	943	(142)	(603)	493	(261)	596	60	200	(18)	(11)	30	1,000
(Increase) decrease in foreign exchange	-	-	-	-	-	-	-	-	-	-	(472)	(22)	(494)
Increase (decrease) in guarantees	(34)	27	(33)	6	(23)	(188)	(2)	57	113	9	(227)	(80)	(375)
Increase (decrease) in non-guaranteed debt	59	(56)	46	75	38	249	(44)	430	(115)	58	348	33	1,121
Increase (decrease) in total provincial debt	5,623	4,877	2,227	2,331	586	(918)	1,043	6,199	14,939	3,566	(1,286)	18,082	57,269
Represented by increase (decrease) in:
Taxpayer-supported debt	3,523	2,886	812	839	(1,220)	2,108	(926)	3,548	13,521	2,591	(2,453)	15,514	40,743
Self-supported debt	2,100	1,991	1,415	1,492	1,806	(3,026)	1,969	2,651	1,418	975	1,167	2,568	16,526
Total provincial debt	5,623	4,877	2,227	2,331	586	(918)	1,043	6,199	14,939	3,566	(1,286)	18,082	57,269

[1]	Includes changes in other financial assets, sinking funds, accounts payable, deferred revenue and other accrued liabilities.

2024 Financial and Economic Review – August 2024	| 105

Appendix 2 – Financial Review Supplementary Tables

Table A2.4 Revenue by Source – 2012/13 to 2023/24 1

													Average
	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	annual
($ millions)	2012/13	2013/14	2014/15	2015/16	2016/17	2017/18	2018/19	2019/20	2020/21	2021/22	2022/23	2023/24	change
													(per cent)
Taxation revenue:
Personal income	6,977	6,862	8,076	8,380	9,704	8,923	11,364	10,657	11,118	13,704	17,268	16,443	8.1
Corporate income	2,204	2,427	2,635	2,787	3,003	4,165	5,180	5,011	4,805	5,053	9,156	6,085	9.7
Employer health	-	-	-	-	-	-	464	1,897	2,156	2,443	2,720	2,886	n/a
Harmonized sales	5,950	(226)	(91)	(55)	6	13	7	-	-	-	-	-	n/a
Other sales [2]	118	5,529	5,853	6,045	6,600	7,118	7,362	7,374	7,694	8,731	9,818	10,330	50.2
Fuel	890	917	932	973	969	1,010	1,015	1,008	936	1,022	1,021	982	0.9
Carbon	1,120	1,222	1,198	1,190	1,220	1,255	1,465	1,682	1,683	2,011	2,161	2,642	8.1
Tobacco	614	724	752	734	737	727	781	729	711	708	531	477	-2.3
Property	1,985	2,080	2,154	2,219	2,279	2,367	2,617	2,608	2,313	3,012	3,253	3,605	5.6
Property transfer	758	937	1,065	1,533	2,026	2,141	1,826	1,609	2,098	3,327	2,293	1,993	9.2
Insurance premium and other	434	458	482	520	549	602	633	691	652	706	804	853	6.3
	21,050	20,930	23,056	24,326	27,093	28,321	32,714	33,266	34,166	40,717	49,025	46,296	7.4
Natural resource revenue:
Natural gas royalties	169	445	493	139	152	161	199	118	196	920	2,255	823	15.5
Crown land tenures	169	287	397	76	117	196	106	60	45	45	41	42	-11.9
Columbia River Treaty	89	170	130	116	111	111	202	119	117	231	437	448	15.8
Other energy and minerals	306	269	267	226	403	619	557	386	191	795	979	637	6.9
Forests	562	719	754	865	913	1,065	1,406	988	1,304	1,893	1,887	657	1.4
Other resources	479	493	459	460	499	463	465	432	433	499	518	536	1.0
	1,774	2,383	2,500	1,882	2,195	2,615	2,935	2,103	2,286	4,383	6,117	3,143	5.3
Other revenue:
Medical Services Plan premiums	2,047	2,158	2,254	2,434	2,558	2,266	1,360	1,063	(4)	1	(1)	(1)	n/a
Post-secondary education fees	1,345	1,445	1,544	1,666	1,828	2,034	2,275	2,451	2,418	2,536	2,651	2,840	7.0
Other healthcare related fees	327	333	358	374	404	429	441	475	372	417	519	591	5.5
Motor vehicle licences and permits	492	507	507	527	539	557	563	576	581	622	621	630	2.3
Other fees and licences	699	770	770	841	894	963	949	1,004	970	1,025	1,146	1,217	5.2
Investment earnings	1,189	1,203	1,171	1,213	1,232	1,101	1,243	1,263	1,264	1,306	1,314	1,708	3.3
Sales of goods and services	942	946	967	1,011	1,131	1,133	1,164	1,162	741	1,059	1,396	1,548	4.6
Miscellaneous	1,673	2,256	1,893	2,287	2,377	2,410	2,249	2,676	2,395	2,851	3,049	3,440	6.8
	8,714	9,618	9,464	10,353	10,963	10,893	10,244	10,670	8,737	9,817	10,695	11,973	2.9
Contributions from the federal government:
Canada Health Transfer	3,887	4,280	4,186	4,454	4,744	4,994	5,182	5,523	5,701	6,431	6,432	7,117	5.7
Canada Social Transfer	1,555	1,589	1,641	1,695	1,751	1,854	1,908	1,971	2,042	2,110	2,174	2,273	3.5
Other cost shared agreements	1,605	1,645	1,452	1,498	1,672	2,207	1,962	2,041	5,151	3,439	3,921	4,344	9.5
	7,047	7,514	7,279	7,647	8,167	9,055	9,052	9,535	12,894	11,980	12,527	13,734	6.3
Commercial Crown corporation net income:
BC Hydro [3]	509	549	581	655	684	683	(428)	705	688	668	360	323	-4.1
Liquor Distribution Branch	930	877	935	1,031	1,083	1,119	1,104	1,107	1,161	1,189	1,199	1,148	1.9
BC Lottery Corporation [4]	1,116	1,165	1,245	1,304	1,329	1,391	1,405	1,336	420	1,211	1,584	1,429	2.3
ICBC	231	136	657	(293)	(612)	(1,327)	(1,153)	(376)	1,528	2,286	131	1,399	17.8
Other	(10)	(26)	(47)	13	41	140	127	147	167	140	152	178	-229.9
Accounting adjustments [3]	-	-	-	-	-	(950)	950	-	-	-	-	-	n/a
	2,776	2,701	3,371	2,710	2,525	1,056	2,005	2,919	3,964	5,494	3,426	4,477	4.4
Total revenue	41,361	43,146	45,670	46,918	50,943	51,940	56,950	58,493	62,047	72,391	81,790	79,623	6.1

[1]	Figures have been restated to reflect government accounting policies in effect at March 31, 2024.
The accounting treatment is revised from deferred accrual to cash basis for Crown land tenures, motor vehicle and other fees for all historical years.
[2]	Includes social service tax, hotel room tax, provincial sales tax, tax on designated properties and housing transition tax.
[3]	BC Hydro’s loss in 2018/19 includes a write-off of a regulatory account. At the summary level, the Province recognized a $950 million adjustment in fiscal 2017/18 with respect to BC Hydro’s deferred regulatory accounts.
[4]	Net of payments to the federal government and starting in 2021/22, is also net of payments to the BC First Nations Gaming Revenue Sharing Limited Partnership in accordance with section 14.3 of the Gaming Control Act (B.C.) .

106 |	2024 Financial and Economic Review – August 2024

Appendix 2 – Financial Review Supplementary Tables

Table A2.5 Revenue by Source Supplementary Information – 2012/13 to 2023/24

	Actual 2012/13	Actual 2013/14	Actual 2014/15	Actual 2015/16	Actual 2016/17	Actual 2017/18	Actual 2018/19	Actual 2019/20	Actual 2020/21	Actual 2021/22	Actual 2022/23	Actual 2023/24	Average annual change
													(per cent)
Per cent of Nominal GDP: [1]
Taxation	9.4	9.1	9.5	9.7	10.3	10.0	11.0	10.8	11.1	11.4	12.4	11.3	1.7
Natural resources	0.8	1.0	1.0	0.8	0.8	0.9	1.0	0.7	0.7	1.2	1.5	0.8	-0.3
Other	3.9	4.2	3.9	4.1	4.2	3.9	3.4	3.5	2.8	2.8	2.7	2.9	-2.6
Contributions from the federal government	3.2	3.3	3.0	3.0	3.1	3.2	3.0	3.1	4.2	3.4	3.2	3.4	0.6
Commercial Crown corporation net income	1.2	1.2	1.4	1.1	1.0	0.4	0.7	0.9	1.3	1.5	0.9	1.1	-1.1
Total revenue	18.5	18.7	18.7	18.7	19.3	18.4	19.2	18.9	20.2	20.3	20.7	19.5	0.5
Growth rates (per cent):
Taxation	4.5	-0.6	10.2	5.5	11.4	4.5	15.5	1.7	2.7	19.2	20.4	-5.6	n/a
Natural resources	-21.0	34.3	4.9	-24.7	16.6	19.1	12.2	-28.3	8.7	91.7	39.6	-48.6	n/a
Other	3.3	10.4	-1.6	9.4	5.9	-0.6	-6.0	4.2	-18.1	12.4	8.9	11.9	n/a
Contributions from the federal government	-8.8	6.6	-3.1	5.1	6.8	10.9	0.0	5.3	35.2	-7.1	4.6	9.6	n/a
Commercial Crown corporation net income	3.2	-2.7	24.8	-19.6	-6.8	-58.2	89.9	45.6	35.8	38.6	-37.6	30.7	n/a
Total revenue	0.3	4.3	5.8	2.7	8.6	2.0	9.6	2.7	6.1	16.7	13.0	-2.6	n/a
Per capita ($): [2]
Taxation	4,605	4,516	4,892	5,105	5,573	5,740	6,515	6,509	6,601	7,790	9,153	8,388	5.6
Natural resources	388	514	530	395	452	530	585	411	442	839	1,142	569	3.5
Other	1,906	2,075	2,008	2,173	2,255	2,208	2,040	2,088	1,688	1,878	1,997	2,169	1.2
Contributions from the federal government	1,542	1,621	1,545	1,605	1,680	1,835	1,803	1,866	2,491	2,292	2,339	2,488	4.4
Commercial Crown corporation net income	607	583	715	569	519	214	399	571	766	1,051	640	811	2.7
Total revenue	9,049	9,309	9,691	9,845	10,479	10,527	11,342	11,444	11,987	13,850	15,270	14,427	4.3

Real Per Capita Revenue (2023 $) [3]	11,614	11,958	12,323	12,385	12,945	12,733	13,356	13,169	13,689	15,387	15,868	14,427	2.0
Growth rate (per cent)	1.5	3.0	3.1	0.5	4.5	-1.6	4.9	-1.4	4.0	12.4	3.1	-9.1	n/a

[1]	Revenue as a per cent of GDP is calculated using GDP for the calendar year ending in the fiscal year (e.g. 2023/24 revenue divided by GDP for the 2023 calendar year). As nominal GDP for the calendar year ending 2023 is not available, the 2023 GDP projected in the February 2024 budget has been used for the fiscal year ended March 31, 2024 for demonstration purposes. Totals may not add due to rounding.
[2]	Per capita revenue is calculated using July 1 population (e.g. 2023/24 revenue divided by population on July 1, 2023). Totals may not add due to rounding.
[3]	Revenue is converted to real (inflation-adjusted) terms using the consumer price index (CPI) for the corresponding calendar year (e.g. 2023 CPI for 2023/24 revenue)

2024 Financial and Economic Review – August 2024	| 107

Appendix 2 – Financial Review Supplementary Tables

Table A2.6 Expense by Function – 2012/13 to 2023/24 1

($ millions)	Actual 2012/13	Actual 2013/14	Actual 2014/15	Actual 2015/16	Actual 2016/17	Actual 2017/18	Actual 2018/19	Actual 2019/20	Actual 2020/21	Actual 2021/22	Actual 2022/23	Actual 2023/24	Average annual change
													(per cent)
Function:
Health:
Medical Services Plan	3,906	4,114	4,136	4,345	4,573	4,623	4,861	5,013	5,145	5,776	6,006	7,071	5.5
Pharmacare	1,122	1,130	1,120	1,335	1,284	1,400	1,494	1,517	1,501	1,579	1,711	1,906	4.9
Regional services	11,791	11,967	12,417	12,818	13,086	14,101	15,002	16,054	18,290	19,574	21,715	25,261	7.2
Other healthcare expenses	690	658	704	712	753	810	800	872	677	662	890	625	-0.9
	17,509	17,869	18,377	19,210	19,696	20,934	22,157	23,456	25,613	27,591	30,322	34,863	6.5
Education:
Elementary and secondary	6,003	6,134	6,065	6,304	6,423	6,919	7,255	7,584	7,444	8,085	8,585	9,285	4.0
Post-secondary	5,108	5,289	5,354	5,507	5,677	6,002	6,398	6,846	6,872	7,357	7,517	8,403	4.6
Other education expenses	423	410	414	407	374	176	442	312	630	361	891	791	5.9
	11,534	11,833	11,833	12,218	12,474	13,097	14,095	14,742	14,946	15,803	16,993	18,479	4.4
Social services:
Social assistance	1,552	1,572	1,589	1,641	1,692	1,988	2,202	2,342	3,141	2,910	3,157	3,009	6.2
Child welfare	1,098	1,097	1,129	1,301	1,358	1,507	1,652	1,940	2,226	2,254	3,168	3,941	12.3
Low income tax credit transfers	534	279	248	247	244	239	414	435	1,131	754	1,746	733	2.9
Community living and other services	806	857	881	917	949	1,003	1,075	1,170	1,291	1,350	1,581	1,601	6.4
	3,990	3,805	3,847	4,106	4,243	4,737	5,343	5,887	7,789	7,268	9,652	9,284	8.0
Protection of persons and property	1,539	1,520	1,451	1,572	1,655	1,930	2,004	2,126	2,258	2,937	3,483	3,101	6.6
Transportation	1,555	1,580	1,608	1,670	1,784	1,931	2,021	2,126	3,362	4,453	3,320	2,379	3.9
Natural resources & economic development	2,092	1,755	2,191	2,477	2,465	3,374	3,825	3,778	4,191	5,213	6,284	6,704	11.2
Other	1,367	1,205	1,309	1,285	2,281	1,574	1,831	2,525	2,862	3,082	5,736	4,215	10.8
General government	1,266	1,390	1,363	1,505	1,536	1,544	1,674	1,657	3,919	2,040	2,325	2,341	5.7
Debt servicing	2,390	2,482	2,498	2,826	2,587	2,623	2,684	2,727	2,722	2,742	2,719	3,292	3.0
Total expense	43,242	43,439	44,477	46,869	48,721	51,744	55,634	59,024	67,662	71,129	80,834	84,658	6.3
Per cent of operating expense:
Health	40.5	41.1	41.3	41.0	40.4	40.5	39.8	39.7	37.9	38.8	37.5	41.2	0.2
Education	26.7	27.2	26.6	26.1	25.6	25.3	25.3	25.0	22.1	22.2	21.0	21.8	-1.8
Social services	9.2	8.8	8.6	8.8	8.7	9.2	9.6	10.0	11.5	10.2	11.9	11.0	1.6
Protection of persons and property	3.6	3.5	3.3	3.4	3.4	3.7	3.6	3.6	3.3	4.1	4.3	3.7	0.3
Transportation	3.6	3.6	3.6	3.6	3.7	3.7	3.6	3.6	5.0	6.3	4.1	2.8	-2.2
Natural resources & economic development	4.8	4.0	4.9	5.3	5.1	6.5	6.9	6.4	6.2	7.3	7.8	7.9	4.6
Other	3.2	2.8	2.9	2.7	4.7	3.0	3.3	4.3	4.2	4.3	7.1	5.0	4.2
General government	2.9	3.2	3.1	3.2	3.2	3.0	3.0	2.8	5.8	2.9	2.9	2.8	-0.5
Debt servicing	5.5	5.7	5.6	6.0	5.3	5.1	4.8	4.6	4.0	3.9	3.4	3.9	-3.1
	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0

[1]	Figures have been restated to reflect government accounting policies in effect at March 31, 2024.

108 |	2024 Financial and Economic Review – August 2024

Appendix 2 – Financial Review Supplementary Tables

Table A2.7 Expense by Function Supplementary Information – 2012/13 to 2023/24 1

	Actual 2012/13	Actual 2013/14	Actual 2014/15	Actual 2015/16	Actual 2016/17	Actual 2017/18	Actual 2018/19	Actual 2019/20	Actual 2020/21	Actual 2021/22	Actual 2022/23	Actual 2023/24	Average annual change
													(per cent)
Per cent of nominal GDP: [2]
Health	7.8	7.7	7.5	7.7	7.5	7.4	7.5	7.6	8.3	7.8	7.7	8.5	0.8
Education	5.2	5.1	4.9	4.9	4.7	4.6	4.7	4.8	4.9	4.4	4.3	4.5	-1.2
Social services	1.8	1.6	1.6	1.6	1.6	1.7	1.8	1.9	2.5	2.0	2.4	2.3	2.2
Protection of persons and property	0.7	0.7	0.6	0.6	0.6	0.7	0.7	0.7	0.7	0.8	0.9	0.8	0.9
Transportation	0.7	0.7	0.7	0.7	0.7	0.7	0.7	0.7	1.1	1.3	0.8	0.6	-1.6
Natural resources & economic development	0.9	0.8	0.9	1.0	0.9	1.2	1.3	1.2	1.4	1.5	1.6	1.6	5.2
Other	0.6	0.5	0.5	0.5	0.9	0.6	0.6	0.8	0.9	0.9	1.5	1.0	4.9
General government	0.6	0.6	0.6	0.6	0.6	0.5	0.6	0.5	1.3	0.6	0.6	0.6	0.1
Debt servicing	1.1	1.1	1.0	1.1	1.0	0.9	0.9	0.9	0.9	0.8	0.7	0.8	-2.5
Operating expense	19.4	18.8	18.2	18.7	18.5	18.3	18.7	19.1	22.0	20.0	20.5	20.7	0.6
Growth rates (per cent):
Health	3.5	2.1	2.8	4.5	2.5	6.3	5.8	5.9	9.2	7.7	9.9	15.0	n/a
Education	2.7	2.6	0.0	3.3	2.1	5.0	7.6	4.6	1.4	5.7	7.5	8.7	n/a
Social services	1.3	-4.6	1.1	6.7	3.3	11.6	12.8	10.2	32.3	-6.7	32.8	-3.8	n/a
Protection of persons and property	1.8	-1.2	-4.5	8.3	5.3	16.6	3.8	6.1	6.2	30.1	18.6	-11.0	n/a
Transportation	0.6	1.6	1.8	3.9	6.8	8.2	4.7	5.2	58.1	32.5	-25.4	-28.3	n/a
Natural resources & economic development	11.7	-16.1	24.8	13.1	-0.5	36.9	13.4	-1.2	10.9	24.4	20.5	6.7	n/a
Other	-4.7	-11.9	8.6	-1.8	77.5	-31.0	16.3	37.9	13.3	7.7	86.1	-26.5	n/a
General government	2.2	9.8	-1.9	10.4	2.1	0.5	8.4	-1.0	136.5	-47.9	14.0	0.7	n/a
Debt servicing	0.3	3.8	0.6	13.1	-8.5	1.4	2.3	1.6	-0.2	0.7	-0.8	21.1	n/a
Operating expense	2.7	0.5	2.4	5.4	4.0	6.2	7.5	6.1	14.6	5.1	13.6	4.7	n/a
Per capita ($): [3]
Health	3,831	3,855	3,899	4,031	4,052	4,243	4,413	4,589	4,948	5,279	5,661	6,317	4.7
Education	2,523	2,553	2,511	2,564	2,566	2,654	2,807	2,884	2,888	3,024	3,173	3,348	2.6
Social services	873	821	816	862	873	960	1,064	1,152	1,505	1,391	1,802	1,682	6.1
Protection of persons and property	337	328	308	330	340	391	399	416	436	562	650	562	4.8
Transportation	340	341	341	350	367	391	403	416	650	852	620	431	2.2
Natural resources & economic development	458	379	465	520	507	684	762	739	810	997	1,173	1,215	9.3
Other	299	260	278	270	469	319	365	494	553	590	1,071	764	8.9
General government	277	300	289	316	316	313	333	324	757	390	434	424	3.9
Debt servicing	523	535	530	593	532	532	535	534	526	525	508	596	1.2
Operating expense	9,461	9,372	9,437	9,836	10,022	10,487	11,081	11,548	13,073	13,610	15,092	15,339	4.5
Real Per Capita Operating Expense (2023 $) [4]	12,143	12,040	12,002	12,372	12,380	12,685	13,048	13,289	14,928	15,119	15,683	15,339	2.1
Growth rate (per cent)	0.1	-0.8	-0.3	3.1	0.1	2.5	2.9	1.8	12.3	1.3	3.7	-2.2	n/a

[1]	Numbers may not add due to rounding.
[2]	Expense as a per cent of GDP is an estimate calculated using nominal GDP for the calendar year ending in the fiscal year (e.g. 2023/24 expense divided by nominal GDP for the 2023 calendar year); as nominal GDP for the calendar year ending 2023 is not available, the 2023 GDP projected in the February 2024 budget has been used for the fiscal year ended March 31, 2024.
[3]	Per capita expense is calculated using July 1 population (e.g. 2023/24 expense divided by population on July 1, 2023).
[4]	Expense is converted to real (inflation-adjusted) terms using the consumer price index (CPI) for the corresponding calendar year (e.g. 2023 CPI for 2023/24 expense).

2024 Financial and Economic Review – August 2024	| 109

Appendix 2 – Financial Review Supplementary Tables

Table A2.8 Full-Time Equivalents (FTEs) – 2012/13 to 2023/24

	Actual 2012/13	Actual 2013/14	Actual 2014/15	Actual 2015/16	Actual 2016/17	Actual 2017/18	Actual 2018/19	Actual 2019/20	Actual 2020/21	Actual 2021/22	Actual 2022/23	Actual 2023/24	Average annual change
													(per cent)
Taxpayer-supported programs and agencies:
Ministries and special offices (CRF)	27,326	26,526	26,679	27,192	27,940	29,291	30,891	31,774	32,672	33,400	33,696	37,008	2.8
Service delivery agencies [1]	4,508	4,640	4,798	4,803	4,850	5,076	5,258	5,985	6,042	6,767	7,746	8,666	6.5
Total FTEs	31,834	31,166	31,477	31,995	32,790	34,367	36,149	37,759	38,714	40,167	41,442	45,674	3.4
Growth rates:
Ministries and special offices (CRF)	0.4	-2.9	0.6	1.9	2.8	4.8	5.5	2.9	2.8	2.2	0.9	9.8	n/a
Service delivery agencies	3.7	2.9	3.4	0.1	1.0	4.7	3.6	13.8	1.0	12.0	14.5	11.9	n/a
Population per FTE: [2] Total FTEs	143.6	148.7	149.7	148.9	148.3	143.6	138.9	135.4	133.7	130.1	129.2	120.8	-1.5

[1]	Service delivery agency FTE figures do not include SUCH sector staff employment.
[2]	Population per FTE is calculated using July 1 population (e.g. population on July 1, 2023 divided by 2023/24 FTEs).

110 |	2024 Financial and Economic Review – August 2024

Appendix 2 – Financial Review Supplementary Tables

Table A2.9 Capital Spending – 2012/13 to 2023/24

($ millions)	Actual 2012/13	Actual 2013/14	Actual 2014/15	Actual 2015/16	Actual 2016/17	Actual 2017/18	Actual 2018/19	Actual 2019/20	Actual 2020/21	Actual 2021/22	Actual 2022/23	Actual 2023/24	Average annual change
													(per cent)
Taxpayer-supported:
Education
Schools (K–12)	509	466	420	430	474	578	626	877	944	1,001	934	874	5.0
Post-secondary	591	507	718	746	792	968	1,024	936	904	899	1,071	1,227	6.9
Health	742	690	900	923	1,004	890	904	1,009	1,162	1,555	1,915	2,998	13.5
BC Transportation Financing Authority	1,005	1,017	822	867	823	717	853	955	1,285	1,364	1,823	2,263	7.7
BC Transit	48	80	83	51	41	115	85	73	107	67	101	158	11.4
BC Place redevelopment	6	-	-	-	-	-	-	-	-	-	-	-	n/a
Government direct (ministries)	267	298	326	290	301	430	421	520	389	386	470	537	6.6
Housing	92	65	107	127	184	169	483	355	572	642	357	587	18.3
Other	19	28	31	25	40	41	56	47	65	88	85	128	18.9
	3,279	3,151	3,407	3,459	3,659	3,908	4,452	4,772	5,428	6,002	6,756	8,772	9.4
Self-supported:
BC Hydro	1,929	2,036	2,169	2,306	2,444	2,473	3,826	3,082	3,207	3,475	3,919	4,263	7.5
Columbia Basin power projects	94	52	28	15	2	1	2	994	7	9	10	8	-20.1
Transportation Investment Corp.	540	202	76	25	38	4	-	-	-	-	-	-	n/a
BC Railway Company	10	8	5	23	4	11	33	6	1	2	6	4	-8.0
ICBC	73	82	88	90	62	54	66	62	100	54	41	64	-1.2
BC Lottery Corporation	97	100	69	68	86	82	75	102	73	90	95	84	-1.3
Liquor Distribution Branch	10	13	25	23	27	48	60	36	22	22	16	18	5.5
Other	12	26	28	23	62	56	44	104	65	78	78	143	25.3
	2,765	2,519	2,488	2,573	2,725	2,729	4,106	4,386	3,475	3,730	4,165	4,584	4.7
Total capital spending	6,044	5,670	5,895	6,032	6,384	6,637	8,558	9,158	8,903	9,732	10,921	13,356	7.5
Per cent of Nominal GDP: [1]
Taxpayer-supported	1.5	1.4	1.4	1.4	1.4	1.4	1.5	1.5	1.8	1.7	1.7	2.1	3.5
Self-supported	1.2	1.1	1.0	1.0	1.0	1.0	1.4	1.4	1.1	1.0	1.1	1.1	-0.9
Total	2.7	2.5	2.4	2.4	2.4	2.4	2.9	3.0	2.9	2.7	2.8	3.3	1.7
Growth rates:
Taxpayer-supported	-8.0	-3.9	8.1	1.5	5.8	6.8	13.9	7.2	13.7	10.6	12.6	29.8	n/a
Self-supported	0.8	-8.9	-1.2	3.4	5.9	0.1	50.5	6.8	-20.8	7.3	11.7	10.1	26.4
Total	-4.2	-6.2	4.0	2.3	5.8	4.0	28.9	7.0	-2.8	9.3	12.2	22.3	n/a
Per capita: [2]
Taxpayer-supported	717	680	723	726	753	792	887	934	1,049	1,148	1,261	1,589	7.5
Self-supported	605	543	528	540	561	553	818	858	671	714	778	831	2.9
Total	1,322	1,223	1,251	1,266	1,313	1,345	1,704	1,792	1,720	1,862	2,039	2,420	5.7
Real Per Capita Capital Spending (2023 $) [3]	1,697	1,571	1,591	1,592	1,622	1,627	2,007	2,062	1,964	2,069	2,119	2,420	3.3
Growth rate (per cent)	-6.7	-7.4	1.2	0.1	1.9	0.3	23.4	2.7	-4.7	5.3	2.4	14.2	n/a

[1]	Capital spending as a per cent of GDP is calculated using GDP for the calendar year ending in the fiscal year (e.g. 2023/24 amounts divided by GDP for the 2023 calendar year). As nominal GDP for the calendar year ending 2023 is not available, the 2023 GDP projected in the February 2024 budget has been used for the fiscal year ended March 31, 2024. Totals may not add due to rounding.
[2]	Per capita capital spending is calculated using July 1 population (e.g. 2023/24 amounts divided by population on July 1, 2023). Totals may not add due to rounding.
[3]	Capital spending is converted to real (inflation-adjusted) terms using the consumer price index (CPI) for the corresponding calendar year (e.g. 2023 CPI for 2023/24 capital spending).

2024 Financial and Economic Review – August 2024	| 111

Appendix 2 – Financial Review Supplementary Tables

Table A2.10 Provincial Debt – 2012/13 to 2023/24

($ millions)	Actual 2012/13	Actual 2013/14	Actual 2014/15	Actual 2015/16	Actual 2016/17	Actual 2017/18	Actual 2018/19	Actual 2019/20	Actual 2020/21	Actual 2021/22	Actual 2022/23	Actual 2023/24	Average annual change
													(per cent)
Taxpayer-supported debt:
Provincial government
Operating	9,408	10,223	9,280	8,034	4,644	1,156	-	-	8,746	7,233	-	8,729	-0.7
Capital
K-12 education	6,804	7,217	7,572	8,012	8,454	8,891	8,885	9,757	10,529	11,342	10,893	11,643	5.0
Post-secondary institutions	3,644	3,747	3,860	4,063	4,285	4,584	4,607	4,917	5,426	5,732	5,502	5,979	4.6
Health facilities	4,430	4,732	5,105	5,416	5,835	6,141	6,173	6,705	7,484	8,223	8,286	10,109	7.8
Ministries general capital	1,073	1,372	1,698	1,987	2,288	2,718	2,363	3,133	3,702	4,087	4,549	5,084	15.2
Transportation	2,174	2,174	2,174	2,174	2,174	5,682	5,401	5,401	5,401	5,401	5,391	5,391	8.6
Social housing	363	378	413	428	449	619	619	805	1,062	1,424	1,648	2,024	16.9
Other	242	242	242	242	242	242	242	252	268	278	269	352	3.5
Total capital	18,730	19,862	21,064	22,322	23,727	28,877	28,290	30,970	33,872	36,487	36,538	40,582	7.3
Total provincial government	28,138	30,085	30,344	30,356	28,371	30,033	28,290	30,970	42,618	43,720	36,538	49,311	5.2
Taxpayer-supported entities:
School districts	26	28	28	21	19	17	19	18	24	25	21	19	-2.8
Post-secondary institutions	671	639	658	668	699	744	763	753	882	922	910	897	2.7
Health authorities & hospital societies	1,261	1,306	1,417	1,582	1,717	1,762	1,795	1,802	1,875	1,839	1,983	2,387	6.0
BC Transportation Financing Authority	7,084	7,912	8,428	9,177	9,974	10,388	11,293	12,193	13,321	14,615	18,946	21,286	10.5
BC Pavilion Corporation	150	149	148	156	143	141	138	135	132	129	126	123	-1.8
BC Transit	163	143	123	106	94	84	73	65	60	56	53	109	-3.6
InBC Investment Corp	363	440	414	304	217	161	70	45	37	19	21	60	-15.1
Social housing	295	341	302	332	246	259	225	222	770	974	1,241	1,182	13.4
Other	31	25	18	17	19	18	15	26	31	42	49	28	-0.9
Total taxpayer-supported entities	10,044	10,983	11,536	12,363	13,128	13,574	14,391	15,259	17,132	18,621	23,350	26,091	9.1
Total taxpayer-supported debt	38,182	41,068	41,880	42,719	41,499	43,607	42,681	46,229	59,750	62,341	59,888	75,402	6.4
Self-supported debt:
Commercial Crown corporations and agencies
BC Hydro	14,167	15,559	16,544	17,929	19,685	19,990	22,064	23,238	24,650	25,611	26,707	29,351	6.8
BC Liquor Distribution Branch	-	-	-	-	-	-	-	210	233	230	242	233	n/a
BC Lottery Corporation	132	155	140	150	145	155	100	233	228	195	201	169	2.3
Columbia Basin power projects	475	470	464	459	448	433	418	1,387	1,349	1,319	1,298	1,265	9.3
Columbia Power Corporation	-	-	300	296	291	286	282	276	271	266	270	266	n/a
Post-secondary institution subsidiaries	215	198	222	310	340	418	387	504	520	615	685	682	11.1
Transportation Investment Corporation	2,610	3,209	3,335	3,355	3,398	-	-	-	-	-	-	-	n/a
Other	35	34	35	33	31	30	30	84	99	89	89	94	9.4
Total self-supported debt	17,634	19,625	21,040	22,532	24,338	21,312	23,281	25,932	27,350	28,325	29,492	32,060	5.6
Total provincial debt	55,816	60,693	62,920	65,251	65,837	64,919	65,962	72,161	87,100	90,666	89,380	107,462	6.1

112 |	2024 Financial and Economic Review – August 2024

Appendix 2 – Financial Review Supplementary Tables

Table A2.11 Provincial Debt Supplementary Information – 2012/13 to 2023/24

($ millions)	Actual 2012/13	Actual 2013/14	Actual 2014/15	Actual 2015/16	Actual 2016/17	Actual 2017/18	Actual 2018/19	Actual 2019/20	Actual 2020/21	Actual 2021/22	Actual 2022/23	Actual 2023/24	Average annual change
													(per cent)
Per cent of nominal GDP: [1]
Taxpayer-supported debt:
Provincial government direct operating	4.2	4.4	3.8	3.2	1.8	0.4	-	-	2.8	2.0	-	2.1	-6.0
Provincial government capital	8.4	8.6	8.6	8.9	9.0	10.2	9.5	10.0	11.0	10.3	9.2	9.9	1.6
Total provincial government	12.6	13.0	12.4	12.1	10.8	10.6	9.5	10.0	13.9	12.3	9.2	12.1	-0.4
Taxpayer-supported entities	4.5	4.8	4.7	4.9	5.0	4.8	4.8	4.9	5.6	5.2	5.9	6.4	3.3
Total taxpayer-supported debt	17.1	17.8	17.2	17.0	15.7	15.4	14.4	15.0	19.4	17.5	15.2	18.5	0.7
Self-supported debt:
Commercial Crown corporations and agencies	7.9	8.5	8.6	9.0	9.2	7.6	7.8	8.4	8.9	8.0	7.5	7.9	0.0
Total provincial debt	25.0	26.3	25.8	26.0	24.9	23.0	22.2	23.4	28.3	25.5	22.6	26.3	0.5
Growth rates (per cent):
Taxpayer-supported debt:
Provincial government direct operating	20.4	8.7	-9.2	-13.4	-42.2	-75.1	-100.0	-	-	-17.3	-100.0	-	n/a
Provincial government capital	6.8	6.0	6.1	6.0	6.3	21.7	-2.0	9.5	9.4	7.7	0.1	11.1	4.5
Taxpayer-supported entities	7.9	9.3	5.0	7.2	6.2	3.4	6.0	6.0	12.3	8.7	25.4	11.7	3.7
Total taxpayer-supported debt	10.2	7.6	2.0	2.0	-2.9	5.1	-2.1	8.3	29.2	4.3	-3.9	25.9	8.9
Self-supported debt:
Commercial Crown corporations and agencies	13.5	11.3	7.2	7.1	8.0	-12.4	9.2	11.4	5.5	3.6	4.1	8.7	-3.9
Total provincial debt	11.2	8.7	3.7	3.7	0.9	-1.4	1.6	9.4	20.7	4.1	-1.4	20.2	5.5
Per capita: [2]
Taxpayer-supported debt:
Provincial government direct operating	2,058	2,206	1,969	1,686	955	234	-	-	1,690	1,384	-	1,582	-2.4
Provincial government capital	4,098	4,285	4,470	4,684	4,881	5,852	5,634	6,059	6,544	6,981	6,822	7,353	5.5
Taxpayer-supported entities	2,197	2,370	2,448	2,594	2,701	2,751	2,866	2,986	3,310	3,563	4,359	4,727	7.2
Total taxpayer-supported debt	8,353	8,861	8,887	8,964	8,537	8,838	8,501	9,045	11,543	11,927	11,181	13,662	4.6
Self-supported debt:
Commercial Crown corporations and agencies	3,858	4,234	4,465	4,728	5,007	4,319	4,637	5,074	5,284	5,419	5,506	5,809	3.8
Total provincial debt	12,211	13,095	13,351	13,692	13,543	13,157	13,137	14,119	16,827	17,347	16,687	19,471	4.3
Real Per Capita Provincial Debt (2023 $) [3]	15,674	16,822	16,978	17,224	16,730	15,915	15,470	16,246	19,217	19,271	17,341	19,471	2.0
Growth rate (per cent)	8.4	7.3	0.9	1.4	-2.9	-4.9	-2.8	5.0	18.3	0.3	-10.0	12.3	3.6

[1]	Debt as a per cent of GDP is calculated using GDP for the calendar year ending in the fiscal year (e.g. 2023/24 debt divided by GDP for the 2023 calendar year). As nominal GDP for the calendar year ending in 2023 is not available, the 2023 GDP projected in the February 2024 budget has been used for the fiscal year ended March 31, 2024. Totals may not add due to rounding.
[2]	Per capita debt is calculated using July 1 population (e.g. 2023/24 debt divided by population on July 1, 2023). Totals may not add due to rounding.
[3]	Debt is converted to real (inflation-adjusted) terms using the consumer price index (CPI) for the corresponding calendar year (e.g. 2023 CPI for 2023/24 debt).

2024 Financial and Economic Review – August 2024	| 113

Appendix 2 – Financial Review Supplementary Tables

Table A2.12 Key Provincial Debt Indicators – 2012/13 to 2023/24 1

	Actual 2012/13	Actual 2013/14	Actual 2014/15	Actual 2015/16	Actual 2016/17	Actual 2017/18	Actual 2018/19	Actual 2019/20	Actual 2020/21	Actual 2021/22	Actual 2022/23	Actual 2023/24	Average annual change
													(per cent)
Debt to revenue (per cent)
Total provincial	105.4	108.9	107.4	107.1	100.0	94.8	89.7	95.9	115.2	104.4	90.7	113.4	0.7
Taxpayer-supported	95.3	97.7	95.0	92.6	82.6	82.6	75.3	80.6	101.4	90.9	74.3	97.9	0.2
Debt per capita ($) [2]
Total provincial	12,211	13,095	13,351	13,692	13,543	13,157	13,137	14,119	16,827	17,347	16,687	19,471	4.3
Taxpayer-supported	8,353	8,861	8,887	8,964	8,537	8,838	8,501	9,045	11,543	11,927	11,181	13,662	4.6
Debt to nominal GDP (per cent) [3]
Total provincial	25.0	26.3	25.8	26.0	24.9	23.0	22.2	23.4	28.3	25.5	22.6	26.3	0.5
Taxpayer-supported	17.1	17.8	17.2	17.0	15.7	15.4	14.4	15.0	19.4	17.5	15.2	18.5	0.7
Interest bite (cents per dollar of revenue) [4]
Total provincial	4.4	4.4	4.3	4.8	3.8	4.0	3.8	3.8	3.7	3.3	3.2	3.7	-1.6
Taxpayer-supported	4.0	3.8	3.7	4.2	3.3	3.3	3.2	3.1	3.1	2.8	2.5	3.2	-2.1
Interest costs ($ millions)
Total provincial	2,339	2,444	2,525	2,919	2,521	2,759	2,786	2,872	2,817	2,848	3,116	3,518	3.8
Taxpayer-supported	1,600	1,583	1,651	1,932	1,644	1,725	1,793	1,807	1,832	1,896	2,032	2,446	3.9
Interest rate (per cent) [5]
Taxpayer-supported	4.4	4.0	4.0	4.6	3.9	4.1	4.2	4.1	3.5	3.1	3.3	3.6	-1.8
Revenue Factor for Key Indicators ($ millions)
Total provincial [6]	52,941	55,710	58,589	60,906	65,828	68,471	73,556	75,283	75,583	86,832	98,583	94,769	5.4
Taxpayer-supported [7]	40,079	42,042	44,085	46,122	50,220	52,786	56,703	57,386	58,925	68,587	80,575	77,043	6.1
Debt ($ millions)
Total provincial	55,816	60,693	62,920	65,251	65,837	64,919	65,962	72,161	87,100	90,666	89,380	107,462	6.1
Taxpayer-supported [8]	38,182	41,068	41,880	42,719	41,499	43,607	42,681	46,229	59,750	62,341	59,888	75,402	6.4
Provincial nominal GDP ($ millions) [9]	223,328	230,981	243,872	250,784	263,912	282,283	297,392	308,993	307,412	355,937	395,215	408,058	5.6
Population (thousands at July 1) [10]	4,571	4,635	4,713	4,765	4,861	4,934	5,021	5,111	5,176	5,227	5,356	5,519	1.7

[1]	Figures for prior years have been restated to conform with the presentation used for 2023/24 and to include the effects of changes in underlying data and statistics.
[2]	The ratio of debt to population (e.g. 2023/24 debt divided by population at July 1, 2023).
[3]	The ratio of debt outstanding at fiscal year end to provincial nominal gross domestic product (GDP) for the calendar year ending in the fiscal year (e.g. 2023/24 debt divided by 2023 nominal GDP). As nominal GDP for the calendar year ending is not available, the 2023 GDP projected in the February 2024 budget has been used for the fiscal year ended March 31, 2024.
[4]	The ratio of interest costs (less sinking fund interest) to revenue. Figures include capitalized interest expense in order to provide a more comparable measure to outstanding debt.
[5]	Weighted average of all outstanding debt issues.
[6]	Includes revenue of the consolidated revenue fund (excluding dividends from enterprises) plus revenue of all government organizations and enterprises.
[7]	Excludes revenue of government enterprises, but includes dividends from enterprises paid to the consolidated revenue fund.
[8]	Excludes debt of commercial Crown corporations and agencies and funds held under the province’s warehouse borrowing program.
[9]	Nominal GDP for the calendar year ending in the fiscal year (e.g. Nominal GDP for 2023 is used for the fiscal year ended March 31, 2024). As nominal GDP for the calendar year ending 2023 is not available, the 2023 GDP projected in the February 2024 budget has been used for the fiscal year ended March 31, 2024.
[10]	Population at July 1st within the fiscal year (e.g. population at July 1, 2023 is used for the fiscal year ended March 31, 2024).

114 |	2024 Financial and Economic Review – August 2024

Appendix 2 – Financial Review Supplementary Tables

Table A2.13 Historical Operating Statement Surplus (Deficit) 1

					Crown					Surplus
					Corporations					(Deficit)
	Consolidated Revenue Fund				and		SUCH	Other	Surplus	as a Per Cent
($ millions)	Revenue	Expenditure	Balance		Agencies		Sector	Adjustments	(Deficit) [1]	of GDP
1970 /71	1,373	1,274	99		-		-	-	-	1.0
1971 /72	1,558	1,474	84		-		-	-	-	0.8
1972 /73	1,772	1,675	97		-		-	-	-	0.8
1973 /74	2,217	2,071	146		-		-	-	-	0.9
1974 /75	2,769	2,779	(10)		-		-	-	-	(0.1)
1975 /76	3,124	3,534	(410)		-		-	-	-	(2.1)
1976 /77	3,785	3,691	94		-		-	-	-	0.4
1977 /78	4,372	4,168	204		-		-	-	-	0.8
1978 /79	4,853	4,582	271		-		-	-	-	0.9
1979/80 [1]	5,860	5,318	542		(88)		-	-	454	1.3
1980 /81	5,982	6,239	(257)		45		-	-	(212)	(0.5)
1981 /82	7,139	7,323	(184)		43		-	-	(141)	(0.3)
1982 /83	7,678	8,662	(984)		(257)		-	-	(1,241)	(2.7)
1983 /84	8,335	9,347	(1,012)		49		-	-	(963)	(2.0)
1984 /85	8,807	9,801	(994)		172		-	-	(822)	(1.6)
1985 /86	9,160	10,127	(967)		110		-	-	(857)	(1.5)
1986 /87	9,463	10,624	(1,161)		526		-	-	(635)	(1.1)
1987 /88	11,007	11,055	(48)		119		-	-	71	0.1
1988 /89	12,570	11,834	736		194		-	-	930	1.3
1989 /90	13,656	13,200	456		40		-	-	496	0.6
1990 /91	14,236	15,010	(774)		107		-	-	(667)	(0.8)
1991 /92	14,570	17,101	(2,531)		192		-	-	(2,339)	(2.8)
1992 /93	16,172	17,858	(1,686)		210		-	-	(1,476)	(1.6)
1993 /94	17,923	18,833	(910)		11		-	-	(899)	(0.9)
1994 /95	19,506	19,953	(447)		219		-	-	(228)	(0.2)
1995 /96	19,698	20,054	(356)		38		-	-	(318)	(0.3)
1996 /97	20,126	20,241	(115)		(270)		-	-	(385)	(0.3)
1997 /98	20,216	20,368	(152)		(258)		-	-	(410)	(0.3)
1998 /99	20,312	20,530	(218)		(689)		(88)	-	(995)	(0.8)
1999 /2000	21,836	22,161	(325)		345		(73)	-	(53)	0.0
2000 /01	23,948	22,675	1,273		(171)		105	(52)[3]	1,155	0.8
2001 /02	22,988	24,981	(1,993	) [2]	(711	) [2]	147	1,464 [3]	(1,093)	(0.8)
2002 /03	22,212	25,168	(2,956)		(216)		494	-	(2,678)	(1.9)
2003 /04	23,430	25,481	(2,051)		347		337	-	(1,367)	(0.9)
2004 /05	27,579	26,310	1,269		1,035		361	-	2,665	1.6
2005 /06	29,952	27,178	2,774		550		562	(710)[4]	3,176	1.8
2006 /07	31,713	28,510	3,203		841		372	(264)[4]	4,152	2.2
2007 /08	33,007	30,569	2,438		995		410	(444)[4,5]	3,399	1.7
2008 /09	32,560	32,036	524		975		153	18 [4,5]	1,670	0.8
2009 /10	29,169	32,277	(3,108)		803		492	-	(1,813)	(0.9)
2010 /11	32,778	33,581	(803)		(219)		710	-	(312)	(0.2)
2011 /12	32,708	34,595	(1,887)		239		807	(1,599)[6]	(2,440)	(1.1)
2012 /13	32,667	35,125	(2,458)		95		482	-	(1,881)	(0.8)
2013 /14	34,088	34,896	(808)		155		360	-	(293)	(0.1)
2014 /15	36,373	36,063	310		199		684	-	1,193	0.5
2015 /16	37,630	37,722	(92)		(621)		762	-	49	0.0
2016 /17	41,344	39,669	1,675		(168)		715	-	2,222	0.8
2017 /18	43,579	45,737	(2,158)		1,270		1,084	-	196	0.1
2018 /19	46,926	45,161	1,765		(1,289)		840	-	1,316	0.4
2019 /20	46,580	47,824	(1,244)		(419)		1,132	-	(531)	(0.2)
2020 /21	48,210	57,889	(9,679)		1,847		2,217	-	(5,615)	(1.8)
2021 /22	57,387	58,716	(1,329)		525		2,066	-	1,262	0.4
2022 /23	67,690	68,322	(632)		168		1,420	-	956	0.2
2023 /24	62,458	71,537	(9,079)		1,049		2,995	-	(5,035)	(1.2)

[1]	The provincial government began publishing summary financial statements in 1979/80. Figures for prior years are unavailable. For 1970/71 to 1978/79, the CRF balance is used in place of the summary accounts surplus/(deficit). Figures have been restated to reflect government accounting policies in effect at March 31, 2024.
[2]	Does not include the $256 million transfer to the CRF for the wind-up of Forest Renewal BC and Fisheries Renewal BC.
[3]	Impact of move to joint trusteeship for public service pension plans.
[4]	Negotiating framework incentive payments.
[5]	Climate Action Dividend.
[6]	One-time HST transition repayment.

2024 Financial and Economic Review – August 2024	| 115

Appendix 2 – Financial Review Supplementary Tables

Table A2.14 Historical Provincial Debt Summary1

	Taxpayer-Supported Debt
Year	Provincial Government Direct Operating	Education Facilities Capital Financing	Health Facilities Capital Financing	Highways, Ferries and Public Transit	Other [2]	Total Taxpayer- Supported Debt	Self- Supported Debt [3]	Total Provincial Debt	Total Debt as a Per Cent of GDP	Taxpayer- Supported Debt as a Per Cent of GDP

	($ millions)								(per cent)
1969 /70	-	338	42	142	100	622	1,661	2,283	24.7	6.7
1970 /71	-	362	64	172	99	697	1,808	2,505	25.6	7.1
1971 /72	-	380	85	233	95	793	1,948	2,741	24.9	7.2
1972 /73	-	408	105	288	87	888	2,062	2,950	23.8	7.2
1973 /74	-	425	117	340	145	1,027	2,228	3,255	21.1	6.7
1974 /75	-	485	133	386	149	1,153	2,650	3,803	21.3	6.5
1975 /76	-	557	178	544	145	1,424	3,144	4,568	23.1	7.2
1976 /77	261	658	236	649	188	1,992	3,787	5,779	24.4	8.4
1977 /78	261	710	291	656	215	2,133	4,464	6,597	24.9	8.1
1978 /79	261	778	334	653	91	2,117	4,838	6,955	23.3	7.1
1979 /80	235	836	401	730	195	2,397	5,704	8,101	23.3	6.9
1980 /81	209	919	461	729	270	2,588	5,956	8,544	21.6	6.5
1981 /82	183	1,067	561	844	291	2,946	7,227	10,173	21.8	6.3
1982 /83	883	1,204	660	1,024	894	4,665	7,692	12,357	26.5	10.0
1983 /84	1,596	1,321	712	1,392	1,174	6,195	8,440	14,635	29.7	12.6
1984 /85	2,476	1,308	717	691	1,276	6,468	9,082	15,550	30.0	12.5
1985 /86	3,197	1,276	680	1,034	1,376	7,563	8,990	16,553	29.7	13.6
1986 /87	4,802	1,268	681	1,097	812	8,660	8,485	17,145	29.1	14.7
1987 /88	5,017	1,278	716	1,192	660	8,863	8,149	17,012	26.1	13.6
1988 /89	4,919	1,322	763	1,213	842	9,059	7,396	16,455	22.8	12.6
1989 /90	4,209	1,367	837	1,244	1,262	8,919	7,340	16,259	20.7	11.4
1990 /91	4,726	1,565	959	1,287	1,281	9,818	7,444	17,262	21.0	11.9
1991 /92	6,611	1,939	1,040	1,527	1,431	12,548	7,493	20,041	23.6	14.8
1992 /93	8,969	2,426	1,141	1,719	1,641	15,896	7,526	23,422	25.9	17.6
1993 /94	10,257	3,054	1,181	1,862	1,627	17,981	7,946	25,927	26.7	18.5
1994 /95	10,181	3,631	1,318	2,158	1,749	19,037	8,013	27,050	26.1	18.4
1995 /96	10,237	3,990	1,399	2,598	1,695	19,919	8,847	28,766	26.3	18.2
1996 /97	11,030	4,230	1,431	3,144	1,440	21,275	8,096	29,371	26.1	18.9
1997 /98	11,488	4,352	1,417	3,463	1,431	22,151	8,204	30,355	25.6	18.7
1998 /99	11,707	5,023	1,494	3,678	1,330	23,232	8,910	32,142	26.8	19.4
1999 /2000	13,295	5,429	1,679	3,527	1,276	25,206	9,232	34,438	27.4	20.1
2000 /01	11,578	5,737	2,028	4,234	1,527	25,104	8,684	33,788	24.8	18.4
2001 /02	13,319	6,118	2,186	4,685	1,196	27,504	8,578	36,082	26.0	19.8
2002 /03	14,957	6,394	2,265	4,835	919	29,370	7,487	36,857	25.6	20.4
2003 /04	15,180	6,829	2,343	4,931	717	30,000	7,775	37,775	24.9	19.7
2004 /05	13,969	7,122	2,253	4,644	660	28,648	7,221	35,869	21.8	17.4
2005 /06	11,343	7,612	2,635	4,883	742	27,215	7,242	34,457	19.4	15.4
2006 /07	8,889	8,026	3,053	5,436	533	25,937	7,502	33,439	17.6	13.6
2007 /08	7,604	8,638	3,511	6,143	653	26,549	8,088	34,637	17.3	13.2
2008 /09	5,744	9,133	3,936	6,831	758	26,402	11,612	38,014	18.4	12.8
2009 /10	7,359	9,601	4,389	7,502	1,117	29,968	11,917	41,885	21.1	15.1
2010 /11	6,964	10,108	4,895	8,095	1,759	31,821	13,333	45,154	21.8	15.4
2011 /12	7,813	10,592	5,293	8,644	2,317	34,659	15,534	50,193	22.9	15.8
2012 /13	9,408	11,145	5,691	9,421	2,517	38,182	17,634	55,816	25.0	17.1
2013 /14	10,223	11,631	6,038	10,229	2,947	41,068	19,625	60,693	26.3	17.8
2014 /15	9,280	12,118	6,522	10,725	3,235	41,880	21,040	62,920	25.8	17.2
2015 /16	8,034	12,764	6,998	11,457	3,466	42,719	22,532	65,251	26.0	17.0
2016 /17	4,644	13,457	7,552	12,242	3,604	41,499	24,338	65,837	24.9	15.7
2017 /18	1,156	14,236	7,903	16,154	4,158	43,607	21,312	64,919	23.0	15.4
2018 /19	-	14,274	7,968	16,767	3,672	42,681	23,281	65,962	22.2	14.4
2019 /20	-	15,445	8,507	17,659	4,618	46,229	25,932	72,161	23.4	15.0
2020 /21	8,746	16,861	9,359	18,782	6,002	59,750	27,350	87,100	28.3	19.4
2021 /22	7,233	18,021	10,062	20,072	6,953	62,341	28,325	90,666	25.5	17.5
2022 /23	-	17,326	10,269	24,390	7,903	59,888	29,492	89,380	22.6	15.2
2023 /24	8,729	18,538	12,496	26,786	8,853	75,402	32,060	107,462	26.3	18.5

[1]	Provincial debt is prepared in accordance with Generally Accepted Accounting Principles and presented consistent with the Debt Summary Report included in the Public Accounts. Debt is shown net of sinking funds and unamortized discounts, excludes accrued interest, and includes non-guaranteed debt directly incurred by commercial Crown corporations and debt guaranteed by the Province.
[2]	Includes BC Buildings, BC Housing Management Commission, Provincial Rental Housing Corporation, other taxpayer-supported Crown agencies, and loan guarantee provisions. Provincial Rental Housing Corporation has become a subsidiary of BC Housing Management Commission in fiscal 2023/24.
[3]	Includes commercial Crown corporations and agencies and funds held under the province’s warehouse borrowing program.

116 |	2024 Financial and Economic Review – August 2024

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